Exhibit 10.38

EXECUTION COPY

LOAN AGREEMENT

Dated as of November 3, 2004

by and among

GLOBAL WEBB, L.P.

as Borrower,

and

CITIGROUP GLOBAL MARKETS REALTY CORP.

EXECUTION COPY

i

SCHEDULES

1	– Immediate Repairs Reserved for in Deferred Maintenance Escrow Account
2	– Organizational Chart
3	– Crossed Borrowers and Crossed Loans
4	– Exceptions to Representations and Warranties
5	– Addresses for Notices
6	– Work Reserve Funding Conditions
7	– DSCR Calculations
8.1(a)	– Certificate of Executive Officer
8.1(b)	– List of Prior Loan Documents

ii

LOAN AGREEMENT

THIS LOAN AGREEMENT, made as of November 3, 2004, is by and among GLOBAL WEBB, L.P., a Texas limited partnership, having an address at c/o Digital Realty Trust, L.P., 2730 Sand Hill Road, Suite 280, Menlo Park, California 94025 (“Borrower”), and CITIGROUP GLOBAL MARKETS REALTY CORP., a New York corporation, having an address at 388 Greenwich Street, 11th Floor, New York, New York 10013 (together with its successors and assigns, whether one or more, “Lender”).

RECITALS

WHEREAS, Borrower desires to obtain from Lender the Loan in an amount equal to the Loan Amount (each as hereinafter defined) to, with respect to the Mortgaged Property (as hereinafter defined), finance a portion of the acquisition cost thereof, and/or refinance existing debt at such Mortgaged Property and to pay certain other fees and expenses;

WHEREAS, Lender is unwilling to make the Loan unless Borrower executes and delivers this Agreement, the Note and the Loan Documents (each as hereinafter defined) to which it is a party which shall establish the terms and conditions of, and provide security for, the Loan; and

WHEREAS, Borrower has agreed to establish certain accounts and to grant to Lender a security interest therein upon the terms and conditions of the security agreement set forth in Section 2.15.

NOW, THEREFORE, in consideration of the making of the Loan by Lender and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereby covenant, agree, represent and warrant as follows:

ARTICLE I.

CERTAIN DEFINITIONS

Section 1.1. Definitions. For all purposes of this Agreement: (1) the capitalized terms defined in this Article 1 have the meanings assigned to them in this Article 1 and include the plural as well as the singular; (2) all accounting terms have the meanings assigned to them in accordance with GAAP (as hereinafter defined) unless otherwise explicitly set forth herein; (3) the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, or other subdivision; (4) the words “include,” “includes” or “including” shall be deemed to be followed by the phrase “without limitation,” if not already so drafted; and (5) the following terms have the following meanings:

“Account Collateral” has the meaning set forth in Section 2.15(a) hereof.

“Accounts” means all accounts (as defined in the relevant UCC), now owned or hereafter acquired by Borrower, and arising out of or in connection with, the operation of the

Mortgaged Property and all other accounts described in the Management Agreement and all present and future accounts receivable, inventory accounts, chattel paper, notes, insurance policies, Instruments, Documents or other rights to payment and all forms of obligations owing at any time to Borrower thereunder, whether now existing or hereafter created or otherwise acquired by or on behalf of Borrower, and all Proceeds thereof and all liens, security interests, guaranties, remedies, privileges and other rights pertaining thereto, and all rights and remedies of any kind forming the subject matter of any of the foregoing.

“Affiliate” of any specified Person means any other Person (i) controlling or controlled by or under common control with such specified Person; (ii) directly or indirectly owning or holding twenty percent (20%) or more of any equity interest in the first Person; or (iii) twenty percent (20%) or more of whose equity interests are directly or indirectly owned or held by the first Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Agreement” means this Loan Agreement, together with the Schedules and Exhibits hereto, as the same may from time to time hereafter be modified, supplemented or amended.

“Aggregate Amount” has the meaning set forth in Section 2.7(b) hereof.

“Allocated Amount” has the meaning set forth in Section 2.7(b) hereof.

“Applicable Crossed Loan Partial Defeasance Amount” means, with respect to a Crossed Loan Total Defeasance, the portion of the “Aggregate Amount”, as defined in and calculated pursuant to Section 2.7(b) of the Crossed Loan Agreement for the Crossed Loan subject to a Crossed Loan Total Defeasance, which is equal to the “Allocated Amount” for the Loan (as a “Crossed Loan” as defined in such Crossed Loan Agreement), as such “Allocated Amount” is defined in and calculated pursuant to Section 2.7(b) of the Crossed Loan Agreement for the Crossed Loan subject to a Crossed Loan Total Defeasance.

“Appraisal” means each appraisal with respect to the Mortgaged Property prepared by an Appraiser in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, in compliance with the requirements of Title 11 of the Financial Institution Reform, Recovery and Enforcement Act and utilizing customary valuation methods such as the income, sales/market or cost approaches.

“Appraiser” means a nationally recognized MAI appraiser selected by Borrower and reasonably approved by Lender.

“Approved Capital Expenditures” has the meaning set forth in Section 2.13(a)(iii) hereof.

“Approved Leasing Costs” has the meaning set forth in Section 2.13(a)(iv) hereof.

“Assignment of Rents and Leases” means the Assignment of Rents and Leases, dated as of the Closing Date, granted by the Borrower to Lender with respect to the Leases, as same may thereafter from time to time be supplemented, amended, modified or extended.

“Basic Carrying Costs” means the following costs with respect to the Mortgaged Property: (i) Impositions and (ii) insurance premiums for policies of insurance required to be maintained by Borrower pursuant to this Agreement or the other Loan Documents.

“Borrower” has the meaning provided in the first paragraph of this Agreement.

“Borrower Single Member” has the meaning set forth in Section 8.1(ff)(A).

“Borrower’s Organizational Documents” shall mean: (i) Borrower’s limited partnership agreement, if Borrower is a limited partnership, and (ii) Borrower’s limited liability company operating agreement, if Borrower is a limited liability company.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in the State of New York or the State of Illinois are authorized or obligated by law, governmental decree or executive order to be closed.

“Capital Improvement Costs” means costs incurred or to be incurred in connection with replacements and capital repairs made to the Mortgaged Property which would be capitalized in accordance with GAAP (including without limitation, TI Costs and Leasing Commissions).

“CEC” means American Intercontinental University, Inc., a Georgia corporation.

“CEC Lease” means that certain lease dated as of May 6, 2004 by and between Borrower, as landlord, and CEC, as tenant.

“CEC Phase 2 Space” means the approximately 10,000 rentable square feet of space described in the CEC Lease as the “Phase 2 Premises” and which constitutes a portion of the premises that are currently leased to CEC pursuant to the CEC Lease.

“CEC Phase 3 Space” means the approximately 10,000 rentable square feet of space described in the CEC Lease as the “Phase 3 Premises” and which constitutes a portion of the premises that are currently leased to CEC pursuant to the CEC Lease.

“CEC Prepaid Rent Reserve Account” has the meaning set forth in Section 2.13(a)(i).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended, and as it may be further amended from time to time and any successor statutes thereto.

“Chattel Paper” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under all “chattel paper” as defined in the UCC (whether tangible chattel paper or electronic chattel paper).

“Closing Date” means the date of the funding of the Loan.

“Code” means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means, collectively, the Land, Improvements, Leases, Rents, Personalty, and all Proceeds, and (to the full extent assignable) Permits, which is or hereafter may become subject to a Lien in favor Lender as security for the Loan (whether pursuant to the Mortgage, any other Loan Document or otherwise), all whether now owned or hereafter acquired and all other property which is or hereafter may become subject to a Lien in favor Lender as security for the Loan and including all property of any kind described as part of the Mortgaged Property under the Mortgage.

“Collateral Security Instrument” means any right, document or instrument, other than the Mortgage, given as security for the Loan, including, without limitation, and the Contract Assignment.

“Collection Account” has the meaning set forth in Section 2.12(a)(i) hereof.

“Collection Account Agreement” means the Collection Account Agreement, dated as of the applicable date and executed by Borrower, Lender and the Collection Account Bank, relating to the Collection Account and the Reserve Accounts and any other accounts maintained with the Collection Account Bank.

“Collection Account Bank” means LaSalle Bank, National Association, or any successor financial institution appointed by Lender.

“Condemnation Proceeds” means, in the event of a Taking with respect to the Mortgaged Property, the proceeds in respect of such Taking less any reasonable third party out-of-pocket expenses incurred in prosecuting the claim for and otherwise collecting such proceeds.

“Consumer Price Index” means the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, in the area where the Mortgaged Property is located; All Items (1982-84 = 100), or any successor index thereto, appropriately adjusted and if the Consumer Price Index ceases to be published and there is no successor thereto, such other index as Agent and Borrower shall mutually agree upon.

“Contest” has the meaning set forth in Section 9.24(E)(11) hereof.

“Contingent Obligation” means, as used in the definition of Other Borrowings, without duplication, any obligation of Borrower guaranteeing any indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly. Without limiting the generality of the foregoing, the term “Contingent Obligation” shall include any obligation of Borrower:

(i) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor;

(iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or

(iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof.

The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming Borrower is required to perform thereunder).

“Contract Assignment” means, with respect to the Mortgaged Property, the Assignment of Contracts, Licenses, Permits, Agreements, Warranties and Approvals, dated as of the Closing Date and executed by the Borrower in favor of Lender.

“Contracts” means the Management Agreement and all other agreements to which Borrower is a party or which are assigned to Borrower by the Manager in the Management Agreement and which are executed in connection with the construction, operation and management of the Mortgaged Property (including, without limitation, agreements for the sale, lease or exchange of goods or other property and/or the performance of services by it, in each case whether now in existence or hereafter arising or acquired), as any such agreements have been or may be from time to time amended, supplemented or otherwise modified.

“Crossed Borrowers” shall mean the mortgage loan borrowers (other than Borrower) listed on Schedule 3 attached hereto and made a part hereof, subject to modification pursuant to Section 2.11(g) hereof.

“Crossed Indebtedness” shall mean the Crossed Loans and all other “Indebtedness” as defined in each Crossed Loan Agreement.

“Crossed Loan Agreements” shall mean each Loan Agreement, each dated as of the date hereof, between Lender and each Crossed Borrower (i.e., a separate Loan Agreement for each Crossed Loan and Crossed Borrower), each as amended, modified, supplemented or restated from time to time, subject to modification pursuant to Section 2.11(g) hereof.

“Crossed Loan Default” shall mean any “Event of Default” as defined in any Crossed Loan Agreement, subject to modification pursuant to Section 2.11(g) hereof.

“Crossed Loan Documents” shall mean the “Loan Documents” as defined in each Crossed Loan Agreement for each Crossed Loan, including without limitation the promissory note(s), mortgage(s) and/or deed(s) of trust and Crossed Loan Agreement evidencing and/or securing each Crossed Loan and each of the Crossed Guaranties of the Crossed Loans, subject to modification pursuant to Section 2.11(g) hereof.

“Crossed Loan Partial Defeasance Conditions” shall have the meaning set forth in Section 2.7(b) hereof.

“Crossed Loans” shall mean each of the mortgage loans (other than the Loan) listed on Schedule 3 attached hereto and made a part hereof with respect to each Crossed Borrower, subject to modification pursuant to Section 2.11(g) hereof.

“Crossed Loans Collection” has the meaning set forth in Section 2.11(e).

“Crossed Loan Total Defeasance” with respect to a Crossed Loan shall mean a “Total Defeasance” (as defined in the Crossed Loan Agreement for such Crossed Loan) of such Crossed Loan.

“Crossed Loan Total Defeasance Date” with respect to a Crossed Loan subject to a Crossed Loan Total Defeasance, shall mean the “Total Defeasance Date” (as defined in the Crossed Loan Agreement for such Crossed Loan) for such Crossed Loan Total Defeasance of such Crossed Loan.

“Crossed Obligor Insolvency Event” has the meaning set forth in Section 2.11(d).

“Crossed Obligors” has the meaning set forth in Section 2.11(c).

“Crossed Party Obligations” has the meaning set forth in Section 2.11(c).

“Crossed Properties” shall mean the “Mortgaged Property” securing each Crossed Loan, as defined in each Crossed Loan Agreement for each Crossed Loan, subject to modification pursuant to Section 2.11(g) hereof.

“Cross Guaranties” shall mean (i) each Guaranty of the Loan, each dated as of the date hereof, executed by each of the Crossed Borrowers, and (ii) each Guaranty, each dated as of the date hereof, of each of the Crossed Loans, each executed by the Borrower.

“Cross Release Notice” has the meaning set forth in Section 2.11(g).

“Debt Service Reserve Account” has the meaning set forth in Section 2.13(c).

“Deed of Trust Trustee” means the trustee under any Mortgage that constitutes a “deed of trust” under applicable law.

“Default” means the occurrence of any event which, but for the giving of notice or the passage of time, or both, would be an Event of Default.

“Default Rate” means the per annum interest rate equal to the lesser of (a) 5.0% per annum in excess of the rate otherwise applicable hereunder and (b) the maximum rate allowable by applicable law.

“Defeasance” means any of a Total Defeasance or a Partial Defeasance.

“Defeasance Collateral” shall mean Partial Defeasance Collateral or Total Defeasance Collateral, as applicable.

“Defeasance Collateral Account” has the meaning set forth in Section 2.7(d).

“Defeased Note” has the meaning set forth in Section 2.7(c)(iv).

“Deferred Maintenance Escrow Account” has the meaning set forth in Section 2.13(a).

“Delaware Law Firm” has the meaning set forth in Section 8.1(ff)(C) hereof.

“Deposit Account” means all “deposit accounts” as defined in the UCC.

“Digital Realty Trust” means Digital Realty Trust, Inc., a Maryland corporation.

“Disclosure Certificate” has the meaning set forth in Section 5.1(w) hereof.

“Disclosure Documents” has the meaning set forth in Section 5.1(w) hereof.

“Documents” means all “documents” as defined in the UCC (whether negotiable or non-negotiable) or other receipts covering, evidencing or representing goods.

“DRT Operating Partnership” means Digital Realty Trust, L.P., a Maryland limited partnership.

“EO13224” has the meaning set forth in Section 4.1(v) hereof.

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution, which account is either (i) an account maintained with a federal or state chartered depository institution or trust company that satisfies the Rating Criteria, or (ii) a segregated trust account maintained with the corporate trust department of a federal or state chartered depository institution or trust company subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations Section 9.10(b) which, in either case, has corporate trust powers, acting in its fiduciary capacity and in either case having combined capital and surplus of at least $100,000,000 or otherwise acceptable to the Rating Agencies. An Eligible Account shall not be evidenced by a certificate of deposit, passbook, other instrument or any other physical indicia of ownership. Following a downgrade below the Rating Criteria, or a withdrawal, qualification or suspension of such institution’s rating, each account must at Lender’s request promptly (and in any case within not more than thirty (30) calendar days) be moved to a qualifying institution or to one or more segregated trust accounts in the trust department of such institution, if permitted.

“Eligible Bank” shall mean a bank that (i) satisfies the Rating Criteria and (ii) insures the deposits hereunder through the Federal Deposit Insurance Corporation.

“Engineer” means an Independent engineer selected by Borrower and reasonably approved by Lender.

“Environmental Auditor” means an Independent environmental auditor selected by Borrower and reasonably approved by Lender.

“Environmental Claim” means any notice, notification, request for information, claim, administrative, regulatory or judicial action, suit, judgment, demand or other written communication by any Person or Governmental Authority alleging or asserting liability with respect to Borrower or any Mortgaged Property (whether for damages, contribution, indemnification, cost recovery, compensation, injunctive relief, investigatory, response, remedial or cleanup costs, damages to natural resources, personal injuries, fines or penalties) arising out of, based on or resulting from (i) the presence, Use or Release into the environment of any Hazardous Substance at any location (whether or not owned, managed or operated by Borrower) that affects Borrower or any Mortgaged Property, (ii) any fact, circumstance, condition or occurrence forming the basis of any violation, or alleged violation, of any Environmental Law or (iii) any alleged injury or threat of injury to human health, safety or the environment.

“Environmental Indemnity Agreement” means the Environmental Indemnity Agreement dated as of the Closing Date, from Borrower and the Guarantor, collectively, as indemnitor, to Lender, as indemnitee, as the same may be amended, modified or supplemented from time to time.

“Environmental Laws” means any and all present and future federal, state or local laws, statutes, ordinances, rules or regulations, or any judicial interpretation thereof, any judicial or administrative orders, decrees or judgments thereunder issued by a Governmental Authority, and any permits, approvals, licenses, registrations, filings and authorizations, in each case as now or hereafter in effect, relating to the environment, the effect of the environment on human health or safety, or the Release or threatened Release of Hazardous Substances or otherwise relating to the Use of Hazardous Substances.

“Environmental Reports” means each and every “Phase I Environmental Site Assessment” (and, if applicable, “Phase II Environment Site Assessment”) as referred to in the ASTM Standards on Environmental Site Assessments for Commercial Real Estate, E 1527-2000, and an asbestos survey, in each case with respect to the Mortgaged Property, prepared by one or more Environmental Auditors and delivered to Lender and any amendments or supplements thereto delivered to Lender.

“Equipment” means all (i) all “equipment” as defined in the UCC, and (ii) all of the following (regardless of how classified under the UCC): all personal property constituting furniture, fittings, appliances, apparatus, leasehold improvements, machinery, devices, interior improvements, appurtenances, equipment, plant, furnishings, fixtures, computers, electronic data processing equipment, telecommunications equipment and other fixed assets now owned or hereafter acquired by Borrower, and all Proceeds of (i) and (ii) as well as all additions to, substitutions for, replacements of or accessions to any of the items recited as aforesaid and all attachments, components, parts (including spare parts) and accessories, whether installed thereon or affixed thereto, all regardless of whether the same are located on any Mortgaged Property or are located elsewhere (including, without limitation, in warehouses or other storage facilities or in the possession of or on the premises of a bailee, vendor or manufacturer) for purposes of manufacture, storage, fabrication or transportation and all extensions and replacements to, and proceeds of, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Borrower is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Borrower is a member.

“Event of Default” has the meaning set forth in Section 7.1 hereof.

“Excluded Borrower” has the meaning set forth in Section 2.11(g) hereof.

“Excluded Guaranties” has the meaning set forth in Section 2.11(g) hereof.

“Excluded Loan(s)” has the meaning set forth in Section 2.11(g) hereof.

“Excluded Loan Agreement” has the meaning set forth in Section 2.11(g) hereof.

“Excluded Loan Documents” has the meaning set forth in Section 2.11(g) hereof.

“Excluded Property” has the meaning set forth in Section 2.11(g) hereof.

“First Notice” has the meaning set forth in Section 5.1(z)(ii) hereof.

“First Open Defeasance Date” shall mean the earlier of (i) the Payment Date in December, 2008, or (ii) the date that is two (2) years from the “start up day” (within the meaning of Section 860G(a)(9) of the IRC) of the REMIC Trust established in connection with the final Securitization involving the Loan.

“First Open Prepayment Date” is the Payment Date which is in the second month preceding the month in which the Scheduled Maturity Date occurs. For example, if the Scheduled Maturity Date is November 11, 2014, the First Open Prepayment Date is the Payment Date in the month of September, 2014.

“First Payment Date” has the meaning set forth in Section 2.5 hereof.

“Fiscal Year” means the 12-month period ending on December 31st of each year (or, in the case of the fiscal year in which the Closing Date occurs, such shorter period from the Closing Date through such date) or such other fiscal year of Borrower as Borrower may select from time to time with the prior consent of Lender.

“First Prepaid Rent Disbursement” has the meaning set forth in Section 2.13(a)(v).

“Fitch” means Fitch, Inc. and its successors.

“Foreign Lender” has the meaning set forth in Section 2.10(b) hereof.

“Fund” has the meaning set forth in the definition of “Permitted Investments”.

“GAAP” means generally accepted accounting principles in the United States of America as of the date of the applicable financial report, consistently applied.

“General Intangibles” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under (i) all “general intangibles” as defined in the relevant UCC, now owned or hereafter acquired by Borrower and (ii) all of the following (regardless of how characterized): all agreements, covenants, restrictions or encumbrances affecting the Mortgaged Property or any part thereof.

“Governmental Authority” means any national or federal government, any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority) or any instrumentality of any of the foregoing (including, without limitation, any court or tribunal) lawfully exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross Revenue” means, for any period, the total dollar amount of all income and receipts received by, or for the account of, Borrower in the ordinary course of business with respect to the Mortgaged Property, but excluding Loss Proceeds (other than the proceeds of business interruption insurance or the proceeds of a temporary Taking in lieu of Rents which shall be included in Gross Revenue).

“Guarantor” means Digital Realty Trust, Inc., a Maryland corporation, and Digital Realty Trust, L.P., a Maryland limited partnership, on a joint and several basis.

“Guaranty of Nonrecourse Obligations” means, with respect to the Loan, the Guaranty of Nonrecourse Obligations guaranteeing the exceptions to the nonrecourse provisions of the Loan Documents for which liability is retained as described in Section 9.24 hereof from the Guarantor to Lender.

“Hazardous Substance” means, collectively, (i) any petroleum or petroleum products or waste oils, explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls (“PCBs”), lead in drinking water, lead-based paint and radon, (ii) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definitions of “hazardous substances”, “hazardous wastes”,

“hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import under any Environmental Law, and (iii) any other chemical or any other hazardous material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Law.

“Immediate Repairs” has the meaning set forth in Section 2.13(a)(ii) hereof.

“Impositions” means all real estate and personal property taxes and assessments (including, without limitation, all assessments for public improvements or benefits, whether or not commenced or completed within the term of the Loan), ground rents, water, sewer or other rents and charges, excises, levies, governmental fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, foreseen or unforeseen, in respect of the Mortgaged Property (including all interest and penalties thereon), accruing during or in respect of the term hereof and which may be assessed against or imposed on or in respect of or be a Lien upon any Mortgaged Property, or any other collateral delivered or pledged to Lender in connection with the Loan, or any part thereof or any Rents therefrom or any estate, right, title or interest therein.

“Improvements” means all buildings, structures, fixtures and improvements now or hereafter owned by Borrower of every nature whatsoever situated on any Land constituting part of the Mortgaged Property (including, without limitation, all gas and electric fixtures, radiators, heaters, engines and machinery, boilers, ranges, elevators and motors, plumbing and heating fixtures, carpeting and other floor coverings, water heaters, awnings and storm sashes, and cleaning apparatus which are or shall be affixed to the Land or said buildings, structures or improvements and including any additions, enlargements, extensions, modifications, repairs or replacements thereto).

“Indebtedness” means the Principal Indebtedness, together with all other obligations and liabilities due or to become due to Lender pursuant hereto, under the Note or in accordance with any of the other Loan Documents, and all other amounts, sums and expenses paid by or payable to Lender hereunder or pursuant to the Note or any of the other Loan Documents.

“Indemnified Parties” has the meaning set forth in Section 5.1(i).

“Independent” means, when used with respect to any Person, a Person that (i) does not have any direct financial interest or any material indirect financial interest in Borrower or in any Affiliate of Borrower (other than any such Affiliate of Borrower that is an Affiliate of Borrower solely as a result of such Affiliate’s ownership of a less than twenty percent (20%) ownership interest in Digital Realty Trust), (ii) is not connected with Borrower or any Affiliate of Borrower as an officer, employee, trustee, partner, director or person performing similar functions, and (iii) is not a member of the immediate family of any Person described in clauses (i) or (ii).

“Independent Director” means, (a) with respect to the SPC Party if the SPC Party is a corporation, one (1) duly appointed member of the board of directors of the SPC Party who is reasonably satisfactory to Lender who shall be an individual, natural person and who shall not have been at the time of such individual’s appointment, and may not have been at any time during the preceding five years, a shareholder of, or an officer, director, partner, paid consultant or employee of, Borrower or any of its shareholders, subsidiaries or affiliates, a customer of, or supplier to, Borrower or any of its shareholders, subsidiaries or affiliates, or a person or other entity controlling or under common control with any such shareholder, partner, supplier or customer, or a member of the immediate family of any such shareholder, officer, director, partner, employee, supplier or customer of Borrower, and (b) with respect to the SPC Party if the SPC Party is a limited liability company, and with respect to the Borrower if the Borrower is a limited liability company, one (1) duly appointed independent manager of the SPC Party or Borrower (as applicable) who is also a non-economic member of SPC Party or Borrower (as applicable), who is reasonably satisfactory to Lender and who shall be an individual, natural person and who shall not have been at the time of such individual’s appointment, and may not have been at any time during the preceding five years, a member or manager of, or an officer, director, partner, paid consultant or employee of, SPC Party or Borrower (as applicable) or any of their respective members, subsidiaries or affiliates (as applicable), a customer of, or supplier to, SPC Party or Borrower (as applicable) or any of their respective members, subsidiaries or affiliates (as applicable), or a person or other entity controlling or under common control with any such member, partner, supplier or customer, or a member of the immediate family of any such member, officer, director, partner, employee, supplier or customer of SPC Party or Borrower (as applicable). As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract or otherwise.

“Instruments” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under all “instruments” as defined in the UCC.

“Insurance Gap” has the meaning set forth in Section 5.1(x)(iv)(F) hereof.

“Insurance Escrow Account” has the meaning set forth in Section 2.13(b).

“Insurance Premiums” has the meaning set forth in Section 5.1(x)(iii).

“Insurance Proceeds” means, in the event of a casualty with respect to the Mortgaged Property, the proceeds received under any insurance policy applicable thereto.

“Insurance Requirements” means all material terms of any insurance policy required pursuant to this Agreement or the Mortgage and all material regulations, rules and other requirements of the National Board of Fire Underwriters or such other body exercising similar functions applicable to or affecting the Mortgaged Property or any part thereof or any use or condition thereof.

“Insured Casualty” has the meaning set forth in Section 5.1(x)(iv)(B).

“Intellectual Property” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under the trademark licenses, trademarks, rights in intellectual property, trade names, service marks and copyrights, copyright licenses, patents, patent licenses or the license to use intellectual property such as computer software owned or licensed by Borrower or other proprietary business information relating to Borrower’s policies, procedures, manuals and trade secrets with respect to the Mortgaged Property.

“Interested Parties” has the meaning set forth in Section 5.1(w) hereof.

“Inventory” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under all “inventory” as defined in the UCC and shall include all Documents representing the same.

“Investment Property” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under all “investment property” as defined in the UCC.

“Land” means the parcels of real estate described on Exhibit A attached to the Mortgage and made a part hereof.

“Leases” means all leases, subleases, lettings, occupancy agreements, tenancies and licenses by Borrower as landlord of the Mortgaged Property or any part thereof now or hereafter entered into, and all amendments, extensions, renewals and guarantees thereof, and all security therefor.

“Leasing Commissions” means leasing commissions incurred by Borrower in connection with renewing (hereafter) existing Leases or executing new Leases for space located at the Mortgaged Property.

“Leasing Costs/TI Costs Account” has the meaning set forth in Section 2.13(a).

“Legal Requirements” means all governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities (including, without limitation, any of the foregoing relating to zoning, parking or land use, any and all Environmental Laws and the Americans with Disabilities Act) affecting Borrower or any Mortgaged Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof (whether now or hereafter enacted and in force), and all permits, licenses and authorizations and regulations relating thereto, at any time in force affecting Borrower or the Mortgaged Property or any part thereof (including, without limitation, any which may require repairs, modifications or alterations in or to the Mortgaged Property or any part thereof).

“Lender” has the meaning provided in the first paragraph of this Agreement.

“Letter of Credit Rights” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under all “letter of credit rights” as defined in the UCC.

“Lien” means any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, security interest, or any other encumbrance or charge on Borrower or any Mortgaged Property or any portion thereof, or any interest therein (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and mechanic’s, materialmen’s and other similar liens and encumbrances).

“Loan” means the loan made by Lender to Borrower pursuant to the terms of this Agreement.

“Loan Amount” means an amount equal to $34,500,000.

“Loan Documents” means this Agreement, the Note, the Contract Assignment, the Management Agreement, the Manager’s Subordination, the Mortgage, the Assignment of Rents and Leases, the Environmental Indemnity Agreement, the Guaranty of Non-Recourse Obligations, the Crossed Guaranties of the Loan (subject to modification pursuant to Section 2.11(g) hereof) and all other agreements, instruments, certificates and documents delivered by or on behalf of Borrower or an Affiliate of Borrower to evidence or secure the Loan, as the same may be amended or modified from time to time.

“Local Collection Account” and “Local Collection Account Bank” have the meanings set forth in Section 2.12(a)(i).

“Local Collection Account Agreement” means with respect to the Local Collection Account, the lockbox agreement, dated as of the applicable date and executed by Borrower, Lender and the Local Collection Account Bank.

“Loss Proceeds” means Condemnation Proceeds and/or Insurance Proceeds.

“Loss Proceeds Account” has the meaning set forth in Section 2.12(e) hereof.

“Losses” has the meaning set forth in Section 5.1(j)(i).

“Management Agreement” means with respect to any Mortgaged Property, the property management agreement entered into between the Borrower and the Manager, in such form as may be reasonably approved by Lender, as such agreement(s) may be amended, modified or supplemented in accordance with the terms and conditions hereof from time to time, and any management agreement which may hereafter be entered into with respect to any Mortgaged Property in accordance with the terms and conditions hereof, as the same may be amended, modified or supplemented in accordance with the terms and conditions hereof from time to time.

“Manager” means Capstar Commercial Real Estate Services, Ltd., a Texas limited partnership, the current manager of the Mortgaged Property under the current Management Agreement, or such other Person as may hereafter be charged with management of any Mortgaged Property pursuant to a Management Agreement entered into in accordance with the terms and conditions hereof.

“Manager’s Subordination” means, with respect to the Mortgaged Property, initially each Manager’s Consent and Subordination of Management Agreement, each executed by the Manager, Borrower and Lender, dated as of the Closing Date, and in the event a successor or assignee Manager is engaged at any Mortgaged Property, a subordination agreement executed by Manager, Borrower and Lender in form and substance satisfactory to Lender, whereby, among other things, the Management Agreement is subordinated to the Indebtedness and to the Lien of the Mortgage so long as the Loan remains outstanding.

“Material Adverse Effect” means a material adverse effect upon (i) the business operations, properties, assets or condition (financial or otherwise) of Borrower, (ii) the ability of Borrower to perform, or of Lender to enforce, any of the Loan Documents or (iii) the aggregate value of the Mortgaged Property.

“Material Action” has the meaning set forth in Section 8.1(ee)(A).

“Maturity Date” means the earlier of (a) the Scheduled Maturity Date or (b) such earlier date on which the entire Loan is required to be paid in full, by acceleration or otherwise under this Agreement or any of the other Loan Documents.

“Maximum Rate” has the meaning set forth in Section 2.5(e) hereof.

“Moody’s” means Moody’s Investors Services, Inc. and its successors.

“Money” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under (i) all “money” as defined in the UCC and (ii) all moneys, cash, or other items of legal tender generated from the use or operation of the Mortgaged Property.

“Monthly Debt Service Payment” has the meaning set forth in Section 2.5(a) hereof.

“Monthly Debt Service Payment Amount” has the meaning set forth in Section 2.5(a) hereof.

“Mortgage” means, with respect to the Mortgaged Property, a first priority (subject to Permitted Encumbrances) Mortgage or Deed of Trust (as applicable), Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of the Closing Date (and, if there are more than one, each and every one of them), granted by the Borrower to or for the benefit of Lender or Deed of Trust Trustee for the benefit of Lender, respectively, with respect to the Mortgaged Property as security for the Loan, as same may thereafter from time to time be supplemented, amended, modified or extended by one or more agreements supplemental thereto.

“Mortgaged Property” means, at any time, individually or collectively, as applicable, the Land, the Improvements, the Personalty, the Leases and the Rents, and all rights, titles, interests and estates appurtenant thereto, encumbered by, and more particularly described in, the Mortgage.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA and which is covered by Title IV of ERISA (i) to which contributions have been, or were required to have been made by Borrower or any ERISA Affiliate within the past six years or (ii) with respect to which Borrower would reasonably be expected to incur liability.

“Net Proceeds” means either (x) the purchase price (at foreclosure or otherwise) actually received by Lender from a third party purchaser with respect to any Mortgaged Property, as a result of the exercise by Lender of its rights, powers, privileges and other remedies after the occurrence of an Event of Default or (y) in the event that Lender (or its nominee) is the purchaser at foreclosure of any Mortgaged Property, the higher of (i) the amount of Lender’s credit bid or (ii) such amount as shall be determined in accordance with applicable law, and in either case minus all reasonable third party, out of pocket costs and expenses (including, without limitation, all attorneys’ fees and disbursements and any brokerage fees, if applicable) incurred by Lender (and its nominee, if applicable) in connection with the exercise of such remedies; provided, however, that such costs and expenses shall not be deducted to the extent such amounts previously have been added to the Indebtedness in accordance with the terms of the Loan Documents or applicable law.

“Note” means one or more promissory notes made by Borrower to Lender pursuant to this Agreement, as such note may be modified, amended, supplemented, restated or extended, and any replacement notes therefor.

“Noteholder” has the meaning set forth in Section 2.10(b) hereof.

“O&M Program” has the meaning set forth in Section 5.1(d)(iv) hereof.

“OFAC” has the meaning set forth in Section 4.1(v) hereof.

“Officer’s Certificate” means a certificate delivered to Lender by Borrower which is signed by an authorized officer of Borrower.

“Operating Budget” means, with respect to any Fiscal Year, the operating budget for the Mortgaged Property reflecting Borrower’s projections of Gross Revenues and Property Expenses for the Mortgaged Property for such Fiscal Year, prepared on an annual and monthly basis, and submitted by Borrower to Lender in accordance with the provisions of Section 5.1(r)(viii).

“Operating Expense Account” has the meaning provided in Section 2.13(c).

“Operating Expenses” means, for any period of calculation, all expenditures incurred and required to be expensed under GAAP during such period in connection with the ownership, operation, maintenance, repair and/or leasing of the Mortgaged Property, including without limitation (or duplication) Property Expenses. Notwithstanding the foregoing, Operating Expenses shall not include (a) Capital Improvement Costs, (b) any extraordinary items (unless Lender and Borrower approve of the inclusion of such items as Operating Expenses), (c) depreciation, amortization and other non-cash charges or (d) any payments of principal or interest on the Indebtedness or otherwise payable to the holder of the Indebtedness. Operating Expenses shall be calculated on the accrual basis of accounting.

“Organizational Agreements” means, with respect to a particular Person, individually or collectively, as applicable: the operating agreements and certificates of organization of any such Person that is a limited liability company, the limited partnership agreement and certificate of limited partnership of any such Person that is a limited partnership, or the bylaws and articles of organization of any such Person that is a corporation, each as in effect on the Closing Date, each as amended or restated from time to time.

“Other Borrowings” means, with respect to Borrower, without duplication (but not including the Indebtedness or any interest rate protection agreement entered into pursuant hereto) (i) all indebtedness of Borrower for borrowed money or for the deferred purchase price of property or services, (ii) all indebtedness of Borrower evidenced by a note, bond, debenture or similar instrument, (iii) the face amount of all letters of credit issued for the account of Borrower and, without duplication, all unreimbursed amounts drawn thereunder, and obligations evidenced by bankers’ acceptances, (iv) all indebtedness of Borrower secured by a Lien on any property owned by Borrower (whether or not such indebtedness has been assumed), (v) all Contingent Obligations of Borrower, (vi) liabilities and obligations for the payment of money relating to a capitalized lease obligation or sale/leaseback obligation, (vii) liabilities and obligations representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of Borrower’s business that would constitute ordinarily a trade payable to trade creditors, and (viii) all payment obligations of Borrower, if any, under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars or similar agreements) and similar agreements.

“Partial Defeasance” has the meaning set forth in Section 2.7(c).

“Partial Defeasance Amount” has the meaning set forth in Section 2.7(c).

“Partial Defeasance Collateral” shall mean U.S. Obligations, which provide payments (i) on or prior to, but as close as possible to, all Payment Dates and other scheduled payment dates, if any, under the Defeased Note after the Partial Defeasance Date and up to and including the Scheduled Maturity Date, and (ii) in amounts equal to or greater than the respective Scheduled Defeasance Payments related to such Payment Dates.

“Partial Defeasance Date” has the meaning set forth in Section 2.7(c).

“Payment Date” has the meaning provided in Section 2.5(a).

“Payment Intangibles” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under all “payment intangibles” as defined in the UCC.

“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA, or any successor thereto.

“Permits” means all licenses, permits, variances and certificates required by Legal Requirements to be obtained by Borrower and used in connection with the ownership, operation, use or occupancy of the Mortgaged Property (including, without limitation, certificates of occupancy, building permits, business licenses, state health department licenses, licenses to conduct business and all such other permits, licenses and rights, obtained from any Governmental Authority or private Person concerning ownership, operation, use or occupancy of the Mortgaged Property).

“Permitted Encumbrances” means, with respect to the Mortgaged Property, collectively, (i) the Lien created by the Mortgage, or any other Loan Documents of record encumbering the Mortgaged Property, (ii) all Liens and other matters disclosed on the Title Insurance Policy concerning the Mortgaged Property, (iii) Liens, if any, for Impositions imposed by any Governmental Authority not yet delinquent or being contested in good faith and by appropriate proceedings in accordance with Section 5.1(b)(ii) hereof and the Mortgage, (iv) mechanic’s or materialmen’s Liens, if any, being contested in good faith and by appropriate proceedings in accordance with Section 5.1(b)(ii) hereof and the Mortgage, provided that no foreclosure has been commenced by the lien claimant, (v) rights of existing and future tenants and residents as tenants only pursuant to Leases, (vi) Liens for public utilities, (vii) Liens, if any, for charges or fees relating to the maintenance of any of the Pledged Accounts, in favor of the depository institution at which such Pledged Accounts are maintained, and (viii) Liens, if any, relating to financing leases and purchase money debt permitted under Section 8.1(e)(iii), in each case only on the applicable equipment or other personal property which is the subject of such financing lease or purchase money debt), which Liens and encumbrances referred to in clauses (i)-(viii) above do not materially and adversely affect (1) the ability of Borrower to pay in full the Principal Indebtedness and interest thereon in a timely manner, (2) the use of any Mortgaged Property for the use currently being made thereof, or (3) the operation of any Mortgaged Property as currently being operated.

“Permitted Investments” means any one or more of the following obligations or securities acquired at a purchase price of not greater than par:

(i) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America and provided that such obligations are one or more of the following: (A) U.S. Treasury obligations (all direct or fully guaranteed obligations), (B) General Services Administration participation certificates, and (C) Small Business Administration guaranteed participation certificates and guaranteed pool certificates;

(ii) the following obligations of the following United States of America government sponsored agencies: (A) Federal Home Loan Mortgage Corp. debt obligations, (B) Farm Credit System consolidated systemwide bonds and notes, (C) Federal Home Loan Banks consolidated debt obligations, and (D) Federal National Mortgage Association debt obligations;

(iii) unsecured certificates of deposit and time deposits with maturities of not more than 365 days of any bank, the short-term obligations of which are rated in the highest short-term rating category by the Rating Agencies;

(iv) certificates of deposit, time deposits and demand deposits issued by any depository institution or trust company incorporated under the laws of the United States or of any state thereof and subject to supervision and examination by federal and/or state banking authorities, the short-term obligations of which are rated in the highest short-term rating category by the Rating Agencies, which investments are fully insured by the Federal Deposit Insurance Corp.; and

(v) any other demand, money market or time deposit, demand obligation or any other obligation, security or investment, which Lender shall have approved in writing and for which Borrower shall have delivered a Rating Confirmation;

provided, however, that (A) the investments described in clauses (i) through (vii) above must have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity or have an “r” suffix affixed to its rating by S&P; and provided, further, that, in the judgment of Lender, such instrument continues to qualify as a “cash flow investment” pursuant to Code Section 860G(a)(6) earning a passive return in the nature of interest and that no instrument or security shall be a Permitted Investment if such instrument or security evidences (x) a right to receive only interest payments or (y) the right to receive principal and interest payments derived from an underlying investment at a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.

“Permitted Transfer” means (i) so long as Digital Realty Trust remains a publicly traded company, any Transfer of stock in Digital Realty Trust, (ii) any Transfer of any limited partnership interests in DRT Operating Partnership, or (iii) any creation or sale or other conveyance (but not a mortgage, encumbrance, pledge, hypothecation, or grant of a security interest) of other limited partnership interests in DRT Operating Partnership; provided, in the case of each of the foregoing clauses (i), (ii) and (iii), that after giving effect to any such Transfer, (A) DRT Operating Partnership continues to directly or indirectly (through ownership of the SPC Party and each “SPC Party” (as defined in each Crossed Loan Agreement (a “Crossed SPC Party”)) own 100% of the direct or indirect ownership interests in the SPC Party and Borrower, and each Crossed SPC Party and Crossed Borrower, and control the operations and management of each SPC Party and Borrower and each Crossed SPC Party and Crossed Borrower, and (B) Digital Realty Trust continues to be the sole general partner in DRT Operating Partnership, to own directly not less than 30% of the voting and beneficial ownership interests in DRT Operating Partnership, and to control the operations and management of DRT Operating Partnership, and provided further, that under no circumstance shall any Transfer of any direct ownership interest in Borrower constitute a Permitted Transfer hereunder.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personalty” means all Equipment, Inventory, Accounts, General Intangibles, Instruments, Investment Property, Receivables, Pledged Accounts, Deposit Accounts, Contracts and Intellectual Property and all other personal property as defined in the relevant UCC, now owned or hereafter acquired by Borrower and now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Mortgaged Property or which may be used in or relating to the planning, development, financing or operation of such Mortgaged Property, including, without limitation, furniture, furnishings, equipment, machinery, money, insurance proceeds, accounts, contract rights, trademarks, goodwill, chattel paper, documents, trade names, licenses and/or franchise agreements, rights of Borrower under leases of fixtures or other personal property or equipment, inventory, all refundable, returnable or reimbursable fees, deposits or other funds or evidences of credit or indebtedness deposited by or on behalf of Borrower with any governmental authorities, boards, corporations, providers of utility services, public or private, including specifically, but without limitation, all refundable, returnable or reimbursable tap fees, utility deposits, commitment fees and development costs.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA), other than a Multiemployer Plan, that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, and (i) was established or maintained by Borrower or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Borrower or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions or (ii) with respect to which Borrower would reasonably be expected to incur liability.

“Pledged Accounts” means the Local Collection Account, the Collection Account, the Reserve Accounts, the Loss Proceeds Account, the Security Deposit Account, any additional accounts now or hereafter maintained by or on behalf of Borrower hereunder and pledged to Lender pursuant to the Loan Documents and any sub-accounts of any of the foregoing and any successor accounts to any of the foregoing.

“Policies” has the meaning provided in Section 5.1(x)(iii).

“Pre-existing Condition” has the meaning set forth in Section 5.1(x)(iii)(B) hereof.

“Prepayment Consideration” has the meaning set forth in Section 2.6(c) hereof.

“Principal Indebtedness” means the principal amount of the Loan outstanding as adjusted by each increase (including advances made by Lender to protect the Collateral), or decrease in such principal amount of the Loan outstanding, whether as a result of prepayment or otherwise, from time to time.

“Prior Loans” means the, collectively, the loan or loans made pursuant to the Prior Loan Documents.

“Prior Loan Documents” shall mean those documents listed on Schedule 8.1(b).

“Proceeds” shall have the meaning given in the UCC and, in any event, shall include, without limitation, all of Borrower’s right, title and interest in and to proceeds, product, offspring, rents, profits or receipts, in whatever form, arising from the Collateral.

“Prohibited Person” has the meaning set forth in Section 4.1(v) hereof.

“Property Expenses” means, with respect to the Mortgaged Property (and without duplication), the following costs and expenses but only, in the case of costs and expenses in respect of goods and services, to the extent that they (x) are paid to Persons who are generally in the business of providing such goods and services, (y) are customary for the types of goods or services provided in the geographical area in which such goods or services are provided and (z) do not constitute Capital Improvement Costs:

(i) Impositions (other than in the nature of income taxes);

(ii) insurance premiums for policies of insurance required to be maintained by Borrower pursuant to this Agreement or the other Loan Documents or otherwise maintained by Borrower or an Affiliate of Borrower on behalf of Borrower in the ordinary course of business with respect to the Mortgaged Property;

(iii) the cost of all electricity, oil, gas, water, steam, heat, ventilation, air conditioning and any other energy, utility or similar item and overtime services with respect to the Mortgaged Property;

(iv) payments required under service contracts for any services or items used at the Mortgaged Property or otherwise used in the operation of the Mortgaged Property (including, without limitation, service contracts for heating, ventilation and air conditioning systems, elevators, landscape maintenance, pest extermination, security, furniture, trash removal, answering service and credit checks);

(v) wages, benefits, payroll taxes, uniforms, the cost of cleaning supplies and all related expenses for on-site personnel directly involved in the day-to-day operation of the Mortgaged Property (including, without limitation, housekeeping employees, porters and general repair, maintenance and security employees), whether hired by Borrower, Manager or any other Person, except that if such amounts are paid by the Manager using the Manager’s funds, such amounts shall constitute “Property Expenses” only to the extent the Manager is entitled to be reimbursed for such amounts by Borrower or otherwise from revenues of the Mortgaged Property (but without duplication of amounts described in clause (xv) below);

(vi) costs required in connection with the enforcement of any Lease (including, without limitation, reasonable attorneys’ fees, charges for lock changes and storage and moving expenses for furniture, fixtures and equipment);

(vii) advertising and rent-up expenses (including, without limitation, leasing services, tenant rent concessions, promotions for existing and prospective tenants, banners and signs);

(viii) out-of-pocket cleaning, maintenance and repair expenses;

(ix) any expense the total cost of which is passed through to tenants pursuant to executed Leases;

(x) legal, accounting, auditing and other professional fees and expenses incurred in connection with the ownership, leasing and operation of the Mortgaged Property (including, without limitation, collection costs and expenses), but excluding any such fees and expenses incurred in connection with the closing of the Loan;

(xi) permits, licenses and registration fees and costs;

(xii) any expense necessary in order to prevent a breach under a Lease;

(xiii) any expense necessary in order to prevent or cure a violation of any Legal Requirement (including Environmental Law), regulation, code or ordinance;

(xiv) costs and expenses of security and security systems provided to and/or installed and maintained with respect to the Mortgaged Property;

(xv) without duplication of any other expenses enumerated hereunder, fees and expenses of property managers contracted with by Borrower to perform management, administrative, payroll or other services in connection with the operation of the Mortgaged Property (including, without limitation, the fees and expenses owed to Manager under any Management Agreement which the Lender has approved in accordance with this Agreement);

(xviii) any other costs and expenses contemplated by the Operating Budget and customarily incurred in connection with operating properties similar in type and character to the Mortgaged Property;

(xix) any other category of property expense that is customary for a property of the type and size as the Mortgaged Property and is reasonably approved by Lender; and

(xx) any other property expense reasonably approved by Lender.

“Quarterly Statement” has the meaning provided in Section 5.1(r)(iv).

“Rating Agencies” means at least two of Fitch, Moody’s and S&P (or, if a Secondary Market Transaction has occurred in which Securities have been issued, each of the foregoing that rated such Securities).

“Rating Criteria” with respect to any Person, means that (i) the short-term unsecured debt obligations of such Person are rated at least “A-1” by S&P, “P-1” by Moody’s and “F-1” by Fitch, if deposits are held by such Person for a period of less than one month, or (ii) the long-term unsecured debt obligations of such Person are rated at least “AA-” by S&P, “Aa3” by Moody’s and “AA-” by Fitch, if deposits are held by such Person for a period of one month or more.

“Rating Confirmation” with respect to any transaction, matter or action in question, means: (i) if all or any portion of the Loan, by itself or together with other loans, has been the subject of a Securitization, the written confirmation of the Rating Agencies that such transaction, matter or action shall not, in and of itself, result in the downgrading, withdrawal or qualification of the then-current ratings assigned to any of the Securities issued in connection with a Securitization; and (ii) if any portion of the Loan has not been the subject of a Securitization, Lender shall have determined in its reasonable discretion (taking into consideration such factors as Lender may determine, including the attributes of the loan pool in which any portion of the Loan reasonably be expected to be securitized) that no rating for any

Securities that would be issued in connection with a Securitization involving any of such portion of the Loan would be downgraded, qualified, or withheld by reason of such transaction, matter or action.

“Real Estate Taxes Escrow Account” has the meaning provided in Section 2.13(b).

“Receivables” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under (i) any Accounts, Chattel Paper, Instruments, Payment Intangibles, Letter of Credit Rights, Documents, insurance policies, drafts, bills of exchange, trade acceptances, notes or other indebtedness owing to Borrower with respect to the Mortgaged Property, from whatever source arising, (ii) to the extent not otherwise included above, (a) all income, Rents, issues, profits, revenues, deposits and other benefits from the Mortgaged Property and (b) all receivables and other obligations now existing or hereafter arising, or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower or any operator or manager of the Mortgaged Property or other commercial space located at the Mortgaged Property or acquired from others (including, without limiting the generality of the foregoing, from rental of space, halls, stores, and offices, and deposits securing reservations of such space, exhibit or sales space of every kind, license, lease, sublease and concession fees and rentals, health club membership fees, wholesale and retail sales of food and beverages, merchandise, service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance), (iii) all of the books and records (whether in tangible, electronic or other form) now or hereafter maintained by or on behalf of Borrower in connection with the operation of the Mortgaged Property or in connection with any of the foregoing and (iv) all Supporting Obligations and all liens and security interests securing any of the foregoing and all other rights, privileges and remedies relating to any of the foregoing.

“Register” has the meaning set forth in Section 9.9(a).

“Release” means any active or passive release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata).

“REIT” means a real estate investment trust under Sections 856-860 of the Code.

“REIT Distribution Requirement” means distributions reasonably necessary for a Person to maintain its status as a REIT and not be subject to corporate-level tax based on income or to excise tax under Section 4981 of the Code.

“Remedial Work” has the meaning set forth in Section 5.1(d)(i).

“Rents” means all income, rents (including base rent), issues, profits, revenues (including all oil and gas or other mineral royalties and bonuses), deposits (other than utility and security deposits) and other benefits from the Mortgaged Property.

“Replacement Reserve Account” has the meaning set forth in Section 2.13(a)(i).

“Reserve Account(s)” means the Deferred Maintenance Escrow Account, the Replacement Reserve Account, the Leasing Costs/TI Costs Account, the Real Estate Taxes Escrow Account, the Insurance Escrow Account, the Operating Expense Account, the Debt Service Reserve Account and the CEC Prepaid Rent Reserve Account, collectively, and any successor accounts to any of the foregoing.

“Restoration” has the meaning set forth in Section 5.1(x)(iv)(B).

“Scheduled Defeasance Payments” shall mean scheduled payments of interest and principal under the Note in the case of a Total Defeasance and under the Defeased Note in the case of a Partial Defeasance for all Payment Dates occurring after the Total Defeasance Date (in the case of a Total Defeasance) or Partial Defeasance Date (in the case of a Partial Defeasance), and up to and including the Scheduled Maturity Date (including, in the case of a Total Defeasance, the outstanding principal balance of the Loan as of the Scheduled Maturity Date and, in the case of a Partial Defeasance, the outstanding principal balance of the Defeased Note as of the Scheduled Maturity Date), and all payments required after the Total Defeasance Date (in the case of a Total Defeasance) or Partial Defeasance Date (in the case of a Partial Defeasance), if any, under the Loan Documents for servicing fees, and other similar charges, which shall include (and Borrower shall be required hereby to include in the Defeasance Collateral Lender’s reasonable estimate of the cost and expenses of) reasonable fees and charges associated with the maintenance and administration of the Defeasance Collateral and any Successor Borrower.

“Scheduled Maturity Date” mean November 11, 2014.

“S&P” shall mean Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc and its successors.

“Secondary Market Transaction” has the meaning set forth in Section 5.1(w).

“Second Notice” has the meaning set forth in Section 5.1(z)(ii) hereof.

“Security Agreement” shall mean a security agreement in form and substance that would be satisfactory to a prudent lender pursuant to which Borrower grants Lender a perfected, first priority security interest in the Defeasance Collateral Account and the Defeasance Collateral.

“Securities” means mortgage pass-through certificates or other securities issued in a Secondary Market Transaction and evidencing a beneficial interest in or secured in whole or in part by the Loan in a rated or unrated public offering or private placement.

“Securitization” means a Secondary Market Transaction in which any Securities have been issued which have been rated by any Rating Agency.

“Security Deposits” shall mean all security (whether cash, letter of credit or otherwise) given to Borrower or any agent or Person acting on behalf of Borrower in connection with the Leases.

“Security Deposit Account” has the meaning set forth in Section 2.13(a)(i).

“SPC Party” shall have the meaning set forth in Section 8.1(ee)(A).

“SPC Party’s Organizational Documents” shall mean: (i) the SPC Party’s articles of incorporation, if the SPC Party is a corporation, and (ii) the SPC Party’s limited liability company operating agreement, if the SPC Party is a limited liability company.

“SPC Single Member” has the meaning set forth in Section 8.1(ee)(A).

“Successor Borrower” has the meaning set forth in Section 2.7(e).

“Supporting Obligations” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under (i) all “supporting obligations” as defined in the UCC and (ii) any other guarantee, letter of credit, secondary obligation, right or privilege that supports or pertains to any of the Mortgaged Property.

“Survey” means a certified ALTA/ACSM survey of the Mortgaged Property prepared by a registered Independent surveyor, containing the form of survey or certification provided to Borrower by Lender and in form and content reasonably satisfactory to Lender and the company issuing the Title Insurance Policy for the Mortgaged Property.

“Taking” means a taking or voluntary conveyance during the term hereof of all or part of any Mortgaged Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority affecting the Mortgaged Property or any portion thereof whether or not the same shall have actually been commenced.

“TI Costs” means tenant improvement costs and allowances incurred by Borrower in connection with renewing (hereafter) existing Leases or executing new Leases for space located in the Mortgaged Property.

“Title Insurance Policy” means a mortgagee’s title insurance policy or policies (i) issued by one or more title companies reasonably satisfactory to Lender which policy or policies shall (unless Lender otherwise requires or consents) be in form ALTA 1992, where available (with waiver of arbitration provisions), naming Lender as the insured party, (ii) insuring the Mortgage as being a first and prior lien (subject to Permitted Encumbrances) upon the Mortgaged Property constituting real property, (iii) showing no encumbrances against any Mortgaged Property constituting real property (whether junior or superior to the Mortgage) which are not reasonably acceptable to Lender (other than Permitted Encumbrances), (iv) in the amount of the Loan Amount, and (v) otherwise in form and content reasonably acceptable to Lender. Such Title Insurance Policy shall include the following endorsements or affirmative coverages in form and substance reasonably acceptable to Lender, to the extent available in the jurisdiction in which the Land is located: variable rate endorsement; survey endorsement; comprehensive endorsement; zoning (ALTA 3.1 with parking added) endorsement; first loss, last dollar and tie-in endorsement; access coverage; separate tax parcel coverage; contiguity (if applicable) coverage; and such other endorsements as Lender shall reasonably require with respect to a particular Mortgaged Property in order to provide insurance against specific risks identified by Lender in connection with the Mortgaged Property.

“Total Defeasance” shall have the meaning set forth in Section 2.7(a).

“Total Defeasance Collateral” shall mean U.S. Obligations, which provide payments (i) on or prior to, but as close as possible to, all Payment Dates and other scheduled payment dates, if any, under the Note and this Agreement after the Total Defeasance Date and up to and including the Scheduled Maturity Date, and (ii) in amounts equal to or greater than the respective Scheduled Defeasance Payments related to such Payment Dates.

“Total Defeasance Date” has the meaning set forth in Section 2.7(a)(i).

“Transaction” means the transactions contemplated by the Loan Documents.

“Transaction Costs” means all costs and expenses paid or payable by Borrower relating to the Transaction (including, without limitation, appraisal fees, reasonable legal fees and accounting fees and the costs and expenses described in Section 9.23).

“Transfer” means the conveyance, assignment, sale, mortgaging, encumbrance (other than a Permitted Encumbrance), pledging, hypothecation, granting of a security interest in, granting of options with respect to, or other disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) all or any portion of any direct or indirect (irrespective of the number of tiers of ownership) legal or beneficial interest (a) in all or any portion of the Mortgaged Property; or (b) any stock, partnership interests, membership interests, economic rights to distributions or dividends, or other ownership interests in Borrower or the constituent entities directly or indirectly (irrespective of the number of tiers of ownership) owning any such stock, partnership interests, membership interests or other ownership interests. A Transfer shall also include, without limitation to the foregoing, the following: an installment sales agreement wherein Borrower (or any Affiliate of Borrower) agrees to sell the Mortgaged Property or any part thereof or any interest therein for a price to be paid in installments; an agreement by Borrower (or any Affiliate of Borrower) leasing all or a substantial part of the Mortgaged Property to one or more Persons pursuant to a single or related transactions (but excluding any Leases permitted under the terms of this Agreement), or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rent; any instrument subjecting the Mortgaged Property to a condominium regime or transferring ownership to a cooperative corporation; and any change of control of Borrower or any SPC Party. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.

“Transfer and Assumption” and “Transferee Borrower” have the respective meanings set forth in Section 6.1(p).

“Treasury Rate” means, on the date on which such rate is calculated, the yield on the ten year “on the run” U.S. Treasury issue (primary issue) with such yield being based on the bid price for such issue as reasonably determined by Lender.

“UCC” means with respect to any Collateral, the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection or priority of the security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or priority. Wherever this agreement refers to terms as defined in the UCC, if such term is defined in more than one Article of the UCC, the definition in Article 9 of the UCC shall control.

“UCC Searches” has the meaning set forth in Section 3.1(v) hereof.

“Undefeased Note” has the meaning set forth in Section 2.7(c)(iv).

“Underwritten DSCR” has the meaning set forth in Section 2.7(b) hereof.

“U.S. Obligations” shall mean securities that:

(i) constitute “government securities” (as defined in section 2(a)(16) of the Investment Company Act of 1940 as amended);

(ii) are either:

(a) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States of America or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America and that are one or more of the following: (1) U.S. Treasury obligations (all direct or fully guaranteed obligations), (2) General Services Administration participation certificates, and (3) Small Business Administration guaranteed participation certificates and guaranteed pool certificates; or

(b) obligations of the following United States of America government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), or the Federal National Mortgage Association (debt obligations);

(iii) are rated at “AAA” by S&P, “Aaa” by Moody’s and “AAA” by Fitch, and do not have an “r” suffix affixed to their rating by S&P;

(iv) provide for interest at a fixed rate;

(v) provide for a predetermined fixed dollar amount of principal due at maturity that cannot vary or change;

(vi) are not subject to prepayment, call or early redemption; and

(vii) are not subject to liquidation prior to their maturity.

“Use” means, with respect to any Hazardous Substance, the generation, manufacture, processing, distribution, handling, use, treatment, recycling or storage of such Hazardous Substance or transportation of such Hazardous Substance in connection with or affecting Borrower or the Mortgaged Property.

“Welfare Plan” means an employee welfare benefit plan as defined in Section 3(1) of ERISA established or maintained by Borrower or any of its subsidiaries or with respect to which Borrower or any of its subsidiaries has an obligation to make contributions and covers any current or former employee of Borrower or any of its subsidiaries.

“Work Threshold Amount” meant the lesser of (a) $1,000,000.00, or (b) three percent (3%) of the Loan Amount, provided, however, that in no event shall “Work Threshold Amount” be less than $500,000.00.

ARTICLE II.

GENERAL TERMS

Section 2.1. The Loan.

(a) Subject to the terms and conditions of this Agreement, Lender shall lend to Borrower on the Closing Date the Loan Amount. The proceeds of the Loan shall be used solely for the purposes identified in Section 2.2 hereof. Lender is hereby authorized to fund directly from the proceeds of the Loan advanced at Closing (net of any deposits or payments made by Borrower or its Affiliates prior to Closing) (i) the deposits to the Deferred Maintenance Escrow Account, the Real Estate Taxes Escrow Account, the Insurance Escrow Account, the Leasing Costs/TI Costs Account, the Replacement Reserve Account and the CEC Prepaid Rent Reserve Account required to be funded from Loan proceeds pursuant to Section 2.13, (ii) the out-of-pocket expenses incurred by Lender in connection with the origination and funding of the Loan and (iii) the reasonable fees and expenses of Lender’s and Borrower’s counsel.

(b) The Loan shall constitute one general obligation of Borrower to Lender and shall be secured by the security interest in and Liens granted upon all of the Collateral, and by all other security interests and Liens at any time or times hereafter granted by Borrower to Lender as security for the Loan, as well as by the Liens against the Crossed Property created under the Crossed Loan Documents.

Section 2.2. Use of Proceeds. Proceeds of the Loan shall be used only for the following purposes: (a) to, with respect to certain of the Mortgaged Property, finance a portion of the acquisition cost of, and, with respect to other of the Mortgaged Property, refinance existing mortgage debt at such Mortgaged Property, (b) to make the required deposits to the Deferred Maintenance Escrow Account, the Real Estate Taxes Escrow Account, the Insurance

Escrow Account, the Leasing Costs/TI Costs Account, the Replacement Reserve Account and the CEC Prepaid Rent Reserve Account, (c) to pay Transaction Costs (including the reasonable out-of-pocket expenses incurred by Lender in connection with the origination and funding of the Loan) and (d) to pay reasonable fees, expenses and disbursements of Lender’s and Borrower’s counsel. Any proceeds of the Loan in excess of the amounts applied in accordance with Sections 2.1(a) and 2.2(a)-(d) may be used by the Borrower for its general purposes.

Section 2.3. Security for the Loan. The Note and Borrower’s obligations hereunder and under all other Loan Documents shall, together with the Crossed Indebtedness, be secured by (a) Liens upon the Mortgaged Property pursuant to the Mortgage, (b) the Contract Assignment, (c) the Manager’s Subordination, (d) the Assignment of Rents and Leases, and (e) all other security interests and Liens granted in this Agreement and in the other Loan Documents and under the Crossed Loan Documents.

Section 2.4. Borrower’s Note. Borrower’s obligation to pay the principal of and interest on the Loan and all other amounts due under the Loan Documents shall be evidenced initially by the Note, duly executed and delivered by Borrower on the Closing Date. The Note shall be payable as to principal, interest and all other amounts due under the Loan Documents, as specified in this Agreement, with a final maturity on the Maturity Date. Lender shall have the right to have the Note subdivided, by exchange for promissory notes of lesser denominations in the form of the initial Note, upon written request to Borrower and, in such event, Borrower shall promptly execute additional or replacement Notes. At no time shall the aggregate original principal amount of the Note (or of such replacement Notes) exceed the Loan Amount.

Section 2.5. Principal and Interest.

(a) Interest on the Loan shall accrue at the rate set forth in Section 2.5(b) below commencing on the Closing Date. Borrower shall make a payment to Lender of interest only on the Closing Date for the period from the Closing Date through the tenth (10th) day of November, 2004. Commencing on the eleventh (11th) day of December, 2004 (the “First Payment Date”) and on the eleventh (11th) day of each calendar month thereafter (each, with the First Payment Date, a “Payment Date”), Borrower shall make equal monthly payments (each, a “Monthly Debt Service Payment”) of principal and interest in the amount of $199,124.54 (the “Monthly Debt Service Payment Amount”). The entire outstanding Principal Indebtedness of the Loan and the Note, together with all accrued but unpaid interest thereon and all other amounts due under the Loan Documents, shall be due and payable by Borrower to Lender on the Maturity Date. Interest shall be computed on the basis of a 360 day year and the actual number of days elapsed during any month or other accrual period.

(b) The Principal Indebtedness shall bear interest at a rate per annum equal to 5.649%, increasing, however, to the Default Rate while an Event of Default has occurred and is continuing.

(c) While an Event of Default has occurred and is continuing, Borrower shall pay to Lender interest at the Default Rate on (i) the Principal Indebtedness and (ii) any amount owing to Lender not paid when due, in each case, until such amount is paid in full.

(d) If any payment of principal, interest or other sums shall not be made to Lender on the date the same is due hereunder or under any of the other Loan Documents, then Borrower shall pay to Lender, in addition to all sums otherwise due and payable, a late fee in an amount equal to five percent (5.0%) of such principal, interest or other sums due hereunder (other than the entire principal balance of the Loan due upon acceleration of the Loan or upon Maturity) or under any other Loan Document (or, in the case of a partial payment, the unpaid portion thereof), such late charge to be immediately due and payable without demand by Lender.

(e) Notwithstanding any provision to the contrary contained in this Agreement or the other Loan Documents, Borrower shall not be required to pay, and Lender shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by law (“Excess Interest”). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any of the other Loan Documents, then in such event: (1) the provisions of this paragraph shall govern and control; (2) Borrower shall not be obligated to pay any Excess Interest; (3) any Excess Interest that Lender may have received hereunder shall be, at Lender’s option, (a) applied as a credit against either or both of the Principal Indebtedness of the Loan or accrued and unpaid interest thereunder (not to exceed the maximum amount permitted by law and without payment of any Prepayment Consideration with respect thereto), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) Borrower shall not have any action against Lender for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Indebtedness is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Indebtedness shall, to the extent permitted by law, remain at the Maximum Rate until Lender shall have received or accrued the amount of interest which Lender would have received or accrued during such period on Indebtedness had the rate of interest not been limited to the Maximum Rate during such period. If the Default Rate shall be finally determined to be unlawful, then the Maximum Rate shall be applicable during any time when the Default Rate would have been applicable hereunder, provided however that if the Maximum Rate is greater than the applicable interest rate, then the foregoing provisions of this paragraph shall apply.

Section 2.6. Prepayment.

(a) Limitation on Prepayment; Prepayment Consideration Due on Acceleration. Borrower shall have no right to prepay the Loan in whole or part at any time, except as expressly set forth in this Section 2.6(a). Commencing on the First Open Prepayment Date, Borrower may prepay the Loan in whole, but not in part, without payment of Prepayment Consideration, provided that (i) Borrower shall provide to Lender not less than thirty (30) days’ prior written notice of such prepayment, (ii) together with such prepayment Borrower also shall pay all accrued and unpaid interest and all other Indebtedness, and (iii) if such prepayment occurs on any day other than a Payment Date, then together therewith Borrower also shall pay to Lender the amount of interest that would have accrued on the amount being prepaid from and including the date of such prepayment to (but excluding) the Payment Date following such date of prepayment. Borrower shall not be required to pay any Prepayment Consideration with respect to an application of insurance proceeds or condemnation awards by Lender pursuant to this Agreement or the Mortgage in the absence of an Event of Default.

(b) Prepayment Consideration Due. If the Maturity Date shall be accelerated to a date prior to the Scheduled Maturity Date, or if any prepayment of all or any portion of the Principal Indebtedness hereunder occurs, whether in connection with Lender’s acceleration of the unpaid Principal Indebtedness of the Loan or in any other circumstances whatsoever (other than (1) pursuant to and in accordance with Section 2.6(a) above, (2) as a result of an application by Lender of Loss Proceeds pursuant to this Agreement or the Mortgage in the absence of an Event of Default, or (3) pursuant to and in accordance with Section 2.5(e)(3)(a) above), or if the Mortgage is satisfied or released by foreclosure (whether by power of sale or judicial proceeding), deed in lieu of foreclosure or by any other means, then the Prepayment Consideration shall become immediately due and owing and Borrower shall forthwith pay the Prepayment Consideration to Lender. The foregoing shall not create any right of prepayment. Borrower shall have no right whatsoever to prepay all or any portion of the Principal Indebtedness of the Note, except as set forth in Section 2.6(a) above.

(c) Definitions. The following terms shall have the meanings indicated:

The “Prepayment Consideration” shall be the amount equal to the sum of (i) an amount equal to the interest which would have accrued on the Principal Indebtedness for the period from and including (A) the date (the “Event Date”) which is the earlier of (x) the date of prepayment of the Loan or (y) such earlier date upon which the entire remaining Principal Indebtedness shall become due and payable, whether as a result of acceleration of the maturity of the Loan or otherwise, to but excluding (B) the next Payment Date following the Event Date, plus (ii) the sum of two percent of the Principal Indebtedness on the Event Date plus an amount equal to the “Present Value Yield Differential”, calculated as the excess, if any, of (A) the amount of the monthly interest which would otherwise be payable on the principal balance of the Loan from (1) the date (the “Yield Determination Date”) which is the Payment Date following the Event Date through and including (2) the Scheduled Maturity Date, over (B) the amount of the monthly interest Lender would earn if an amount equal to the Principal Indebtedness of the Loan as of the Event Date were invested for the period from the Yield Determination Date through the Scheduled Maturity Date at the Yield Rate (as hereinafter defined), such difference (the “Yield Differential”) to be discounted to present value at the Yield Rate using the following formula:

Present Value Yield Differential =	Yield Differential x [1-(1+r)-n]
r

where:
r=	Yield Rate, and
n=	the remaining Weighted Average Life to Maturity (as defined below) from the Yield Determination Date.

The “Yield Rate” shall be the annualized yield on securities issued by the United States Treasury having a maturity corresponding to the then remaining Weighted Average Life to Maturity (as defined below) of the Loan as determined by Lender, as quoted in Federal Reserve Statistical Release [H. 15(519)] under the heading “U.S. Government Securities - Treasury Constant Maturities” for the Yield Rate Determination Date (as defined below), converted to a monthly equivalent yield. If yields for such securities of such maturity are not shown in such publication, then the Yield Rate shall be determined by Lender by linear interpolation between the yields of securities of the next longer and next shorter maturities. If said Federal Reserve Statistical Release or any other information necessary for determination of the Yield Rate in accordance with the foregoing is no longer published or is otherwise unavailable, then the Yield Rate shall be determined by Lender based on comparable data. The term “Yield Rate Determination Date” shall mean the date which is five (5) Business Days prior to the Yield Determination Date. The term “Weighted Average Life to Maturity” shall mean, at any date, the number of years (including fractional years, expressed as a decimal (e.g., three years and three months = 3.25 years)) obtained by dividing (x) the outstanding Principal Indebtedness on the Event Date into (y) the sum total of the Weighted Amortization Products (as defined below) for each Scheduled Principal Payment (as defined below). The “Scheduled Principal Payment(s)” shall mean each then remaining scheduled principal payment (assuming no prepayment or Loan acceleration), including payment of the outstanding principal balance of the Loan on the Scheduled Maturity Date, in respect of the Loan. The “Weighted Amortization Product” for each Scheduled Principal Payment shall mean the product of (A) the amount of such Scheduled Principal Payment multiplied by (B) the number of years (including fractional years, expressed as a decimal) which will elapse between the Yield Determination Date and the date on which such Scheduled Principal Payment is to be made under this Agreement.

Borrower agrees that the Prepayment Consideration required hereunder is reasonable. Borrower has given individual weight to the consideration in this transaction for this waiver and agreement.

[Remainder of Page Intentionally Left Blank]

Borrower hereby expressly waives the benefit of California Civil Code Section 2954.10 and all other statutes, principles, and rules of law of similar effect.

BORROWER:

Global Webb, L.P.,
a Texas limited partnership

By:	Global Webb, LLC,
a Delaware limited liability company,
its General Partner

	By:	Digital Realty Trust, L.P.,
a Maryland limited partnership,
its Member and Manager

		By:	Digital Realty Trust, Inc.,
a Maryland corporation its General Partner

By:
Print Name:
Title:

[Remainder of Page Intentionally Left Blank]

Section 2.7. Defeasance.

(a) Total Defeasance. Borrower shall have the right at any time on or after the First Open Defeasance Date and prior to the First Open Prepayment Date to obtain a release of the Lien of the Mortgage encumbering the Mortgaged Property (a “Total Defeasance”) upon satisfaction of the following conditions:

(i) Borrower shall provide Lender at least thirty (30) days’ prior written notice (or such shorter period of time if permitted by Lender in its sole discretion) specifying a date (the “Total Defeasance Date”) on which Borrower shall have satisfied the conditions in this Section 2.7(a) and on which it shall effect the Total Defeasance;

(ii) Borrower shall pay to Lender (A) all payments of interest due on the Loan to and including the Total Defeasance Date and (B) all other sums, then due under the Note, this Loan Agreement, the Mortgage and the other Loan Documents;

(iii) Borrower shall irrevocably deposit the Total Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of this Section 2.7(a) and Sections 2.7(d) and (e) hereof;

(iv) Borrower shall execute and deliver to Lender a Security Agreement in respect of the Defeasance Collateral Account and the Total Defeasance Collateral;

(v) Borrower shall deliver to Lender an opinion of counsel for Borrower that is customary in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that (w) Lender has a legal and valid perfected security interest in the Defeasance Collateral Account and the Total Defeasance Collateral, (x) if a Securitization has occurred, the REMIC Trust formed pursuant to such Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of the Total Defeasance pursuant to this Section 2.7(a), and (y) if a Securitization has occurred, a Total Defeasance pursuant to this Section 2.7 will not result in a deemed exchange for purposes of the Code and will not adversely affect the status of the Loan as indebtedness for federal income tax purposes;

(vi) If a Securitization has occurred, if and to the extent required by the Rating Agencies, a non-consolidation opinion with respect to the Successor Borrower;

(vii) If a Securitization has occurred, Borrower shall deliver to Lender a confirmation in writing from the applicable Rating Agencies to the effect that the release of the Mortgaged Property from the Lien of the Mortgage as contemplated by this Section 2.7(a) and the substitution of the Total Defeasance Collateral will not result in a downgrading, withdrawal or qualification of the respective ratings in effect immediately prior to such defeasance for the Certificates issued in connection with the Securitization which are then outstanding;

(viii) Borrower shall deliver an officer’s certificate certifying that the requirements set forth in this Section 2.7 (to the extent applicable) have been satisfied;

(ix) Borrower shall deliver a certificate of a nationally recognized public accounting firm reasonably acceptable to Lender certifying that the Total Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(x) Borrower shall deliver such other certificates, opinions, documents and instruments as Lender may reasonably request; and

(xi) Borrower shall pay all reasonable costs and expenses of Lender incurred in connection with the defeasance, including Lender’s reasonable attorneys’ fees and expenses and Rating Agency fees and expenses.

(b) If a Total Defeasance occurs and all of the requirements of this Section 2.7 have been satisfied, including those set forth in Section 2.7(f) below, and provided no undefeased Crossed Loans remain outstanding (or the Crossed Partial Defeasance Conditions, as defined below, shall have been satisfied with respect to such Crossed Loans), Lender shall execute any and all documents required to release the Mortgaged Property from the Lien of the Mortgage and the Assignment of Rents and Leases and the Defeasance Collateral, pledged pursuant to the Security Agreement, shall be the sole source of collateral securing the Loan. In connection with any such release of the Lien, Borrower shall submit to Lender, not less than fifteen (15) days prior to the Total Defeasance Date (or such shorter time as permitted by Lender in its sole discretion), a release of Lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Mortgaged Property is located and contain standard provisions protecting the rights of a releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release. Borrower shall pay all costs, taxes and expenses associated with the release of the Lien of the Mortgage and the Assignment of Rents and Leases, including Lender’s reasonable attorneys’ fees. In the event of a Total Defeasance of the Loan while any of the Crossed Loans remain outstanding, Borrower may obtain a release of the Mortgaged Property from the Lien of the Mortgage and the Assignment of Rents and Leases (and related Loan Documents) if the following conditions are satisfied at the time of the Total Defeasance (the “Crossed Partial Defeasance Conditions”):

(i) No Event of Default shall exist;

(ii) Immediately prior to the Total Defeasance of the Loan, the aggregate underwritten debt service coverage ratio (“Underwritten DSCR”) for the Crossed Loans, as reasonably determined by Lender based upon Lender’s underwritten net cash flow and assumed debt service calculations as described on Schedule 7 attached hereto and made a part hereof, shall be at least equal to 1.45; and

(iii) Each of the Crossed Loans shall be partially defeased by each Crossed Borrower in accordance with, and in satisfaction of the terms and conditions of, the terms and provisions of Section 2.7 of each Crossed Loan Agreement. An amount equal to (A)

125% of the Loan Amount, less (B) the amount of the Principal Indebtedness of the Loan as of the Total Defeasance Date (the “Aggregate Amount”) will be apportioned among each of the Crossed Loans for purposes of such partial defeasance. The amount of the Aggregate Amount to be allocated to each Crossed Loan (the “Allocated Amount”) shall be determined by multiplying the Aggregate Amount by a fraction the numerator of which is the then-outstanding principal balance of such Crossed Loan and the denominator of which is the aggregate total of the then-outstanding principal balances of all of the Crossed Loans. Each Crossed Loan shall be partially defeased in the amount of the Allocated Amount for such Crossed Loan.

Except as set forth in this Section 2.7(b), no repayment, prepayment or defeasance of all or any portion of the Loan, including, without limitation, a Partial Defeasance pursuant to Section 2.7(c), shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Mortgage on the Mortgaged Property.

(c) Partial Defeasance. Borrower shall, as a condition to and only in connection with a Crossed Loan Total Defeasance on or after the First Open Defeasance Date and prior to the First Open Prepayment Date, have the right to defease a portion of the Loan (a “Partial Defeasance”) equal to the Applicable Crossed Loan Partial Defeasance Amount with respect to such Crossed Loan Total Defeasance (the “Partial Defeasance Amount”) upon satisfaction of the following conditions:

(i) Borrower shall provide Lender at least thirty (30) days’ prior written notice (or such shorter period of time if permitted by Lender in its sole discretion) specifying a date (the “Partial Defeasance Date”) on which Borrower shall have satisfied the conditions in this Section 2.7(c) and on which it shall effect the Partial Defeasance, which date shall be the same date as the Crossed Loan Total Defeasance Date;

(ii) Borrower shall pay to Lender (A) all payments of interest due on the Loan to and including the Partial Defeasance Date and (B) all other sums, then due under the Note, this Loan Agreement, the Mortgage and the other Loan Documents;

(iii) Borrower shall irrevocably deposit the Partial Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of this Section 2.7(c) and Sections 2.7(d) and (e) hereof;

(iv) Lender shall prepare (at Borrower’s expense) all necessary documents to modify this Loan Agreement and to amend and restate the Note and issue two substitute notes, one note having a principal balance equal to the Partial Defeasance Amount (the “Defeased Note”), and the other note having a principal balance equal to the excess of (A) the then-outstanding principal amount of the Loan, over (B) the amount of the Defeased Note (the “Undefeased Note”). The Defeased Note and Undefeased Note shall have identical terms as the Note except for the principal balance and monthly payments. The Defeased Note and the Undefeased Note shall be cross defaulted and cross collateralized unless the Rating Agencies shall require otherwise or unless a Successor Borrower that is not an Affiliate of Borrower is established pursuant to Section 2.7(e). A Defeased Note may not be the subject of any further defeasance;

(v) Borrower shall execute and deliver to Lender a Security Agreement in respect of the Defeasance Collateral Account and the Partial Defeasance Collateral;

(vi) Borrower shall deliver to Lender an opinion of counsel for Borrower that is customary in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that (w) Lender has a legal and valid perfected security interest in the Defeasance Collateral Account and the Partial Defeasance Collateral, (x) if a Securitization has occurred, the REMIC Trust formed pursuant to such Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of the Partial Defeasance pursuant to this Section 2.7(c), and (y) if a Securitization has occurred, a Partial Defeasance pursuant to this Section 2.7 will not result in a deemed exchange for purposes of the Code and will not adversely affect the status of the Loan as indebtedness for federal income tax purposes;

(vii) If a Securitization has occurred, and to the extent required by the Rating Agencies, a non-consolidation opinion with respect to the Successor Borrower;

(viii) If a Securitization has occurred, Borrower shall deliver to Lender a confirmation in writing from the applicable Rating Agencies to the effect that the Partial Defeasance and related transactions, including the substitution of the Partial Defeasance Collateral, will not result in a downgrading, withdrawal or qualification of the respective ratings in effect immediately prior to such defeasance for the Certificates issued in connection with the Securitization which are then outstanding;

(ix) Borrower shall deliver an officer’s certificate certifying that the requirements set forth in this Section 2.7 (to the extent applicable) have been satisfied;

(x) Borrower shall deliver a certificate of a nationally recognized public accounting firm reasonably acceptable to Lender certifying that the Partial Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(xi) Borrower shall deliver such other certificates, opinions, documents and instruments as Lender may reasonably request; and

(xii) Borrower shall pay all reasonable costs and expenses of Lender incurred in connection with the defeasance, including Lender’s reasonable attorneys’ fees and expenses and Rating Agency fees and expenses.

(d) Defeasance Collateral Account. On or before the date on which Borrower delivers the Defeasance Collateral, Borrower or Successor Borrower (as applicable) shall open at any Eligible Bank the defeasance collateral account (the “Defeasance Collateral Account”) which shall at all times be an Eligible Account. The Defeasance Collateral Account shall contain only (i) Defeasance Collateral and (ii) cash from interest and principal paid on the Defeasance Collateral. All cash from interest and principal payments paid on the Defeasance Collateral shall be paid over to Lender on each Payment Date and applied to the monthly installments of principal and interest on the Loan (or, in the case of a Partial Defeasance, the portion thereof evidenced by the Defeased Note) and, upon Maturity, to accrued interest and the Principal Indebtedness of the Loan (or, in the case of a Partial Defeasance, the portion thereof evidenced by the Defeased Note). Borrower shall cause the Eligible Bank at which the Defeasance Collateral is deposited to enter an agreement with Borrower and Lender, satisfactory to Lender in its sole discretion, pursuant to which such Eligible Bank shall agree to hold and distribute the Defeasance Collateral in accordance with this Loan Agreement. Borrower (or Successor Borrower, as applicable) shall be the owner of the Defeasance Collateral Account and shall report all income accrued on Defeasance Collateral for federal, state and local income tax purposes in its income tax return. Borrower shall prepay all costs and expenses associated with opening and maintaining the Defeasance Collateral Account. Lender shall not in any way be liable by reason of any insufficiency in the Defeasance Collateral Account.

(e) Successor Borrower. In connection with a Defeasance under this Section 2.7, Borrower shall, if required by the Rating Agencies (if a Securitization has occurred) or if Borrower so elects or Lender requires, establish or designate a successor entity (the “Successor Borrower”) which shall be a single purpose bankruptcy remote entity and which shall be approved by the Rating Agencies (if a Securitization has occurred). Any such Successor Borrower may, at Borrower’s option, be an Affiliate of Borrower unless the Rating Agencies (if a Securitization has occurred) or Lender shall require otherwise. Borrower shall transfer and assign all obligations, rights and duties under and to the Note, together with the Defeasance Collateral, to such Successor Borrower. Such Successor Borrower shall assume the obligations under the Note and the Security Agreement. Borrower shall pay $1,000 to any such Successor Borrower as consideration for assuming the obligations under the Note and the Security Agreement. Borrower shall pay all reasonable costs and expenses incurred by Lender, including Lender’s reasonable attorney’s fees and expenses incurred in connection therewith, and (if a Securitization has occurred) all fees, expenses and other charges of the Rating Agencies.

(f) Crossed Loans. Notwithstanding anything to the contrary contained herein, if any of the Crossed Loans remains outstanding and in any part undefeased, then, in connection with a Defeasance of the Loan, the Mortgaged Property will be released from the Liens of the Loan Documents if and only if either (i) all of the Crossed Loans have been fully defeased in accordance with the terms and conditions of the Crossed Loan Documents, or (ii) all of the Crossed Loans shall have been partially defeased in an aggregate amount equal to the Aggregate Amount (each Crossed Loan being partially defeased in the Allocated Amount with respect thereto) and the Crossed Loan Defeasance Conditions are satisfied at the time of the Total Defeasance of the Loan, and until such full (as indicated in clause (i) above) or partial (as indicated in clause (ii) above) defeasance of all the Crossed Loans, this Loan Agreement and the other Loan Documents as they relate to the Borrower and the Mortgaged Property shall remain in full force and effect notwithstanding the Total Defeasance of the Loan.

Section 2.8. Application of Payments During Event of Default. During the continuance of an Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments at any time thereafter received by Lender from or on behalf of Borrower, and Borrower irrevocably agrees that Lender shall have the continuing exclusive right to apply any and all such payments and any and all proceeds and recoveries from the Pledged Accounts, the Mortgaged Property or Borrower after the occurrence and during the continuance of an Event of Default, in Lender’s sole discretion, to any of the following, in such order and manner as Lender may determine in its sole and absolute discretion: (a) any debt service or other Indebtedness due under this Loan Agreement or the other Loan Documents (including, without limitation, reasonable out-of-pocket costs and expenses of Lender reimbursable pursuant to the terms of this Agreement and any other Loan Document(s) arising as a result of such repayment, any accrued and unpaid interest then payable with respect to the Loan or the portion thereof being repaid, the Principal Indebtedness, any accrued and unpaid Prepayment Consideration in respect of any such Principal Indebtedness or the portion thereof being repaid, any other sums then due and payable to or for the benefit of Lender pursuant to this Agreement or any other Loan Document(s)); (b) any Crossed Indebtedness, (c) any Reserve Account established under this Loan Agreement; (d) otherwise as a reserve for Property Expenses, Capital Improvement Costs, Impositions and other expenditures relating to the use, management, operation or leasing of the Mortgaged Property; and/or (e) any costs and expenses incurred by Lender in connection with such Event of Default, or expended by Lender to protect or preserve the value of the Mortgaged Property.

Section 2.9. Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 p.m., Eastern time, on the date when due and shall be made in lawful money of the United States of America by wire transfer in federal or other immediately available funds to its account at such bank(s) as Lender may from time to time designate. Any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day. Lender shall notify Borrower in writing of any changes in the account to which payments are to be made. All payments made by Borrower hereunder, or by Borrower under the other Loan Documents, shall be made irrespective of, and without any deduction for, any defenses, set-offs or counterclaims. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day.

Section 2.10. Taxes.

(a) All payments made by or on behalf of Borrower under the Note and this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income, franchise or similar taxes (including branch profits taxes or alternative minimum tax) imposed or levied on (A) a Noteholder, as defined below, by the jurisdiction under the laws of which such Noteholder is organized or any political subdivision thereof, or (B) on Lender by the jurisdiction in which Lender’s lending office is located or any political subdivision thereof, and (ii) in the case of any Foreign Lender, as defined below, any taxes that are in effect and that would apply to a payment hereunder or under any other Loan Document made to such Foreign Lender as of the date such Foreign Lender becomes a party to this Agreement, or in the case of any other Lender which changes its lending office with respect to the Loan to an office outside the United States, any taxes that are in effect and would apply to a payment to such Lender as of the date of the change of the lending office.

(b) On or prior to the date that Lender or any other subsequent holder of the Note (collectively, a “Noteholder”) becomes a Noteholder hereunder, (i) each such Noteholder that is organized under the laws of a jurisdiction outside of the United States within the meaning of the Code (each a “Foreign Lender”) shall deliver to Borrower two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Noteholder and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Noteholder under the Loan Documents) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Noteholder under the Loan Documents) or such other evidence satisfactory to Borrower that such Noteholder is entitled to an exemption from, or reduction of, U.S. withholding tax, or (ii) upon request by Borrower, each such Noteholder that is not a Foreign Lender shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. Thereafter and from time to time, each such Noteholder shall (i) upon request by Borrower, promptly submit to Borrower such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Noteholder pursuant to the Loan Documents, (ii) promptly notify Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (iii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Noteholder, and as may be reasonably necessary to avoid any Legal Requirement of Borrower to make any deduction or withholding for taxes from amounts payable to such Noteholder. If such Noteholder fails to deliver the above forms or other documentation as required herein, or if the forms or other documentation delivered by such Noteholder indicate that any payments made to such Noteholder pursuant to the Loan Documents are subject to a reduced rate of tax, then Borrower may withhold from any interest payment to such Noteholder an amount equivalent to the applicable withholding tax imposed by the Code or the applicable treaty (but in any event not in excess of the amount Borrower is required by law to withhold), without reduction, and such Noteholder shall not be entitled to additional amounts or indemnification for such withholding hereunder.

Section 2.11. Cross-Collateralization; Contribution; Release of Cross-Collateralization.

(a) Borrower acknowledges and agrees (subject to Lender’s election(s) at Lender’s sole discretion from time to time pursuant to Section 2.11(g) below): (i) that the Mortgaged Property shall secure not only the Loan but also the Crossed Loans, and that the Liens of the Loan Documents shall constitute Liens securing not only the Loan but also the Crossed Loans; (ii) that the Crossed Properties shall secure the Loan as well as the Crossed Loan(s) secured by such Crossed Properties; and (iii) that Lender would not make the Loans to Borrower or the loans constituting the Crossed Loans unless Borrower and the Crossed Borrowers granted liens on the Mortgaged Property and, in addition, the Crossed Properties of the Crossed Borrowers to secure the payment of the Loan and the Crossed Loans.

(b) Borrower (i) until all of the Loan and the Crossed Loans shall have been paid and satisfied in full, hereby waives enforcement of any right of subrogation with respect to the Crossed Loans and (ii) waives any right to enforce any remedy which Lender now has or may hereafter have against the Crossed Borrowers, any endorser or any guarantor of all or any part of the Crossed Loans or any other individual or entity, and Borrower waives any benefit of, and any right to participate in, any security or collateral given to Lender to secure the payment or performance of all or any part of the Crossed Loans or any other liability of any of the Crossed Borrowers to Lender. Should Borrower have the right, notwithstanding the foregoing, to exercise its subrogation rights, Borrower hereby expressly and irrevocably (1) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off that Borrower may have to the payment in full in cash of the Loan and the Crossed Loans and (2) waives any and all defenses available to a surety, guarantor or accommodation co-obligor until the Loan and the Crossed Loans are paid in full in cash. Borrower acknowledges and agrees that this subordination is intended to benefit Lender and shall not limit or otherwise affect Borrower’s liability hereunder or the enforceability of this Loan Agreement or the Crossed Loan Documents.

(c) Borrower agrees that any and all claims of Borrower against any of the Crossed Borrowers or any endorser or any guarantor of all or any part of the Crossed Loans (collectively, the “Crossed Obligors”) with respect to any obligations, liabilities or indebtedness now or hereafter owing by the Crossed Obligors, or any of them, to Borrower, or otherwise existing or claimed to be owed or to exist on the part of any of the Crossed Obligors, or against any of their respective properties (collectively, the “Crossed Party Obligations”) shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all the Loan and the Crossed Loans. Notwithstanding any right of Borrower to ask, demand, sue for, take or receive any payment from any of the Crossed Obligors, all rights, liens and security interests of Borrower, whether now or hereafter arising and howsoever existing, in any assets of any of the Crossed Obligors shall be and are subordinated to the rights of Lender in those assets and otherwise, under the Loan Documents, the Crossed Loan Documents and otherwise, and Borrower shall not, until the date that is ninety-one (91) days after the date that all of the Loan and the Crossed Loans shall have been paid and satisfied in full, (i) assert, collect, sue upon, or enforce all or any part of the Crossed Party Obligations; (ii) commence or join with any other creditors of any of the Crossed Obligors in commencing any bankruptcy, reorganization, receivership or insolvency proceeding against any of the Crossed Obligors; (iii) take, accept, ask for, sue for, receive, set off or demand any payments upon the Crossed Party Obligations; or (iv) take, accept, ask for, sue for, receive, demand or allow to be created liens, security interests, mortgages, deeds of trust or pledges of or with respect to any of the assets of any of the Crossed Obligors in favor of or for the benefit of Borrower.

(d) If all or any part of the assets of any of the Crossed Obligors, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Crossed Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Crossed Obligor is dissolved or if substantially all of the assets of any such Crossed Obligor are sold, then, and in any such event (such events being herein referred to as an “Crossed Obligor Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable to Borrower upon or with respect to any Crossed Party Obligations shall be paid or delivered directly to the Lender for application on the Loan and the Crossed Loans, due or to become due, until such Loan and Crossed Loans shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by Borrower upon or with respect to the Crossed Party Obligations after any Crossed Obligor Insolvency Event and prior to the payment in full and satisfaction of all of the Loan and Crossed Loans, Borrower shall receive and hold the same in trust, as trustee, for the benefit of Lender and shall forthwith deliver the same to Lender in precisely the form received (except for the endorsement or assignment of Borrower where necessary), for application to any of the Loan or Crossed Loans, due or not due, and, until so delivered, the same shall be held in trust by Borrower as the property of Lender. If Borrower fails to make any such endorsement or assignment to Lender, Lender or any of its officers or employees is irrevocably authorized to make the same. Borrower agrees that until the Loan and Crossed Loans have been paid in full (in cash) and satisfied, Borrower will not assign or transfer to any individual or entity (other than Lender) any claim Borrower has or may have against any Crossed Obligor.

(e) Subject to the provisions of Section 2.11(g), to the extent that any collection upon any of the Loan or the Crossed Loans is made by Lender from one of the Crossed Borrowers or the Crossed Properties or other assets of the Crossed Borrowers (a “Crossed Loans Collection”) which, taking into account all other Crossed Loans Collections then previously or concurrently made by such Crossed Borrower, exceeds the amount which otherwise would have been collected from such Crossed Borrower if each of Borrower and each Crossed Borrower had paid the portion of the Loan and Crossed Loans satisfied by such Crossed Loans Collection in the same proportion as such Crossed Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Crossed Loans Collection) bore to the aggregate Allocable Amounts of each of the Borrower and each Crossed Borrower as determined immediately prior to the making of such Crossed Loans Collection, then, following payment in full in cash of the entire Loan and Crossed Loans, such Crossed Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each of Borrower and each of the other Crossed Borrowers for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Crossed Loans Collection. As of any date of determination, the “Allocable Amount” of Borrower or any Crossed Borrower shall be equal to the maximum amount of the claim which could then be recovered from such Borrower or Crossed Borrower under the Loan Documents and Crossed Loan Documents without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. The foregoing provision shall be for the benefit of each of the Crossed Borrowers and Lender, but shall be subject to modification as provided in Section 2.11(g) below and to amendment by agreement of Borrower and Lender, in each case without necessity of any agreement, acknowledgment or approval of any Crossed Borrower or any notice to any Crossed Borrower. Section 2.11(e) of each of the Crossed Loan Agreements contains provisions similar to this Section 2.11(e) for the benefit of Lender and (subject to the terms thereof) Borrower. This Section 2.11(e) and Section 2.11(e) of each of the Crossed Loan Agreements are intended only to define the relative rights of the Borrower and Crossed Borrowers, and nothing set forth in this Section 2.11(e) or in Section 2.11(e) of each of the Crossed Loan Agreements is intended to or shall impair the liens and security interests of the Loan Documents and the Crossed Loan Documents or the obligations of the Borrower and the Crossed Borrowers thereunder. Borrower acknowledges that the rights of contribution and indemnification under this Section 2.11(e) and under Section 2.11(e) of the Crossed Loan Agreements constitute assets of the Borrower or Crossed Borrowers to which such contribution and indemnification is owing, and any such right of contribution and indemnification owing to Borrower under Section 2.11(e) of any of the Crossed Loan Agreements shall constitute additional Crossed Party Obligations for all purposes under this Section 2.11.

(f) Borrower hereby consents and agrees to each of the following, and agrees that Borrower’s obligations under this Loan Agreement and the other Loan Documents and the Liens created under this Loan Agreement and the other Loan Documents securing the Loan and the Crossed Loans shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any common law, equitable, statutory or other rights (including without limitation rights to notice, except as expressly provided in the Loan Documents) that Borrower might otherwise have as a result of or in connection with any of the following:

(i) Any renewal, extension, increase, modification, alteration or rearrangement of all or any part of the Crossed Loans, the Crossed Loan Documents, or other document, instrument, contract or understanding between the Crossed Borrowers and Lender, or any other parties, pertaining to the Crossed Loans, or any failure of Lender to notify Borrower of any such action, except as expressly provided in the Loan Documents.

(ii) Any adjustment, indulgence, forbearance or compromise that might be granted or given by Lender to the Crossed Borrowers with respect to the Crossed Loans.

(iii) The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of any of the Crossed Borrowers or any other party at any time liable for the payment of all or part of the Crossed Loans; or any dissolution of any of the Crossed Borrowers, or any sale, lease or transfer of any or all of the assets of any of the Crossed Borrowers, or any changes in the shareholders, partners or members of any of the Crossed Borrowers; or any reorganization of any of the Crossed Borrowers.

(iv) The invalidity, illegality or unenforceability of all or any part of the Crossed Loans, or any document or agreement executed in connection therewith, for any reason whatsoever, including without limitation the fact that (A) the Crossed Loans, or any part thereof, exceeds the amount permitted by law, (B) the act of creating the Crossed Loans or any part thereof is ultra vires, (C) the officers or representatives executing the Crossed Loan Documents or otherwise creating the Crossed Loans acted in excess of their authority, (D) the Crossed Loans violate applicable usury laws, (E) the Crossed Borrowers have valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Crossed Loans wholly or partially uncollectible from the Crossed Borrowers, (F) the creation, performance or repayment of the Crossed Loans (or the execution, delivery and performance of any document or instrument representing part of the Crossed Loans or executed in connection with the Crossed Loans, or given to secure the repayment of the Crossed Loans) is illegal, uncollectible or unenforceable, or (G) any of the Crossed Loan Documents have been forged or otherwise are irregular or not genuine or authentic, it being agreed that Borrower shall remain liable hereon regardless of whether the Crossed Borrowers or any other person be found not liable on the Crossed Loans or any part thereof for any reason.

(v) Any full or partial release of the liability of the Crossed Borrowers on the Crossed Loans, or any part thereof, or of any co-guarantors, or any other person or entity now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Crossed Loans, or any part thereof, it being recognized, acknowledged and agreed by Borrower that Borrower has not been induced to enter into this Loan Agreement or the other Loan Documents on the basis of a contemplation, belief, understanding or agreement that other parties will be liable to pay or perform the Loan or Borrower’s obligations under the Loan Agreement or the other Loan Documents, or that Lender will look to other parties to pay or perform the Crossed Loans.

(vi) The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Crossed Loans.

(vii) Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Crossed Loans.

(viii) The failure of Lender or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security, including but not limited to any neglect, delay, omission, failure or refusal of Lender (A) to take or prosecute any action for the collection of any of the Crossed Loans, (B) to foreclose, or initiate any action to foreclose, or, once commenced, prosecute to completion any action to foreclose upon any security therefor, or (C) to take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Crossed Loans.

(ix) The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Crossed Loans, or any part thereof, shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by Borrower that Borrower is not entering into this Loan Agreement in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the collateral for the Crossed Loans.

(x) Any payment by any of the Crossed Borrowers to Lender is held to constitute a preference under bankruptcy laws, or for any reason Lender is required to refund such payment or pay such amount to any of the Crossed Borrowers or someone else.

(xi) Any other action taken or omitted to be taken with respect to the Crossed Loan Documents, the Crossed Loans, or the security and collateral therefor.

(g) Notwithstanding anything to the contrary set forth in this Loan Agreement, Lender may, at its sole option and in its sole discretion, from time to time (one or more times) deliver written notice to Borrower stating that this Loan Agreement and the other Loan Documents shall no longer secure one or more (at Lender’s sole election) of the Crossed Loans (each a “Cross Release Notice”), whereupon (i) this Loan Agreement and the other Loan Documents shall no longer secure any of the Crossed Loans for which a Cross Release Notice is given (the “Excluded Loan(s)”; each Crossed Borrower which is the borrower with respect to an Excluded Loan is herein referred to as an “Excluded Borrower”, and the Crossed Loan Agreement and other Crossed Loan Documents executed and delivered by an Excluded Borrower with respect to the Excluded Loan made to it are herein referred to as the “Excluded Loan Agreement” and “Excluded Loan Documents”, respectively, and the Crossed Property encumbered by the Excluded Loan Documents is herein referred to as the “Excluded Property”), (ii) each Cross Guaranty of the Loan executed by each Excluded Borrower, together with each Cross Guaranty of an Excluded Loan executed by Borrower (herein collectively referred to as the “Excluded Guaranties”) shall be deemed automatically terminated and of no further force or effect, (iii) each reference herein and in the other Loan Documents to the “Crossed Loans” shall be deemed to exclude the Excluded Loans, (iv) each reference herein and in the other Loan Documents to the “Crossed Loan Agreements”, “Crossed Loan Documents”, “Crossed Properties” and “Cross Guaranties” shall be deemed to exclude the Excluded Loan Agreement, the Excluded Loan Documents, the Excluded Property and the Excluded Guaranties, respectively, (v) each reference herein and in the other Loan Documents to the “Crossed Borrower” and the “Crossed Obligors” shall be deemed to exclude each Excluded Borrower, (vi) the provisions of Section 2.11(e) of this Loan Agreement shall not apply to any Crossed Loans Collection from any Excluded Borrower or its Excluded Property and Borrower shall have no obligation or liability on account thereof; and (vii) Borrower shall no longer be a beneficiary of the covenants and agreements set forth in Section 2.11(e) of each Excluded Loan Agreement, and Borrower shall have no rights or claims on account of any contribution or indemnification obligations of any Excluded Borrower under Section 2.11(e) of any Excluded Loan Agreement. In addition to and without limiting the foregoing, Borrower hereby agrees to fully cooperate with Lender, at Borrower’s expense, provided that Borrower shall not be obligated to incur unreasonable cost or expense, if Lender is considering the termination of the cross collateralization and cross default of the Loan and Loan Documents with any of the Crossed Loans, including, but not limited to (x) amending this Loan Agreement and the other Loan Documents as may be required by Lender to effectuate such termination of the cross collateralization and cross default provisions thereof, and (y) updating and/or endorsing the title insurance policies (at Borrower’s cost as to additional premium charges, if any) to reflect the continuation of the first priority lien of this Loan Agreement.

Section 2.12. Central Cash Management.

(a) Local Collection Account; Collection Account; Deposits to and Withdrawals from the Collection Account.

(i) On or before the Closing Date, Lender shall (1) establish on behalf of the Borrower and maintain with the Collection Account Bank a collection account (the “Collection Account”), which shall be an Eligible Account with a separate and unique identification number in the name of Lender, as secured party, or, at Lender’s option, in the name of Borrower for the benefit of Lender, as secured party, and (2) cause the Collection Account Bank to deliver to Lender the Collection Account Agreement in form and substance reasonably acceptable to Lender acknowledging Lender’s security interest in and sole dominion and control over the Collection Account. On or before the Closing Date, Borrower shall (x) establish and maintain with a financial institution acceptable to Lender in its sole reasonable discretion (the “Local Collection Account Bank”), one or more local collection accounts for the Mortgaged Property (the “Local Collection Account”), which shall be an Eligible Account with a separate and unique identification number and entitled in the same name as the Collection Account and (y) cause the Local Collection Account Bank to deliver to Lender a Local Collection Account Agreement in form and substance reasonably acceptable to Lender acknowledging Lender’s security interest in and sole dominion and control over the Local Collection Account. Not later than the Closing Date, Borrower shall deliver to each tenant under a Lease an irrevocable direction letter in a form approved by Lender requiring the tenant to pay all Rents and Money received from Accounts or under Leases and derived from the Mortgaged Property and Proceeds thereof owed to Borrower directly to the Local Collection Account. Borrower shall provide to Lender proof of such delivery. In addition, Borrower shall deliver an irrevocable direction letter in such form to each tenant under a new Lease entered into after the date hereof prior to the commencement of such Lease. If a tenant under a Lease forwards such Rents, Money or Proceeds to Borrower rather than directly to the Local Collection Account, Borrower shall (i) deliver an additional irrevocable direction letter to the tenant and make other commercially reasonable efforts to cause the tenant to forward such Rents, Money or Proceeds directly to the Local Collateral Account and (ii) immediately deposit or cause the Manager to deposit in the Local Collection Account such Rents, Money or Proceeds. At all times during this Agreement, Borrower shall deposit or cause Manager to deposit in the Security Deposit Account all cash Security Deposits received from tenants at the applicable Mortgaged Property, by no later than the fifth (5th) Business Day following the collection and receipt thereof. Subject to Section 2.12(a)(ii), Borrower shall sweep or cause to be swept on each Business Day during a calendar month all Money on deposit in the Local Collection Account to the Collection Account. Borrower shall not have any right to withdraw Money from the Local Collection Account, the Security Deposit Account or the Collection Account, which shall be under the sole dominion and control, and the “control” within the meaning of Sections 9-104 and 9-106 of the UCC, of Lender. Any such Rents, Money or Proceeds held by Borrower or the Manager prior to deposit into the Local Collection Account shall be held in trust for the benefit of Lender. Borrower shall be responsible for the payment of all costs and expenses in connection with establishing and maintaining the Collection Account, the Local Collection Account, the Security Deposit Account and the Reserve Accounts (including, without limitation, Collection Account Bank’s and Local Collection Account Bank’s customary fees and charges) and shall reimburse Lender upon demand for any such costs or expenses incurred by Lender.

(ii) In the event that any Event of Default has occurred and is continuing,

(A) all Rents and Money received from Accounts or under Leases and derived from the Mortgaged Property and all Proceeds thereof shall be payable to Lender or as otherwise directed by Lender,

(B) Borrower shall not have any right to direct Lender or any other Person to make any withdrawals from the Collection Account or the Reserve Accounts without the prior written consent of Lender, and

(C) proceeds on deposit in the Collection Account and the Reserve Accounts may be applied by Lender for the payment of the Indebtedness pursuant to Section 2.8 of this Agreement.

(iii) Borrower shall deposit in the Collection Account all Loss Proceeds received by Borrower.

(b) Distribution of Cash. So long as an Event of Default has not occurred and is not continuing, Lender shall apply funds on deposit in the Collection Account (to the extent not held in Reserve Accounts constituting sub-accounts of the Collection Account, if any, and with the exception of Loss Proceeds, which shall be applied as provided in Section 2.12(e) and Section 5.1(x) of this Agreement) on each Payment Date as follows:

(i) first, to the Real Estate Taxes Escrow Account and the Insurance Escrow Account, in that order, in the respective amounts required to be deposited therein as described in Section 2.13(b);

(ii) second, to the payment to Lender of any expenses then due and payable to Lender or its servicer(s) pursuant to this Agreement or the other Loan Documents;

(iii) third, to the payment to Lender of the Monthly Debt Service Payment due upon such Payment Date;

(iv) fourth, to the Replacement Reserve Account in the amount required to be deposited therein as described in Section 2.13(a);

(v) fifth, to the Leasing Costs/TI Costs Account in the amount required to be deposited therein as described in Section 2.13(a);

(vi) sixth, to the payment of any outstanding indemnification payment to which an Indemnified Party is then entitled pursuant to Sections 5.1(i) and 5.1(j), and any other amounts then due and payable to Lender or its servicer pursuant to this Agreement and the other Loan Documents which are not paid from applications under clause (iii) above;

(vii) seventh, if no Event of Default exists, to Borrower in an amount equal to remaining available funds, if any; provided, that if any Event of Default exists, no disbursement shall be made under this clause seventh; and

(viii) eighth, if any Event of Default exists, then to the extent Lender has not made other application of such remaining available funds in Lender’s discretion as provided hereunder, all remaining available funds shall be allocated as determined by Lender in Lender’s sole and absolute discretion (and re-allocated from time to time as Lender may elect) and retained in the Debt Service Reserve Account and/or the Operating Expense Account.

(c) Permitted Investments. So long as no Event of Default has occurred and is continuing, Borrower shall direct Lender in writing to invest and reinvest any balance in the Collection Account from time to time in Permitted Investments (subject to the availability of such Permitted Investments with the Collection Account Bank); provided, however, that

(i) the maturity of the Permitted Investments on deposit therein shall be at the discretion of Borrower, but in any event no later than the Business Day of or immediately preceding the date on which such funds are reasonably expected to be required to be withdrawn therefrom pursuant to Section 2.12(a) or 2.12(b) of this Agreement,

(ii) after an Event of Default has occurred and for so long as such Event of Default is continuing, Borrower shall not have any right to direct investment of the balance in the Collection Account,

(iii) all such Permitted Investments shall be held in the name of Lender or its servicer and shall be credited to the Collection Account, and

(iv) if no written investment direction is provided to Lender by Borrower, Lender may at Lender’s option invest any balance in the Collection Account in such Permitted Investments as may be selected by Lender.

Lender shall have no liability for any loss in investments of funds in the Collection Account that are invested in Permitted Investments and no such loss shall affect Borrower’s obligation to fund, or liability for funding, the Collection Account. All interest paid or other earnings on funds deposited into the Collection Account made hereunder shall be deposited into the Collection Account. Borrower shall include all earnings on the Collection Account as income of Borrower for federal and applicable state tax purposes.

(d) Intentionally Omitted.

(e) Loss Proceeds. In the event of a casualty or Taking with respect to the Mortgaged Property, all of Borrower’s interest in Loss Proceeds with respect thereto shall be paid directly to the Collection Account. Subject to the provisions of Section 5.1(x) of this Agreement, whereby Loss Proceeds may in certain cases and upon satisfaction of the terms and conditions set forth in Section 5.1(x) be made available for Restoration, Loss Proceeds may, at Lender’s option exercised in Lender’s sole discretion, be applied to the Indebtedness and, upon payment in full of the Indebtedness, to any Crossed Indebtedness or, if an Event of Default exists, in any manner determined by Lender in Lender’s sole discretion in accordance with Section 2.8 hereof. If the Loss Proceeds are to be made available for Restoration pursuant to Section 5.1(x) of this Agreement, such Loss Proceeds shall be held by Lender in a segregated interest-bearing Eligible Account in the name of Lender and under the sole dominion and control of Lender to be opened (if not previously opened and maintained by the Collection Account Bank under the Collection Account Agreement by the Lender) by Lender at a financial institution selected by Lender (the “Loss Proceeds Account”). Funds on deposit in the Loss Proceeds Account shall be invested in Permitted Investments (subject to the availability of such

Permitted Investments with the Collection Account Bank) in the same manner and subject to the same restrictions as set forth in Section 2.12(c) with respect to the Collection Account (except that the maturity shall be not later than as reasonably necessary to satisfy any schedule of distributions for Restoration required or approved by Lender). If any Loss Proceeds are received by Borrower, such Loss Proceeds shall be received in trust for Lender, shall be segregated from other funds of Borrower, and shall be forthwith paid to Lender to the extent necessary to comply with this Agreement.

Section 2.13. Reserve Accounts.

(a) Deferred Maintenance Escrow Account, Replacement Reserve Account, Leasing Costs/TI Costs Account and CEC Prepaid Rent Reserve Account.

(i) On or before the Closing Date, Lender shall establish on behalf of Borrower and maintain with the Collection Account Bank five separate accounts for deferred maintenance, replacement reserves, cash Security Deposits and leasing costs, each of which shall be an Eligible Account and shall have the same title as the Collection Account, for the benefit of Lender, until the Loan is paid in full. The five accounts shall be designated the “Deferred Maintenance Escrow Account” (the “Deferred Maintenance Escrow Account”), the “Leasing Costs/TI Costs Account” (the “Leasing Costs/TI Costs Account”), the “Replacement Reserve Account” (the “Replacement Reserve Account”), the “Security Deposit Account” (the “Security Deposit Account”) and the “CEC Prepaid Rent Reserve Account” (the “CEC Prepaid Rent Reserve Account”). On the Closing Date, Lender shall deposit out of the Loan proceeds $46,250.00 in the Deferred Maintenance Escrow Account, $1,310,479.26 in the Leasing Costs/TI Costs Account, $7,530.31 in the Replacement Reserve Account and $314,625.00 in the CEC Prepaid Rent Reserve Account. On each Payment Date, Borrower shall deposit from the Collection Account (or if the funds for such deposit are not available pursuant to Section 2.12(b), shall make an additional deposit of Borrower’s funds sourced from equity capital contributions) to the Replacement Reserve Account, of an amount equal to $7,530.31 per month, and to the Leasing Costs/TI Costs Account an amount equal to $37,402.00 per month. Borrower may request withdrawals from the Replacement Reserve Account pursuant to the procedure set forth in Section 2.13(a)(iii) below. Borrower may request withdrawals from the Leasing Costs/TI Costs Account pursuant to the procedure set forth in Section 2.13(a)(iv) below. Borrower may request withdrawals from the CEC Prepaid Rent Reserve Account pursuant to the procedure set forth in Section 2.13(a)(v) below.

(ii) Any and all Moneys remitted to the Deferred Maintenance Escrow Account, together with any interest, earnings or income earned thereon, shall be held in the Deferred Maintenance Escrow Account to be withdrawn by Lender upon written request of Borrower made not more than once each month in an amount not less than $10,000, and applied to pay directly or reimburse Borrower for repairs set forth on Schedule 1 attached hereto (the “Immediate Repairs”) upon satisfaction of the disbursement conditions listed on Schedule 6 hereof. Within the applicable time period(s) for completion set forth on Schedule 1, Borrower shall complete such Immediate Repairs and shall provide to Lender such documentation, and other evidence of compliance with law as Lender may reasonably require. The funds contained in the

Deferred Maintenance Escrow Account shall be utilized by Borrower solely for performance of the Immediate Repairs in accordance with the Property Condition Assessments and Environmental Reports, and shall not be used by Borrower for purposes for which any other Reserve Account is established. Upon written application of Borrower (which may be done by electronic mail or e-mail), Borrower shall be entitled to obtain disbursements by Lender from the Deferred Maintenance Escrow Account to pay costs incurred by Borrower for such Immediate Repairs, provided that (a) no Event of Default has occurred and is continuing, (b) Borrower shall provide to Lender (including electronic mail or e-mail) such documentation and certifications as Lender may reasonably request to substantiate the requirement for and entitlement to such disbursement, (c) Borrower shall provide to Lender (including by electronic mail or e-mail) with all invoices, receipts, lien waivers and other documentation of lawful and workmanlike progress or completion, lien-free status, and availability of sufficient funds, all as may be reasonably requested by Lender, and (d) Borrower shall provide Lender such evidence as may be reasonably satisfactory to Lender that after payment of any draw for Immediate Repairs, the funds remaining in the Deferred Maintenance Escrow Account shall be sufficient to pay for the remainder of such Immediate Repairs. In the event Borrower completes the repairs for which funds were reserved in the Deferred Maintenance Escrow Account to the reasonable satisfaction of Lender, Lender shall disburse any and all amounts then on deposit in the Deferred Maintenance Escrow Account to the Collection Account.

(iii) Any and all Moneys remitted to the Replacement Reserve Account, together with any interest, earnings or income thereon, shall be held in the Replacement Reserve Account to be withdrawn by Lender upon written request of Borrower made not more than once each month in an amount not less than $10,000, and applied to pay directly or reimburse Borrower for Capital Improvement Costs (other than those for Immediate Repairs) reasonably approved by Lender for disbursements from the Replacement Reserve Account (“Approved Capital Expenditures”) upon satisfaction of the disbursement conditions listed on Schedule 6 hereof, provided that funds in the Replacement Reserve Account shall not be used by Borrower for purposes for which any other Reserve Account is established.

(iv) Any and all Moneys remitted to the Leasing Costs/TI Costs Account, together with any interest, earnings or income thereon, shall be held in the Leasing Costs/TI Costs Account to be withdrawn by Lender upon written request by Borrower made not more than once each month in an amount not less than $10,000, and applied to pay directly or reimburse Borrower for Leasing Commissions and TI Costs (other than those for Immediate Repairs) reasonably approved by Lender (it being acknowledged that Leasing Commissions and TI Costs expressly set forth in any Lease approved by Lender in accordance with this Agreement shall be deemed to be reasonable) for disbursements from the Leasing Costs/TI Costs Account incurred in connection with leasing activities relating to the Mortgaged Property after the Closing Date as specified by Borrower in such written request (“Approved Leasing Costs”) upon satisfaction, in the case of TI Costs disbursements, of the disbursement conditions listed on Schedule 6 hereof relating to work for which TI Costs disbursements are requested.

(v) Any and all Moneys remitted to the CEC Prepaid Rent Reserve Account, together with any interest, earnings or income thereon, shall be held in the CEC Prepaid Rent Reserve Account to be withdrawn by Lender in accordance with the terms of this Agreement. Lender shall disburse $88,875.00 (the “First Prepaid Rent Disbursement”) from the CEC Prepaid Rent Reserve Account to Borrower upon Lender’s receipt of Borrower’s written request on or after July 1, 2005 together with evidence reasonably acceptable to Lender that the CEC Lease is in full force and effect as of the date of Borrower’s request, CEC is in occupancy of the CEC Phase 2 Space as of such date and CEC has commenced paying rent on such CEC Phase 2 Space as of such date. Provided that Lender shall have previously released the First Prepaid Rent Disbursement to Borrower in accordance with this Agreement, Lender shall disburse any amounts remaining on deposit in the CEC Prepaid Rent Reserve Account to Borrower upon Lender’s receipt of Borrower’s written request on or after July 1, 2006 together with evidence reasonably acceptable to Lender that the CEC Lease is in full force and effect as of the date of Borrower’s request, CEC is in occupancy of the CEC Phase 3 Space as of such date and CEC has commenced paying rent on such CEC Phase 3 Space as of such date.

(b) Real Estate Taxes Escrow Account and Insurance Escrow Account. On or before the Closing Date, Lender shall on behalf of the Borrower establish and maintain with the Collection Account Bank two separate accounts for Basic Carrying Costs, each of which shall be an Eligible Account and shall have the same title as the Collection Account for the benefit of Lender until the Loan is paid in full. The two accounts shall be designated the “Real Estate Taxes Escrow Account” (the “Real Estate Taxes Escrow Account”) and the “Insurance Escrow Account” (the “Insurance Escrow Account”). On the Closing Date, the Lender shall deposit out of the Loan proceeds $621,500.00 in the Real Estate Taxes Escrow Account and $0.00 in the Insurance Escrow Account (i.e. the amount necessary to meet the first insurance and real property tax bills due and payable after the Closing Date with credit for existing monthly escrow payments made prior to the applicable due date). With respect to each Payment Date, Borrower shall deposit from the Collection Account (or, if the funds for such deposit are not available pursuant to Section 2.12(b), shall make an additional deposit of Borrower’s funds sourced from equity capital contributions),

(1) in the Real Estate Taxes Escrow Account, an amount equal to (1/12th) one-twelfth of the annual real estate taxes and assessments and any other Impositions that if not paid in a timely manner will result in a Lien on a Mortgaged Property,

(2) in the Insurance Escrow Account, an amount equal to one-twelfth (1/12th) of the annual insurance premiums for policies of insurance required to be maintained by Borrower with respect to the Mortgaged Property pursuant to this Agreement, and any additional insurance required under any of the other Loan Documents.

Any and all Moneys remitted to the Real Estate Taxes Escrow Account or Insurance Escrow Account (which shall not bear interest for the benefit of Borrower) shall be held in the Real Estate Taxes Escrow Account or Insurance Escrow Account, respectively, to be withdrawn from the Real Estate Taxes Escrow Account or Insurance Escrow Account, as applicable, by Lender or its servicer upon written request of Borrower delivered to Lender and its servicer together with documentation and other evidence (including invoices and, in the case of a reimbursement of Borrower, evidence that the related costs have been paid) with respect to the respective Basic Carrying Costs towards which such funds are to be applied, and applied to pay directly (or reimburse Borrower, in the case of insurance premiums only) for (x) any Impositions (in the case of the Real Estate Taxes Escrow Account) or (y) any insurance premiums for policies of insurance required to be maintained by Borrower with respect to the Mortgaged Property pursuant to this Agreement, and any additional insurance required under any of the other Loan Documents (in the case of the Insurance Escrow Account). Borrower shall provide Lender or its servicer with bills and other documents necessary for payment of Impositions and insurance premiums at least ten (10) Business Days prior to the due date therefor (in the case of insurance premiums) and at least ten (10) Business Days prior to the first date upon which the same will become delinquent if unpaid (in the case of Impositions). In the event the amount on deposit in the Real Estate Taxes Escrow Account or the Insurance Escrow Account exceeds the amount due for Impositions by more than one-twelfth (1/12th) of the annual real estate taxes (in the case of the Real Estate Taxes Escrow Account) or the amount due for insurance premiums (in the case of the Insurance Escrow Account), respectively, Lender or its servicer shall in its sole discretion credit such excess against future payment obligations to the Real Estate Taxes Escrow Account or the Insurance Escrow Account, as applicable.

(c) Operating Expense Account and Debt Service Reserve Account. On or before the Closing Date, Lender shall on behalf of the Borrower establish and maintain with the Collection Account Bank two accounts for the remittance of funds by Lender or its servicer in its sole discretion after an Event of Default has occurred and is continuing, each of which shall be an Eligible Account and shall have the same title as the Collection Account for the benefit of Lender until the Loan is paid in full. The two accounts shall be designated the “Operating Expense Account” (the “Operating Expense Account”) and the “Debt Service Reserve Account” (the “Debt Service Reserve Account”). On any Business Day after the occurrence and during the continuance of an Event of Default, Lender or its servicer may in its sole discretion deposit into the Operating Expense Account or the Debt Service Reserve Account any funds then on deposit in the Local Collection Account or the Collection Account. Any and all Moneys remitted to the Operating Expense Account or the Debt Service Reserve Account shall, until otherwise applied by Lender from time to time at Lender’s sole discretion during the existence of any Event of Default, be held in the Operating Expense Account or the Debt Service Reserve Account, as applicable, and applied, if Lender elects in its sole discretion to make such funds available for such application,

(x) with respect to the Operating Expense Account only, to pay Property Expenses provided for in the Operating Budget approved by Lender, or for other Property Expenses approved by Lender, and

(y) with respect to the Debt Service Reserve Account only, applied to pay the Indebtedness or the Crossed Indebtedness at the sole election of Lender;

provided, that (1) notwithstanding the foregoing, Lender may at any time, in its sole discretion, elect to apply the funds on deposit in the Operating Expense Account to pay the Indebtedness

(including without limitation any Prepayment Consideration and other amounts due Lender in connection with such prepayment) and the Crossed Indebtedness while any Event of Default exists, and (2) in the event Lender accepts in writing a proposed cure of the Event of Default which precipitated the deposits to the Operating Expense Account and the Debt Service Reserve Account and no other Event of Default exists, then the funds on deposit in the Operating Expense Account and the Debt Service Reserve Account shall be released to Borrower.

(d) Security Deposits. In the case of letters of credit or other non-cash collateral given by tenants or others as security for the performance of the obligations of tenants under any Leases, Borrower shall deliver such letters of credit or other collateral to Lender and at Lender’s request execute such endorsements, instruments and documents and take such actions as are necessary to create a perfected security interest in favor of Lender in such letters of credit and other collateral and the proceeds thereof, as determined by Lender, including without limitation, if Lender requires, causing the Lender or its designee to become the beneficiary under such letters of credit; provided, that so long as no Event of Default exists and Borrower delivers such letters of credit or other collateral to Lender to hold under this Agreement, Lender may elect not to require Borrower to cause the Lender to be named as the beneficiary under such letters of credit or take other of the foregoing actions, in which event if an Event of Default occurs, Borrower shall take all actions as are necessary in order to transfer or re-issue any such letter of credit to Lender or its designee as beneficiary and take such other actions as Lender may reasonably require with respect thereto, and Borrower hereby constitutes and appoints Lender, during the continuance of an Event of Default, its true and lawful attorney-in-fact with full power of substitution to take in the name of Borrower any and all actions necessary to take such actions, including causing such letters of credits to be transferred or re-issued to Lender as beneficiary. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. So long as an Event of Default has not occurred and is not continuing (or if an Event of Default has occurred and is continuing but Borrower is required to return the Security Deposit in accordance with applicable Lease or Lender elects to return the Security Deposit in accordance with such Lease), Lender shall promptly authorize disbursement of any Security Deposits then held in the Security Deposit Account in order to satisfy Borrower’s obligations to return the same to tenants entitled to them under and in accordance with the Leases. In the event of a Lease default or other occurrence whereby Borrower, as landlord, shall become entitled to retain any Security Deposits or apply the same to amounts owed under the applicable Lease, any such Security Deposits, together with any other recoveries from such defaulted tenants in connection with such default, whether by draw upon any letter of credit or other security for such tenant’s obligations, exercise of remedies or settlement of claims, shall be transferred to the Leasing Costs/TI Costs Account as additional deposits therein (without limiting the Borrower’s requirement to make monthly deposits into such account) for purposes of disbursement for TI Costs and Leasing Commissions for reletting of space at the Mortgaged Property. Any termination payments paid by tenants under any Leases in connection with any early or scheduled termination of such Leases shall also be deposited as additional deposits into the Leasing Costs/TI Costs Account (without limiting the Borrower’s requirement to make monthly deposits into such account) for purposes of disbursement for TI Costs and Leasing Commissions for reletting of space at the Mortgaged Property.

(e) Investment of Funds. All or a portion of any Moneys in the Reserve Accounts (other than the Real Estate Tax Escrow Account, the Insurance Escrow Account, the

Operating Expense Account and the Debt Service Reserve Account, none of which shall bear interest for the benefit of Borrower) shall, so long as no Event of Default has occurred and is continuing, be invested and reinvested by Lender in accordance with written instructions delivered by Borrower, or after an Event of Default has occurred and is continuing, by Lender, in one or more Permitted Investments (subject to the availability of such Permitted Investments with the Collection Account Bank). If no written investment direction is provided to Lender by Borrower, Lender may at its option invest such Moneys in a Permitted Investment selected by Lender. All interest paid or other earnings on funds deposited into the Reserve Accounts made hereunder shall be deposited into the Reserve Accounts (other than with respect to the Real Estate Taxes Escrow Account, the Insurance Escrow Account, the Operating Expense Account or the Debt Service Reserve Account, for which Lender and its servicer shall not have any obligation to deposit such interest or earnings into such accounts). Lender shall have no liability for any loss in investments of funds in any Reserve Account that are invested in Permitted Investments and no such loss shall affect Borrower’s obligation to fund, or liability for funding, the Reserve Accounts. Unless and until title to the funds therein shall have vested in any Person other than Borrower, Borrower shall include all such income or gain on any account of the Reserve Account as income of Borrower for federal and applicable state tax purposes.

(f) Event of Default. After an Event of Default has occurred and is continuing, Borrower shall not be permitted to direct Lender or any other Person to make any withdrawal(s) from any Pledged Accounts and Lender, in Lender’s sole and absolute discretion, may liquidate any Permitted Investments of the amount on deposit in such accounts and/or withdraw and use such amounts on deposit in the Pledged Accounts to make payments in accordance with Section 2.8. Nothing contained in Section 2.8 or this Section 2.13(f) shall in any way limit any rights and remedies otherwise available to Lender under this Agreement, the other Loan Documents or applicable law upon an Event of Default.

Section 2.14. Additional Provisions Relating to the Pledged Accounts.

(a) Borrower covenants and agrees that: (i) all securities or other property underlying any financial assets credited to any Pledged Account shall be registered in the name of Lender, indorsed to Lender or indorsed in blank or credited to another securities account maintained in the name of Lender and in no case will any financial asset credited to any Pledged Account be registered in the name of Borrower, payable to the order of Borrower or specially indorsed to Borrower except to the extent the foregoing have been specially indorsed to Lender or in blank; and (ii) all Permitted Investments and all other property delivered to Lender pursuant to this Agreement will be promptly credited to one of the Pledged Accounts.

(b) Borrower hereby agrees that each item of property (whether investment property, financial asset, security, instrument, cash or otherwise) credited to any Pledged Account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC.

(c) Borrower acknowledges and agrees that the Collection Account Bank and Local Collection Account Bank shall comply with all “entitlement orders” (i.e. an order directing transfer or redemption of any financial asset relating to a Pledged Account, and any “entitlement order” as defined in Section 8-102(a)(8) of the UCC) and instructions (including any

“instruction” within the meaning of Section 9-104 of the UCC) originated by Lender without further action or consent by Borrower, Manager or any other Person. Lender shall deliver any such order or instruction in accordance with the terms of this Agreement.

(d) Regardless of any provision in any other agreement, for purposes of the UCC, with respect to each Pledged Account, New York shall be deemed to be the bank’s jurisdiction (within the meaning of Section 9-304 of the UCC) and the securities intermediary’s jurisdiction (within the meaning of Section 8-110 of the UCC).

(e) Except for the claims and interest of Lender and of Borrower in the Pledged Accounts, Borrower represents and warrants that it does not know of any Lien on or claim to, or interest in, any Pledged Account or in any “financial asset” (as defined in Section 8-102(a) of the UCC) credited thereto. If any Person (other than Lender, Collection Account Bank, as agent for Lender, or Local Collection Account Bank, as agent for Lender) asserts any Lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Pledged Accounts or in any financial asset carried therein, Borrower will promptly notify Lender thereof and shall indemnify, defend and hold Lender and each of the Indemnified Parties harmless from and against any such Lien, encumbrance or claim.

Section 2.15. Security Agreement.

(a) Pledge of Pledged Accounts. To secure the full and punctual payment and performance of all of the Indebtedness and Crossed Indebtedness, Borrower hereby assigns, conveys, pledges and transfers to Lender, as secured party, and grants Lender a first priority and continuing security interest in and to, the following property, whether now owned or existing or hereafter acquired or arising and regardless of where located (collectively, the “Account Collateral”):

(i) all of Borrower’s right, title and interest in the Pledged Accounts and all Money and Permitted Investments, if any, from time to time deposited or held in the Pledged Accounts or purchased with funds or assets on deposit in the Pledged Accounts;

(ii) all of Borrower’s right, title and interest in interest, dividends, Money, Instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any of the foregoing until such time as such items are disbursed from the Pledged Accounts; and

(iii) to the extent not covered by clause (i) or (ii) above, all Proceeds of any or all of the foregoing until such time as such items are disbursed from the Pledged Accounts.

Lender and Collection Account Bank and Local Collection Account Bank, each as agent for Lender, shall have with respect to the foregoing collateral, in addition to the rights and remedies herein set forth, all of the rights and remedies available to a secured party under the UCC, as if such rights and remedies were fully set forth herein.

(b) Covenants; Sole Dominion and Control. Borrower shall not have any right to withdraw Money from the Pledged Accounts. Borrower acknowledges and agrees that the Pledged Accounts are and shall at all times continue to be subject to and under the sole dominion and control, and the “control” within the meaning of Sections 9-104 and 9-106 of the UCC, of Lender. Notwithstanding anything set forth herein to the contrary, neither Borrower nor Manager nor any other person or entity, through or under Borrower, shall have any control over the use of, or any right to withdraw any amount from, any Pledged Accounts, and Borrower acknowledges that the Collection Account Bank and the Local Collection Account Bank shall comply with all instructions originated by Lender without further consent by Borrower. Borrower acknowledges and agrees that the Collection Account Bank and Local Collection Account Bank shall comply with the instructions of Lender with respect to the Pledged Accounts without the further consent of Borrower or Manager. The Account Collateral shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other banking authority or Governmental Authority, as may now or hereafter be in effect, and to the rules, regulations and procedures of the financial institution where the Account Collateral is maintained relating to demand deposit accounts generally from time to time in effect.

(c) Financing Statements; Further Assurances. Borrower hereby irrevocably authorizes Lender at any time and from time to time to file any financing statements or continuation statements, and amendments to financing statements, in any jurisdictions and with any filing offices as Lender may determine, in its sole discretion, are necessary or advisable to perfect the security interests granted to Lender in connection herewith. Such financing statements may describe the collateral in the same manner as described in any security agreement or pledge agreement entered into by the parties in connection herewith or may contain an indication or description of collateral that describes such property in any other manner as Lender may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the collateral granted to Lender in connection herewith, including, without limitation, describing such property as “all assets” or “all personal property” of Borrower whether now owned or hereafter acquired. From time to time, at the expense of Borrower, Borrower shall promptly execute and deliver all further instruments, and take all further action, that Lender may reasonably request, in order to continue the perfection and protection of the pledge and security interest granted or purported to be granted hereby.

(d) Transfers and Other Liens. Borrower shall not sell or otherwise dispose of any of the Account Collateral other than pursuant to the terms of this Agreement and the other Loan Documents, or create or permit to exist any Lien upon or with respect to all or any of the Account Collateral, except for the Lien granted to Lender under or as contemplated by this Agreement.

(e) No Waiver. Every right and remedy granted to Lender under this Agreement or by law may be exercised by Lender at any time and from time to time, and as often as Lender may deem it expedient. Any and all of Lender’s rights with respect to the pledge of and security interest in the Account Collateral granted hereunder shall continue unimpaired, and to the extent permitted by law, Borrower shall be and remain obligated in accordance with the terms hereof, notwithstanding (i) any proceeding of Borrower under the United States Bankruptcy Code or any bankruptcy, insolvency or reorganization laws or statutes of any state,

(ii) the release or substitution of Account Collateral at any time, or of any rights or interests therein or (iii) any delay, extension of time, renewal, compromise or other indulgence granted by Lender in the event of any Default with respect to the Account Collateral or otherwise hereunder. No delay or extension of time by Lender in exercising any power of sale, option or other right or remedy hereunder, and no notice or demand which may be given to or made upon Borrower by Lender, shall constitute a waiver thereof, or limit, impair or prejudice Lender’s right, without notice or demand, to take any action against Borrower or to exercise any other power of sale, option or any other right or remedy.

(f) Lender Appointed Attorney-In-Fact. Borrower hereby irrevocably constitutes and appoints Lender as Borrower’s true and lawful attorney-in-fact, with full power of substitution, at any time after the occurrence and during the continuation of an Event of Default, to execute, acknowledge and deliver any instruments and to exercise and enforce every right, power, remedy, option and privilege of Borrower with respect to the Account Collateral, and do in the name, place and stead of Borrower, all such acts, things and deeds for and on behalf of and in the name of Borrower with respect to the Account Collateral, which Borrower could or might do or which Lender may deem necessary or desirable to more fully vest in Lender the rights and remedies provided for herein with respect to the Account Collateral and to accomplish the purposes of this Agreement. The foregoing powers of attorney are irrevocable and coupled with an interest and shall terminate upon repayment of the Indebtedness and (subject to Section 2.11(g)) Crossed Indebtedness in full.

(g) Continuing Security Interest; Termination. This Section 2.15 shall create a continuing pledge of and security interest in the Account Collateral and shall remain in full force and effect until payment in full by Borrower of the Indebtedness and (subject to Section 2.11(g)) the payment in full of all Crossed Indebtedness. Upon payment in full by Borrower of the Indebtedness and (subject to Section 2.11(g)) payment in full of all Crossed Indebtedness, Lender shall return to Borrower such of the Account Collateral as shall not have been applied pursuant to the terms hereof, and shall execute such instruments and documents as may be reasonably requested by Borrower to evidence such termination and the release of the pledge and lien hereof.

Section 2.16. Mortgage Recording Taxes. The Lien to be created by the Mortgage is intended to encumber the Mortgaged Property to the full extent of the Indebtedness. On the Closing Date, Borrower shall have paid all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Mortgage, if any.

ARTICLE III.

CONDITIONS PRECEDENT

Section 3.1. Conditions Precedent to Closing. The obligation of the Lender to make the Loan is subject to the satisfaction by Borrower (and Guarantor, where applicable) or waiver by Lender of the following conditions no later than the Closing Date:

(a) Loan Agreement. Borrower and Lender shall have executed and delivered this Agreement.

(b) Note. Borrower shall have executed and delivered to Lender the Note.

(c) Environmental Indemnity Agreement; Guaranty of Non-Recourse Obligations. Borrower and Guarantor shall have executed and delivered the Environmental Indemnity Agreement to Lender. Guarantor shall have executed and delivered the Guaranty of Non-Recourse Obligations.

(d) Opinions of Counsel. Lender shall have received from counsel to Borrower and the Guarantor, legal opinions in form and substance acceptable to Lender, with respect to corporate matters and with respect to substantive non-consolidation of either Guarantor or the Manager, on the one hand, and either Borrower or any SPC Party, on the other, in the event of the bankruptcy of either Guarantor or the Manager. Such legal opinions shall be addressed to Lender and its successors and assigns, dated the Closing Date, and in form and substance reasonably satisfactory to Lender and its counsel.

(e) Organizational Documents. Lender shall have received with respect to each of Borrower and the Guarantor its certificate of formation, certificate of limited partnership or certificate of incorporation, as applicable, as amended, modified or supplemented to the Closing Date, as filed with the Secretary of State in the jurisdiction of organization and in effect on the Closing Date and certified to be true, correct and complete by the appropriate Secretary of State as of a date not more than thirty (30) days prior to the Closing Date, together with a good standing certificate from such Secretary of State dated not more than thirty (30) days prior to the Closing Date and, for Borrower to the extent required by applicable law, a good standing certificate from the Secretaries of State (or the equivalent thereof) of each other State in which Borrower is required to be qualified to transact business, each dated not more than thirty (30) days prior to the Closing Date.

(f) Certified Resolutions, etc. Lender shall have received a certificate of each of Borrower and the Guarantor dated the Closing Date, certifying (i) the names and true signatures of its incumbent officers authorized to sign the Loan Documents to which Borrower or the Guarantor is a party, (ii) the Organizational Agreement of each of Borrower and Guarantor, in each case as in effect on the Closing Date, (iii) the resolutions of each of Borrower and the Guarantor, approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, and (iv) that there have been no changes in any Organizational Agreement since the date of execution or preparation thereof.

(g) Additional Matters. Lender shall have received such other certificates, opinions, documents and instruments relating to the Loan as may have been reasonably requested by Lender. All corporate and other organizational proceedings, all other documents (including, without limitation, all documents referred to herein and not appearing as exhibits hereto) and all legal matters in connection with the Loan shall be reasonably satisfactory in form and substance to Lender.

(h) Transaction Costs. Borrower shall have paid all Transaction Costs for which bills have been submitted in accordance with the provisions of Section 8.23.

(i) No Default or Event of Default. No event which would constitute either a Default or Event of Default under this Agreement or the other Loan Documents shall have occurred and be continuing on the Closing Date.

(j) No Injunction. No law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending or threatened, which in the good faith judgment of Lender would enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, the making or repayment of the Loan or the consummation of the Transaction.

(k) Representations and Warranties. The representations and warranties herein and in the other Loan Documents shall be true and correct in all material respects on the Closing Date.

(l) Survey; Appraisal. Lender shall have received the Survey and the Appraisal with respect to the Mortgaged Property, which shall be in form and substance reasonably satisfactory to Lender.

(m) Property Condition Assessment. Lender shall have received the Property Condition Assessment with respect to the Mortgaged Property prepared by the Engineer or another Person acceptable to the Lender, which Property Condition Assessment shall be reasonably acceptable to Lender.

(n) Environmental Matters. Lender shall have received an Environmental Report prepared by an Environmental Auditor with respect to the Mortgaged Property, which Environmental Report shall be reasonably acceptable to Lender.

(o) Financial Information. Lender shall have received financial information relating to the Guarantor, Borrower and the Mortgaged Property reasonably satisfactory to Lender. Such information shall include the following, to the extent reasonably available:

(i) operating statements for the current year (including actual to date information, an annual budget and trailing twelve month data in hard copy and on diskette) and for not less than the three preceding years (including tenant improvements costs, leasing commissions, capital reserves, major repairs, replacement items and occupancy rates in hard copy and on diskette);

(ii) copies of Leases with respect to the tenants of the Mortgaged Property, a copy of the standard lease form, if any, and tenant lease abstracts, if available;

(iii) current property rent roll data on a tenant by tenant basis in hard copy (including name, square footage, lease term, expiration date, renewal options, base rent per square foot, sales volume psf (if applicable), percentage rent terms (if applicable), additional rent clauses (including stops, offsets, and other special provisions), escalation clauses for increase in operating expense, maintenance, insurance, real estate taxes and utilities, assignment, sublet and cancellation provisions and purchase options);

(iv) current real estate tax bills and historical real estate tax bills of record for the Mortgaged Property for not less than the three preceding years; and

(v) the most recent annual financial statements and unaudited quarterly financial statements (if any).

The annual financial statements relating to the Mortgaged Property and Borrower shall be either (x) audited by a “Big Four” accounting firm or another firm of certified public accountants reasonably acceptable to Lender or (y) prepared in accordance with agreed upon procedures reasonably acceptable to Lender to be performed by a “Big Four” accounting firm or another firm of certified public accountants reasonably acceptable to Lender to create similar information.

(p) Pro-Forma Financial Statement; Operating Budget. Lender shall have received (i) the initial pro-forma financial statement and Operating Budget for the Mortgaged Property for the following twelve months (including on an annual and monthly basis a break-down of projected Gross Revenues, Property Expenses, Capital Improvement Costs (including Leasing Commissions and TI Costs), replacement reserve costs and average occupancy level (expressed as a percentage)), (ii) a financial statement that forecasts projected revenues and operating expenses for not less than three years (including the assumptions used in such forecast), and (iii) any local market study and/or research and demographics report prepared for Borrower and/or commercially available.

(q) Site Inspection. Borrower shall have provided to Lender the opportunity to perform, or cause to be performed on its behalf, an on-site due diligence review of the Mortgaged Property, which inspection is reasonably satisfactory to Lender.

(r) Mortgaged Property Documents.

(i) Mortgage; Assignment of Rents and Leases. Borrower shall have executed and delivered to Lender the Mortgage and the Assignment of Rents and Leases with respect to the Mortgaged Property and such Mortgage and Assignment of Rents and Leases shall have been filed of record in the appropriate filing office in the jurisdiction in which the Mortgaged Property is located or irrevocably delivered to a title agent for such recordation.

(ii) Financing Statements. Borrower shall have executed and delivered to Lender all financing statements required by Lender pursuant hereto and such financing statements shall have been filed of record in the appropriate filing offices in each of the appropriate jurisdictions or irrevocably delivered to a title agent for such recordation.

(iii) Management Agreement and Manager’s Subordination. Lender shall have received the executed Management Agreement for the Mortgaged Property and the Manager shall have executed and delivered the Manager’s Subordination to Lender.

(iv) Contract Assignment. Borrower shall have executed and delivered to Lender a Contract Assignment with respect to the Mortgaged Property.

(s) Opinions of Counsel. Lender shall have received from counsel to Borrower reasonably acceptable to Lender in each state in which any Mortgaged Property is located its legal opinion, as to (i) the enforceability of the Mortgage, Assignment of Rents and Leases and any other Loan Documents governed by the law of such jurisdiction, (ii) perfection of Liens and security interests and (iii) other matters referred to therein with respect to the Mortgaged Property. The legal opinions will be addressed to Lender and its successors and assigns, dated the Closing Date, and in form and substance reasonably satisfactory to Lender and its counsel.

(t) Insurance. Lender shall have received certificates of insurance demonstrating insurance coverage in respect of the Mortgaged Property of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in this Agreement. Such certificates shall indicate that Lender is a named additional insured and shall contain a loss payee endorsement in favor of Lender with respect to the property policies required to be maintained under this Agreement.

(u) Title Insurance Policy. Lender shall have received countersigned pro forma title policies or marked binders constituting the unconditional commitment (in form and substance reasonably satisfactory to Lender) to issue the Title Insurance Policy covering the Mortgaged Property with an aggregate amount at least equal to the Loan Amount.

(v) Lien Search Reports. Lender shall have received satisfactory reports of UCC (collectively, the “UCC Searches”), tax lien, judgment and litigation searches and title updates conducted by the companies issuing the Title Insurance Policy with respect to the Collateral, Guarantor and Borrower, such searches to be conducted in each of the locations required by Lender.

(w) Consents, Licenses, Approvals, etc. Lender shall have received copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by Borrower and Guarantor and the validity and enforceability, of the Loan Documents, and such consents, licenses and approvals shall be in full force and effect.

(x) Additional Real Estate Matters. Lender shall have received such other real estate related certificates and documentation relating to the Mortgaged Property as Lender may have reasonably requested. Such documentation shall include the following as requested by Lender and to the extent reasonably available:

(i) certificates of occupancy issued by the appropriate Governmental Authority of the jurisdiction in which the Mortgaged Property is located reflecting, and consistent with, the use of the Mortgaged Property as of the Closing Date;

(ii) letters from the appropriate local Governmental Authorities of the jurisdiction in which the Mortgaged Property is located, certifying that the Mortgaged Property is in compliance with all applicable zoning laws, rules and regulations, and a zoning endorsement to the applicable Title Insurance Policy with respect to the Mortgaged Property or an opinion of zoning counsel to such effect;

(iii) copies of the Leases in effect at the Mortgaged Property as Lender may request (in addition to the copies delivered above); and

(iv) estoppel certificates in form and substance acceptable to Lender in respect of at least 75% of the rentable square footage rented to commercial tenants and every commercial tenant that rents more than 5% of the rentable square footage at the Mortgaged Property or such other percentages as shall be acceptable to Lender.

(y) Closing Statement. Lender and Borrower shall have agreed upon a detailed closing statement in a form reasonably acceptable to Lender, which includes a complete description of Borrower’s sources and uses of funds on the Closing Date.

(z) Crossed Loan Documents. The Crossed Loan Documents shall have been executed and delivered by the Crossed Borrower and other Persons party thereto.

Section 3.2. Execution and Delivery of Agreement. The execution and delivery of this Agreement by each party to this Agreement shall be deemed to constitute the satisfaction or waiver of the conditions set forth in Section 3.1; provided, that any such deemed satisfaction or waiver shall be solely for the purposes of Section 3.1 and shall not be deemed or construed to constitute a waiver of any other provision of this Agreement or of any provisions of any of the other Loan Documents, including, without limitation, any undelivered items undertaking or agreement or other post-closing agreement or undertaking entered into by Borrower and/or Guarantor.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.1. Representations and Warranties as to Borrower. Borrower represents and warrants that, as of the Closing Date:

(a) Organization. Borrower (i) is a duly organized and validly existing limited liability company or limited partnership, as applicable, in good standing under the laws of the State of Texas, (ii) has the requisite power and authority to own its properties (including, without limitation, the Mortgaged Property) and to carry on its business as now being conducted and is qualified to do business in the jurisdiction in which the Mortgaged Property is located, and (iii) has the requisite power to execute and deliver, and perform its obligations under, this Agreement, the Note and all of the other Loan Documents to which it is a party.

(b) Authorization; No Conflict; Consents and Approvals. The execution and delivery by Borrower of this Agreement, the Note and each of the other Loan Documents to which it is a party, Borrower’s performance of its obligations hereunder and under such other Loan Documents and the creation of the security interests and liens provided for in this Agreement and the other Loan Documents to which it is a party (i) have been duly authorized by all requisite action on the part of Borrower, (ii) will not violate any provision of any Legal Requirements, any order of any court or other Governmental Authority, the Organizational Agreement or any indenture or agreement or other instrument to which Borrower is a party or by which Borrower is bound, and (iii) will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any Lien of any nature whatsoever upon the Mortgaged Property pursuant to, any such indenture or agreement or material instrument other than the Loan Documents. Other than those obtained or filed on or prior to the Closing Date, Borrower is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority or other agency in connection with or as a condition to the execution, delivery or performance of this Agreement, the Note or the other Loan Documents executed and delivered by Borrower.

(c) Enforceability. This Agreement, the Note and each other Loan Document executed by Borrower in connection with the Loan (including, without limitation, any Collateral Security Instrument), is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles. This Agreement, the Note and such other Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower (including the defense of usury), and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

(d) Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending and served or, to the best knowledge of Borrower, threatened against Borrower, Guarantor or any Collateral, which actions, suits or proceedings, if determined against Borrower, Guarantor or such Collateral, are reasonably likely to result in a Material Adverse Effect.

(e) Agreements. Borrower is not in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or any Collateral is bound which default is reasonably likely to have a Material Adverse Effect. Neither Borrower nor, to Borrower’s knowledge, Guarantor is a party to any agreement or instrument or subject to any restriction that is reasonably likely to have a Material Adverse Effect.

(f) No Bankruptcy Filing. Neither Borrower nor, to Borrower’s knowledge, Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a material portion of its assets or property. To the best knowledge of Borrower, no Person is contemplating the filing of any such petition against Borrower.

(g) Solvency. Giving effect to the transactions contemplated hereby, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities (including, without limitation, subordinated, unliquidated, disputed and contingent liabilities). The present fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities (including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured). Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

(h) Other Debt. Borrower has not borrowed or received other debt financing (whether unsecured or secured by the Mortgaged Property or any part thereof) which is outstanding as of the Closing Date. As of the Closing Date, Borrower has no Other Borrowings other than trade debt expressly permitted under Article VIII of this Agreement and the Crossed Loans.

(i) Full and Accurate Disclosure. No statement of fact made by or on behalf of Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. To the best knowledge of Borrower, there is no fact that has not been disclosed to Lender that is reasonably likely to result in a Material Adverse Effect.

(j) Financial Information. All financial statements and other data concerning Borrower, the Mortgaged Property and, to Borrower’s knowledge, Guarantor, that has been delivered by or on behalf of Borrower or Guarantor to Lender is true, complete and correct in all material respects and, except as disclosed on Schedule 4 attached hereto, has been prepared in accordance with GAAP. Since the delivery of such data, except as otherwise disclosed in writing to Lender, there has been no change in the financial position of Borrower, the Mortgaged Property or, to Borrower’s knowledge, Guarantor, or in the results of operations of Borrower or, to Borrower’s knowledge, Guarantor, which change results or is reasonably likely to result in a Material Adverse Effect. Neither Borrower nor, to Borrower’s knowledge, Guarantor has incurred any obligation or liability, contingent or otherwise, not reflected in such financial data, which is likely to have a Material Adverse Effect upon its business operations or the Mortgaged Property.

(k) Investment Company Act; Public Utility Holding Company Act. Borrower is not (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money in accordance with this Agreement.

(l) Compliance. Borrower is in compliance with all applicable Legal Requirements, except for noncompliance that is not reasonably likely to have a Material Adverse Effect. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority except for defaults or violations which are not reasonably likely to have a Material Adverse Effect.

(m) Use of Proceeds; Margin Regulations. Borrower will use the proceeds of the Loan for the purposes described in Section 2.2. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of

Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements.

(n) Organizational Chart. The organizational chart set forth as Schedule 2 accurately sets forth the direct and indirect ownership structure of Borrower as of the Closing Date.

(o) No Defaults. No Default or Event of Default exists under or with respect to any Loan Document.

(p) Plans and Welfare Plans. The assets of Borrower do not constitute “plan assets” under regulations currently promulgated under ERISA. Neither Borrower nor any ERISA Affiliate sponsors, maintains, contributes to or is required to contribute to any Plan or Multiemployer Plan nor has the Borrower or any ERISA Affiliate sponsored, maintained, contributed to or been required to contribute to any Plan or Multiemployer Plan within the past six years. There are no pending issues or claims before the Internal Revenue Service, the United States Department of Labor or any court of competent jurisdiction related to any Plan or Welfare Plan that would reasonably be expected to result in a material liability to Borrower. There have been no violations of Section 4980B of the Code or Section 601, et seq. of ERISA by Borrower or any of its ERISA Affiliates that would reasonably be expected to result in a material liability to Borrower. No event has occurred, and there exists no condition or set of circumstances, in connection with any Plan or Welfare Plan under which Borrower or, to the best knowledge of Borrower, any ERISA Affiliate, directly or indirectly (through an indemnification agreement or otherwise), is reasonably likely to be subject to any material risk of material liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code. No Welfare Plan provides or will provide any retiree or post-employment medical, disability or life insurance benefits with respect to any current or former employee of Borrower, or, to the best knowledge of Borrower, any ERISA Affiliate other than (i) coverage mandated by applicable law, (ii) death or disability benefits that have been fully provided for by fully paid up insurance or (iii) severance benefits.

(q) Additional Borrower UCC Information. Borrower’s organizational identification number is 800328440 and the full legal name of Borrower is as set forth on the signature pages hereof and Borrower has not done in the last five (5) years, and does not do, business under any other name (including any trade-name or fictitious business name).

(r) Not Foreign Person. Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the Code.

(s) Labor Matters. Borrower is not a party to any collective bargaining agreements.

(t) Pre-Closing Date Activities. Borrower has not conducted any business or other activity on or prior to the Closing Date, other than in connection with the acquisition, management and ownership of the Mortgaged Property.

(u) No Bankruptcies or Criminal Proceedings Involving Borrower or Related Parties. No bankruptcy, insolvency, reorganization or comparable proceedings have ever been instituted by or against Borrower, any Guarantor, any SPC Party, any other owner of any direct ownership interest in Borrower (each such Person being herein referred to as a “Principal”), and no such proceeding is now pending or contemplated. None of Borrower, any Principal, or to Borrower’s knowledge, any other individual or entity directly or indirectly owning or controlling, or the family members of which own or control, any direct or indirect beneficial ownership interest in Borrower or in the Manager or asset manager for the Mortgaged Property, have been charged, indicted or convicted, or are currently under the threat of charge, indictment or conviction, for any felony or crime punishable by imprisonment.

(v) No Prohibited Persons. Neither Borrower nor, to Borrower’s knowledge, any Guarantor or any other Principal or nor any of their respective officers, directors, shareholders, partners or members is or will be an entity or person: (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive` Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf)(the “OFAC List”); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO 13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).

Section 4.2. Representations and Warranties as to the Mortgaged Property. Borrower hereby represents and warrants to Lender that, as to the Mortgaged Property and the Mortgage, as of the Closing Date:

(a) Title to the Mortgaged Property. Borrower owns good, marketable and insurable fee simple title to the Mortgaged Property (other than Personalty), free and clear of all Liens, other than the Permitted Encumbrances. Borrower owns the Personalty free and clear of any and all Liens, other than Permitted Encumbrances. There are no outstanding options to purchase or rights of first refusal or restrictions on transferability affecting any Mortgaged Property or any portion thereof or interest therein.

(b) Utilities and Public Access. Except as disclosed on Schedule 4, (i) the Mortgaged Property has adequate rights of access to public ways and is served by public water, electric, sewer, sanitary sewer and storm drain facilities; (ii) all public utilities necessary to the continued use and enjoyment of the Mortgaged Property as presently used and enjoyed are located in the public right-of-way abutting the premises, and all such utilities are connected so as to serve the Mortgaged Property without passing over other property except for land or easement areas of or available to the utility company providing such utility service; and (iii) all roads necessary for the full utilization of the Mortgaged Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities or are the subject of access easements for the benefit of the Mortgaged Property.

(c) Condemnation. No Taking has been commenced or, to the best of Borrower’s knowledge, is contemplated with respect to all or any portion of any Mortgaged Property or for the relocation of roadways providing access to any Mortgaged Property.

(d) Compliance. The Mortgaged Property and the current use thereof is in compliance with all applicable Legal Requirements (including, without limitation, building, parking, subdivision, land use, health, fire, safety and zoning ordinances and codes) and all applicable Insurance Requirements, except for noncompliance which is not reasonably expected to result in a Material Adverse Effect. No legal proceedings are pending or, to the knowledge of Borrower, threatened with respect to the zoning of the Mortgaged Property. No tract map, parcel map, condominium plan, condominium declaration, or plat of subdivision will be recorded by Borrower with respect to the Mortgaged Property without Lender’s prior written consent.

(e) Environmental Compliance. Except for matters set forth in the Environmental Reports delivered to Lender in connection with the Loan (true, correct and complete copies of which have been provided to Lender by Borrower):

(i) Borrower and the Mortgaged Property are in full compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by Borrower or the Manager of all environmental, health and safety permits, licenses and other governmental authorizations required in connection with their ownership and operation of the Mortgaged Property under all Environmental Laws), except for noncompliance which is not reasonably expected to result in a Material Adverse Effect.

(ii) There is no Environmental Claim pending or, to the actual knowledge of Borrower, threatened, and no penalties arising under Environmental Laws have been assessed against Borrower, to Borrower’s knowledge, the Manager or any Mortgaged Property, or, to the actual knowledge of Borrower, against any Person whose liability for any Environmental Claim Borrower or the Manager has or may have retained or assumed either contractually or by operation of law which is reasonably likely to result in a Material Adverse Effect.

(iii) No investigation or review is pending or, to the actual knowledge of Borrower, threatened by any Governmental Authority, citizens group, employee or other Person with respect to any alleged failure by Borrower or the Manager or any Mortgaged Property to have any environmental, health or safety permit, license or other authorization required under, or to otherwise comply with, any Environmental Law or with respect to any alleged liability of Borrower or the Manager for any Use or Release of any Hazardous Substances which is reasonably likely to result in a Material Adverse Effect.

(iv) There are no present and, to the best knowledge of the Borrower, there have been no past Releases of any Hazardous Substances that are reasonably likely to form the basis of any Environmental Claim against Borrower, the Manager, any Mortgaged Property or against any Person whose liability for any Environmental Claim Borrower or the Manager has or may have retained or assumed either contractually or by operation of law (other than Hazardous Substances being used in amounts that are customary for properties such as the Mortgaged Property and for purposes that are typical for properties such as the Mortgaged Property and the tenants thereof in the ordinary course of business and in all cases are utilized in compliance with Environmental Law in all material respects) and which are reasonably likely to result in a Material Adverse Effect.

(v) Without limiting the generality of the foregoing, to the best knowledge of the Borrower, there is not present at, on, in or under any Mortgaged Property, any Hazardous Substances (including, without limitation, PCB-containing equipment, asbestos or asbestos containing materials, underground storage tanks or surface impoundments for Hazardous Substances, lead in drinking water or lead based paint) (other than Hazardous Substances being used in amounts that are customary for properties such as the Mortgaged Property and for purposes that are typical for properties such as the Mortgaged Property and the respective tenants thereof in the ordinary course of business and in all cases are utilized in compliance with Environmental Law in all material respects) or any fungus, mold, mildew or biological agent the presence of which is reasonably likely to materially adversely affect the value or utility of such Mortgaged Property.

(vi) No liens are presently recorded with the appropriate land records under or pursuant to any Environmental Law with respect to the Mortgaged Property and no Governmental Authority has been taking or, to the actual knowledge of Borrower, is in the process of taking any action that could subject the Mortgaged Property to Liens under any Environmental Law.

(vii) There have been no environmental investigations, studies, audits, reviews or other analyses conducted by or that are in the possession of Borrower in relation to any Mortgaged Property which have not been made available to Lender.

(f) Mortgage and Other Liens. Each Mortgage creates a valid and enforceable first priority Lien on the applicable Mortgaged Property described therein, as security for the repayment of the Indebtedness, subject only to the Permitted Encumbrances applicable to such Mortgaged Property. This Agreement creates a valid and enforceable first priority Lien on all Account Collateral (subject to Permitted Encumbrances). Each Collateral Security Instrument establishes and creates a valid, subsisting and enforceable Lien on and a security interest in, or claim to, the rights and property described therein. All property covered by any Collateral Security Instrument in which a security interest can be perfected by the filing of a financing statement is subject to a UCC financing statement filed and/or recorded, as appropriate (or irrevocably delivered to an agent for such recordation or filing) in all places necessary to perfect a valid first priority (subject to Permitted Encumbrances) Lien with respect to the rights and property that are the subject of such Collateral Security Instrument to the extent governed by the UCC.

(g) Assessments. Except as disclosed on the Title Insurance Policy, there are no pending or, to the best knowledge of Borrower, proposed special or other assessments for public improvements or otherwise affecting any Mortgaged Property, nor are there any contemplated improvements to any Mortgaged Property that may result in such special or other assessments.

(h) No Joint Assessment; Separate Lots. Borrower has not suffered, permitted or initiated the joint assessment of the Mortgaged Property (i) with any other real property constituting a separate tax lot, and (ii) with any portion of the Mortgaged Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Mortgaged Property as a single lien. The Mortgaged Property is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot.

(i) No Prior Assignment. Lender is the collateral assignee of Borrower’s interest under the Leases. There are no prior assignments of the Leases or any portion of the Rent due and payable or to become due and payable which are presently effective.

(j) Permits; Certificate of Occupancy. Borrower has obtained all Permits necessary to the use and operation of the Mortgaged Property, except for noncompliance which is not reasonably expected to result in a Material Adverse Effect. The use being made of the Mortgaged Property is in conformity with the certificate of occupancy and/or such Permits for such Mortgaged Property and any other restrictions, covenants or conditions affecting such Mortgaged Property, except for noncompliance which is not reasonably expected to result in a Material Adverse Effect.

(k) Flood Zone. Except as shown on the Survey, no Mortgaged Property or any portion thereof is located in a flood hazard area as defined by the Federal Insurance Administration.

(l) Physical Condition. Except as set forth in the Property Condition Assessment, to the best knowledge of Borrower, the Mortgaged Property is free of structural defects and all Improvements, including the building systems contained therein are in good working order subject to ordinary wear and tear.

(m) Security Deposits. Borrower and the Manager are in compliance with all Legal Requirements relating to all Security Deposits with respect to the Mortgaged Property except for noncompliance which is not reasonably expected to result in a Material Adverse Effect.

(n) Intellectual Property. All material Intellectual Property that Borrower owns or has pending, or under which it is licensed, is in good standing and, to Borrower’s knowledge, uncontested. There is no right under any Intellectual Property necessary to the business of Borrower as presently conducted or as Borrower contemplates conducting its business. Borrower has not received notice of infringement with respect to asserted Intellectual Property of others. To Borrower’s knowledge, there is no infringement by others of material Intellectual Property of Borrower.

(o) No Encroachments. Except as shown on the Survey, to the best knowledge of Borrower, (i) all of the Improvements which were included in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, (ii) no improvements on adjoining properties encroach upon any Mortgaged Property, (iii) no Improvements encroach upon any easements or other encumbrances affecting the Mortgaged Property in a manner that is reasonably expected to materially and adversely affect the value or marketability of the Mortgaged Property, and (iv) all of the Improvements comply with all material requirements of any applicable zoning and subdivision laws and ordinances.

(p) Management Agreement. The Management Agreement is in full force and effect in accordance with its terms. There is no default, breach or violation existing thereunder by Borrower or, to the best knowledge of Borrower, any other party thereto and no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach or violation by Borrower or, to the best knowledge of Borrower, any other party thereunder or entitle Borrower or, to the best knowledge of Borrower, any other party thereto to terminate any such agreement.

(q) Leases. No Mortgaged Property is subject to any Leases other than the Leases described in the rent rolls delivered to Lender in connection with the making of the Loan. No person has any possessory interest in any Mortgaged Property or right to occupy the same except under and pursuant to the provisions of the Leases. The current Leases are in full force and effect in accordance with their respective terms and, except as disclosed on Schedule 4, there are no monetary or other material defaults thereunder by either party and no conditions which with the passage of time and/or notice would constitute monetary or other material defaults thereunder. Except as disclosed on Schedule 4, no portion of the Mortgaged Property is leased to or occupied by any Affiliate of Borrower.

Section 4.3. Survival of Representations. Borrower agrees that (i) all of the representations and warranties of Borrower set forth in Section 4.1 and 4.2 and in the other Loan Documents delivered on the Closing Date are made as of the Closing Date, and (ii) all representations and warranties made by Borrower shall survive the delivery of the Note and making of the Loan and continue for so long as any amount remains owing to Lender under this Agreement, the Note or any of the other Loan Documents; provided, however, that the representations set forth in Section 4.2(e) shall survive in perpetuity. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on Lender’s behalf.

ARTICLE V.

AFFIRMATIVE COVENANTS

Section 5.1. Affirmative Covenants. Borrower covenants and agrees that, from the date hereof and until payment in full of the Indebtedness:

(a) Existence; Compliance with Legal Requirements: Insurance. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence as a limited liability company or limited partnership, as applicable, and any rights, licenses, Permits and franchises necessary for the conduct of its business and will comply with all Legal Requirements and Insurance Requirements applicable to it and to the Mortgaged Property in all material respects. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property necessary for the continued conduct of its business and keep the Mortgaged Property in good repair, working order and condition, except for reasonable wear and use (and except for casualty losses as to which other provisions hereof shall govern), and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto.

(b) Basic Carrying Costs and Other Claims; Contest.

(i) Subject to Borrower’s contest rights set forth in Section 5.1(b)(ii) below, Borrower will pay prior to delinquency (A) all Basic Carrying Costs with respect to Borrower and the Mortgaged Property; (B) all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of the Mortgaged Property or its other properties or assets (hereinafter referred to as the “Lien Claims”); and (C) all federal, state and local income taxes, sales taxes, excise taxes and all other taxes and assessments of Borrower on its business, income or assets; in each instance before any penalty or fine is incurred with respect thereto. Borrower’s obligation to pay Basic Carrying Costs pursuant to this Agreement shall include, to the extent permitted by applicable law, Impositions resulting from future changes in law which impose upon Lender an obligation to pay any property taxes on the Mortgaged Property or other Impositions.

(ii) Borrower shall not be required to pay, discharge or remove any Imposition or Lien Claim so long as Borrower contests in good faith such Imposition or Lien Claim or the validity, applicability or amount thereof by an appropriate legal proceeding which operates to prevent the collection of such amounts and the sale of the applicable Mortgaged Property or any portion thereof, so long as:

(A) the Indebtedness shall not have been accelerated, if an Event of Default shall have occurred and be continuing;

(B) prior to the date on which such Imposition or Lien Claim would otherwise have become delinquent, Borrower shall have given Lender prior written notice of its intent to contest said Imposition or Lien Claim deposited with Lender (or with a court of competent jurisdiction or other appropriate body approved by Lender) such additional amounts as are necessary to keep on deposit at all times, an amount equal to at least one hundred twenty five percent (125%) (or such higher amount as may be required by applicable law) of the total of (x) the balance of such Imposition or Lien Claim then remaining unpaid, and (y) all interest, penalties, costs and charges accrued or accumulated thereon, together with such other security as may be required in the proceeding, or as may be reasonably required by Lender, to insure the payment of any such Imposition or Lien Claim and all interest and penalties thereon; provided, that notwithstanding the foregoing, with respect to Impositions or Lien Claims in an amount not in excess of $100,000, Borrower shall not be required to deposit such amounts with the Lender, so long as Borrower demonstrates to the reasonable satisfaction of the Lender that Borrower has otherwise reserved such funds or such funds are otherwise available to the Borrower;

(C) no reasonable risk of sale, forfeiture or loss of any interest in the Mortgaged Property or any part thereof arises, in Lender’s reasonable judgment, during the pendency of such contest;

(D) such contest does not, in Lender’s determination, have a Material Adverse Effect;

(E) such contest is based on bona fide, material, and reasonable claims or defenses;

(F) such proceeding shall be permitted under and be conducted in accordance with the provisions of any documents evidencing any Permitted Encumbrances to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; and

(G) Borrower shall have obtained such endorsements to the Title Insurance Policy with respect to such Imposition or Lien Claim as Lender may require (or escrowed with a title insurance company funds sufficient to obtain such endorsements pursuant to escrow arrangements reasonably satisfactory to Lender).

Any such contest shall be prosecuted with due diligence, and Borrower shall promptly pay the amount (if any determined to be due) of such Imposition or Lien Claim as finally determined, together with all interest and penalties payable in connection therewith (if any). Lender shall have full power and authority, but no obligation, to apply any amount deposited with Lender under this subsection to the payment of any unpaid Imposition or Lien Claim to prevent the sale or forfeiture of the Mortgaged Property for non-payment thereof, if Lender reasonably believes that such sale or forfeiture is threatened. Any surplus retained by Lender after payment of the Imposition or Lien Claim for which a deposit was made shall be promptly repaid to Borrower unless an Event of Default shall have occurred and be continuing, in which case said surplus may be retained by Lender to be applied in accordance with Section 2.8.

(c) Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened (in writing) against Borrower, any of the constituent members or partners of Borrower, any Guarantor or the Mortgaged Property (or any portion thereof) which is reasonably likely to have a Material Adverse Effect.

(d) Environmental Remediation.

(i) If Borrower is required to undertake any investigation, site monitoring, cleanup, removal, restoration or other remedial work of any kind or nature pursuant to an order or directive of any Governmental Authority or under any applicable Environmental Law, because of or in connection with the current or future presence, suspected presence, Release or suspected Release of a Hazardous Substance on, under or from any Mortgaged Property or any portion thereof (collectively, the “Remedial Work”), Borrower shall promptly commence and diligently prosecute to completion all such Remedial Work, and shall conduct such Remedial Work in accordance with all applicable Environmental Laws. If any fungus, mold, mildew or other biological agent is present at any Mortgaged Property in a manner or at a level that is reasonably likely to materially adversely affect the value or utility of such Mortgaged Property or that poses a significant health risk, the Borrower shall promptly commence and diligently prosecute to completion the remediation of such condition to the reasonable satisfaction of the Lender or its servicer, which shall also constitute Remedial Work. In all events, such Remedial Work shall be commenced within such period of time as required under any applicable Environmental Law; provided, however, that Borrower shall not be required to commence such Remedial Work within the above specified time periods: (x) if prevented from doing so by any Governmental Authority, (y) if commencing such Remedial Work within such time periods would result in Borrower or such Remedial Work violating any Environmental Law or (z) if Borrower, at its expense and after prior notice to Lender, is contesting by appropriate legal, administrative or other proceedings conducted in good faith and with due diligence the need to perform Remedial Work, as long as (1) Borrower is permitted by the applicable Environmental Laws to delay performance of the Remedial Work pending such proceedings, (2) neither the Mortgaged Property nor any part thereof or interest therein shall be sold, forfeited or lost if Borrower does not perform the Remedial Work being contested, and Borrower would have the opportunity to do so, in the event of Borrower’s failure to prevail in the contest, (3) the Lenders would not, by virtue of such permitted contest, be exposed to any risk of any civil liability for which Borrower has not furnished additional security as provided in clause (4) below, or to any risk of criminal liability, and neither the Mortgaged Property nor any interest therein would be subject to the imposition of any lien for which Borrower has not furnished additional security as provided in clause (4) below, as a result of the failure to perform such Remedial Work and (4) Borrower shall have furnished to the Lender additional security in respect of the Remedial Work being contested and the loss or damage that may result from Borrower’s failure to prevail in such contest in such amount as may be reasonably requested by the Lender.

(ii) If requested by Lender, all Remedial Work under clause (i) above shall be performed by contractors, and under the supervision of a consulting Engineer, each approved in advance by Lender which approval shall not be unreasonably withheld or delayed. Borrower shall pay all costs and expenses reasonably incurred in connection with such Remedial Work. If Borrower does not timely commence and diligently prosecute to completion the Remedial Work, Lender may (but shall not be obligated to), upon 30 days prior written notice to Borrower of its intention to do so, cause such Remedial Work to be performed. Borrower shall pay or reimburse Lender on demand for all expenses (including reasonable attorneys’ fees and disbursements, but excluding internal overhead, administrative and similar costs of Lender) reasonably relating to or incurred by Lender in connection with monitoring, reviewing or performing any Remedial Work in accordance herewith.

(iii) Borrower shall not commence any Remedial Work under clause (i) above, nor enter into any settlement agreement, consent decree or other compromise relating to any Hazardous Substances or Environmental Laws without providing notice to Lender as provided in Section 5.1(f). Notwithstanding the foregoing, if the presence or threatened presence of Hazardous Substances on, under, about or emanating from the Mortgaged Property poses an immediate threat to the health, safety or welfare of any Person or the environment, or is of such a nature that an immediate response is necessary or required under applicable Environmental Law, Borrower may complete all necessary Remedial Work. In such events, Borrower shall notify Lender as soon as practicable and, in any event, within three (3) Business Days, of any action taken.

(iv) In the event the Environmental Report recommends the development of an operation and maintenance program for any recognized environmental condition at a Mortgaged Property (including, without limitation, underground storage tanks asbestos and asbestos containing materials, lead-based paints and lead in water supplies) (“O & M Program”), Borrower shall develop an O & M Program, as approved by Lender, in Lender’s reasonable discretion, and shall, during the term of the Loan, comply in all respects with the terms and conditions of the O & M Program.

(e) Environmental Matters: Inspection.

(i) Borrower shall not permit any Hazardous Substances to be present on or under or to emanate from the Mortgaged Property, or migrate from adjoining property onto or into the Mortgaged Property, except under conditions permitted by applicable Environmental Laws (such as cleaning materials and other items used at the Mortgaged Property by Borrower, Manager or tenants thereof in each case in the ordinary course of business and in each case in compliance with, and in amounts not in excess of that permitted under, Environmental Laws) and, in the event that such Hazardous Substances are present on, under or emanate from the Mortgaged Property, or migrate onto or into the Mortgaged Property, Borrower shall cause the removal or remediation of such Hazardous Substances as required by applicable Environmental Laws, either on its own behalf or by causing a tenant or other party legally responsible therefor to perform such removal and remediation.

(ii) Upon reasonable prior written notice, Lender shall have the right, except as otherwise provided under Leases, at all reasonable times during normal business hours to enter upon and inspect environmental conditions with respect to all or any portion of any Mortgaged Property, provided that such inspections shall not unreasonably interfere with the operation or the tenants, residents or occupants of any Mortgaged Property. If Lender has reasonable grounds to suspect that Remedial Work may be required, Lender shall notify Borrower and, thereafter, may select a consulting Engineer to conduct and prepare reports of such inspections (with notice to Borrower prior to the commencement of such inspection). Borrower shall be given a reasonable opportunity to review any reports, data and other documents or materials reviewed or prepared by the Engineer, and to submit comments and suggested revisions or rebuttals to same. The inspection rights granted to Lender in this Section 5.1(e) shall be in addition to, and not in limitation of, any other inspection rights granted to Lender in this Agreement, and shall expressly include the right (if Lender reasonably suspects that Remedial Work may be required) to conduct soil borings, establish ground water monitoring wells and conduct other customary environmental tests, assessments and audits.

(iii) Borrower agrees to bear and shall pay or reimburse Lender on demand for all sums advanced and reasonable expenses incurred (including reasonable attorneys’ fees and disbursements, but excluding internal overhead, administrative and similar costs of Lender) reasonably relating to, or incurred by Lender in connection with, the inspections and reports described in this Section 5.1(e) (to the extent such inspections and reports relate to any Mortgaged Property) in the following situations:

(x) If Lender has reasonable grounds to believe, at the time any such inspection is ordered, that there exists an occurrence or condition that could lead to a material Environmental Claim;

(y) If any such inspection reveals an occurrence or condition that is reasonably likely to lead to a material Environmental Claim with respect to such Mortgaged Property; or

(z) If an Event of Default with respect to such Mortgaged Property exists at the time any such inspection is ordered, and such Event of Default relates to any representation, covenant or other obligation pertaining to Hazardous Substances, Environmental Laws or any other environmental matter.

(f) Environmental Notices. Borrower shall promptly provide notice to Lender of:

(i) a material Environmental Claim asserted by any Governmental Authority with respect to any Hazardous Substance on, in, under or emanating from any Mortgaged Property;

(ii) any proceeding, investigation or inquiry commenced or threatened in writing by any Governmental Authority, against Borrower or with respect to any Mortgaged Property concerning the presence, suspected presence, Release or threatened Release of Hazardous Substances from or onto, in or under any property not owned by Borrower (including, without limitation, proceedings under CERCLA;

(iii) a material Environmental Claim asserted or threatened against any Mortgaged Property, against Borrower or against any other party occupying any Mortgaged Property or any portion thereof, in each case which becomes known to Borrower;

(iv) the discovery by Borrower of a material occurrence or condition giving rise to an obligation of the Borrower to the Lender hereunder on any Mortgaged Property or on any real property adjoining any Mortgaged Property;

(v) the commencement or completion of any Remedial Work; and

(vi) any of the foregoing clauses (i) – (v) as to which a tenant notifies Borrower under a Lease with respect to such tenant.

(g) Copies of Notices. Borrower shall transmit to Lender copies of any citations, orders, notices or other written communications received from any Person and any notices, reports or other written communications submitted to any Governmental Authority with respect to the matters described in Section 5.1(f).

(h) Environmental Claims. Lender may join and participate in, as a party if Lender so determines, any legal or administrative proceeding or action concerning the Mortgaged Property or any portion thereof under any Environmental Law, if, in Lender’s reasonable judgment, the interests of Lender shall not be adequately protected by Borrower; provided, however, that Lender shall not participate in day-to-day decision making with respect to environmental compliance. Borrower shall pay or reimburse Lender on demand for all reasonable sums advanced and reasonable expenses incurred (including reasonable attorneys’ fees and disbursements, but excluding internal overhead, administrative and similar costs of Lender) by Lender in connection with any such action or proceeding.

(i) Environmental Indemnification. Borrower shall indemnify, reimburse, defend, and hold harmless Lender, and each of its respective parents, subsidiaries, Affiliates, shareholders, directors, officers, employees, representatives, agents, successors, assigns and attorneys (collectively, the “Indemnified Parties”) for, from, and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses (including, without limitation, interest, penalties, reasonable attorneys’ fees, disbursements and expenses, and reasonable consultants’ fees, disbursements and expenses (but excluding internal overhead, administrative, lost opportunity and similar costs of Lender)), asserted against, resulting to, imposed on, or incurred by any Indemnified Party, directly or indirectly, in connection with any of the following (except to the extent same are directly and solely caused by the gross negligence or willful misconduct of any Indemnified Party, and excepting matters resulting from actions taken or events occurring with respect to the Mortgaged Property or any portion thereof after the Lender forecloses its Lien upon the Mortgaged Property or any portion thereof or accepts a deed in lieu of foreclosure or acquires possession of the Mortgage Property upon an Event of Default as a so-called “mortgagee-in-possession” in which Borrower relinquishes possession of the Mortgaged Property unless and to the extent such matters relate to any of the following which occurred prior thereto):

(i) events, circumstances, or conditions which form the reasonable basis for an Environmental Claim;

(ii) any pollution or threat to human health or the environment that is related in any way to Borrower’s or any previous owner’s or operator’s management, use, control, ownership or operation of any Mortgaged Property (including, without limitation, all on-site and off-site activities involving Hazardous Substances), and whether occurring, existing or arising prior to or from and after the date hereof, and whether or not the pollution or threat to human health or the environment is described in the Environmental Reports;

(iii) any Environmental Claim against any Person whose liability for such Environmental Claim Borrower has or may have assumed or retained either contractually or by operation of law; or

(iv) the breach of any representation, warranty or covenant set forth in Section 4.2(e) and Sections 5.1(d) through 5.1(i), inclusive.

The provisions of and undertakings and indemnification set forth in this Section 5.1(i) shall survive the satisfaction and payment of the Indebtedness and termination of this Agreement.

(j) General Indemnity.

(i) Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties for, from and against any and all claims, suits, liabilities (including, without limitation, strict liabilities), administrative and judicial actions and proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement, and litigation costs, of whatever kind or nature and whether or not incurred in connection with any judicial or administrative proceedings (including, but not limited to, reasonable attorneys’ fees and other reasonable costs of defense) (the “Losses”) imposed upon or incurred by or asserted against any Indemnified Parties (except as to any Indemnified Party to the extent same are directly and solely caused by the gross negligence or willful misconduct of such Indemnified Party) and directly or indirectly arising out of or in any way relating to any one or more of the following:

(A) ownership of the Note or any of the other Loan Documents or otherwise related to the Mortgaged Property or any interest therein or receipt of any Rents or Accounts;

(B) any untrue statement of any material fact provided by Borrower, its Affiliates or their respective officers, employees, representatives or agents and contained in any information concerning Borrower, the Mortgaged Property or the Loan or the omission to state therein a material fact required to be stated in such information or necessary in order to make the statements in such information or in light of the circumstances under which they were made not misleading;

(C) any and all lawful action that may be taken and is taken by the Lender in connection with the enforcement of the provisions of this Agreement, the Note or any of the other Loan Documents, whether or not suit is filed in connection with same, or in connection with Borrower, any Guarantor, the SPC Party or any other holder of any direct ownership interest in Borrower becoming a party to a voluntary or involuntary federal or state bankruptcy, insolvency or similar proceeding;

(D) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about any Mortgaged Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways;

(E) any use, nonuse or condition in, on or about the Mortgaged Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways;

(F) any failure on the part of Borrower to perform or be in compliance with any of the terms of this Agreement or any of the other Loan Documents;

(G) performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property or any part thereof pursuant to provisions of this Agreement;

(H) the failure of Borrower to file timely with the Internal Revenue Service an accurate Form 1099-B, Statement for Recipients of Proceeds from Real Estate, Broker and Barter Exchange Transactions, which may be required in connection with this Agreement;

(I) any failure of the Mortgaged Property to be in compliance with any Legal Requirement;

(J) the enforcement by any Indemnified Party of the provisions of this Section 5.1(j); and

(K) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease.

Any amounts payable to an Indemnified Party by reason of the application of this Section 5.1(j)(i) shall become due and payable ten (10) Business Days after written demand and shall bear interest at the Default Rate from the tenth (10th) Business Day after demand until paid.

(ii) Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any of the Indemnified Parties and directly or indirectly arising out of or in any way relating to any tax on the making and/or recording of this Agreement, the Note or any of the other Loan Documents.

(iii) Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs) that the Indemnified Parties may incur, directly or indirectly, as a result of a default under Borrower’s covenants with respect to ERISA and employee benefits plans contained herein, including, without limitation, any costs or expenses incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in the Lender’s reasonable discretion).

(iv) Promptly after receipt by an Indemnified Party under this Section 5.1(j) of notice of the making of any claim or the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made by such Indemnified Party against Borrower under this Section 5.1(j), notify Borrower in writing, but the omission so to notify Borrower will not relieve Borrower from any liability which it may have to any

Indemnified Party under this Section 5.1(j) or otherwise unless and to the extent that Borrower did not otherwise possess knowledge of such claim or action and such failure resulted in the forfeiture by Borrower of substantial rights and defenses. In case any such claim is made or action is brought against any Indemnified Party and such Indemnified Party seeks or intends to seek indemnity from Borrower, Borrower will be entitled to participate in, and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party; and, upon receipt of notice from Borrower to such Indemnified Party of its election so to assume the defense of such claim or action and only upon approval by the Indemnified Party of such counsel (such approval not to be unreasonably withheld or delayed), Borrower will not be liable to such Indemnified Party under this Section 5.1(j) for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof. Notwithstanding the preceding sentence, each Indemnified Party will be entitled to employ counsel separate from such counsel for Borrower and from any other party in such action if such Indemnified Party reasonably determines that a conflict of interest exists which makes representation by counsel chosen by Borrower not advisable. In such event, Borrower shall pay the reasonable fees and disbursements of such separate counsel. Borrower shall not, without the prior written consent of an Indemnified Party, which consent shall not be unreasonably withheld or delayed, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not such Indemnified Party is an actual or potential party to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action, suit or proceeding. Each Indemnified Party shall not enter into a settlement of or consent to the entry of any judgment with respect to any action, claim, suit or proceeding as to which an Indemnified Party would be entitled to indemnification hereunder without the prior written consent of Borrower, which consent shall not be unreasonably withheld or delayed.

The provisions of and undertakings and indemnification set forth in this Section 5.1(j) shall survive the satisfaction and payment of the Indebtedness and termination of this Agreement.

(k) Access to Mortgaged Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Mortgaged Property or any part thereof at such reasonable times as may be requested by Lender upon reasonable advance written notice (except during an Event of Default, in which case advance notice shall not be required), subject, however, to the rights of Borrower and of the tenants of the Mortgaged Property.

(l) Notice of Default. Borrower shall promptly advise Lender in writing of any change in Borrower’s condition, financial or otherwise, that is reasonably likely to have a Material Adverse Effect, or of the occurrence of any Default or Event of Default.

(m) Cooperate in Legal Proceedings. Except with respect to any claim by Borrower or the Guarantor against Lender, Borrower shall reasonably cooperate with Lender with respect to any proceedings before any Governmental Authority that are reasonably likely to in any way materially affect the rights of Lender hereunder or any rights obtained by Lender under any of the Loan Documents and, in connection therewith, shall not prohibit Lender, at its election, from participating in any such proceedings.

(n) Perform Loan Documents. Borrower shall observe, perform and satisfy in all material respects all of the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Loan Documents.

(o) Insurance Benefits. Borrower shall reasonably cooperate with Lender in obtaining for Lender the benefits of any Insurance Proceeds lawfully or equitably payable to Borrower or Lender in connection with any Mortgaged Property. Lender shall be reimbursed for any expenses reasonably incurred in connection therewith (including reasonable attorneys’ fees and disbursements, but excluding internal overhead, administrative and similar costs of Lender) out of such Insurance Proceeds, all as more specifically provided in this Agreement.

(p) Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(i) upon Lender’s reasonable request therefor given from time to time (but no more frequently than annually unless and Event of Default exists), pay for (a) reports of UCC, tax lien, judgment and litigation searches with respect to Borrower, and (b) searches of title to the Mortgaged Property, each such search to be conducted by search firms designated by Lender in each of the locations designated by Lender;

(ii) furnish to Lender all instruments, documents, certificates, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished pursuant to the terms of the Loan Documents;

(iii) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary, to evidence, preserve and/or protect the Collateral at any time securing or intended to secure the Note, as Lender may reasonably require (including, without limitation, tenant estoppel certificates, an amended or replacement Mortgage, UCC financing statements or Collateral Security Instruments); and

(iv) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

(q) Management of Mortgaged Property.

(i) The Mortgaged Property shall be managed at all times by the current Manager or another manager reasonably satisfactory to Lender, pursuant to a Management Agreement. Any such Manager may be an Affiliate of Borrower, provided that: (a) the terms and conditions of such Manager’s engagement are at arm’s length, reasonable, competitive and customary in the applicable marketplace; and (b) Lender has approved such Manager and such terms, which approval shall not be unreasonably withheld or delayed. The Management Agreement, dated as of the date hereof, between the Borrower and the Manager is deemed approved by Lender in all respects. Borrower shall cause the Manager of the Mortgaged Property to agree that such Management Agreement is subject and subordinate in all respects to the Indebtedness and to the Lien of the Mortgage. A Management Agreement may be terminated or assigned by the Manager (1) by Borrower at any time in accordance with the provisions of such Management Agreement so long as a successor or assignee Manager as specified below shall have been appointed and approved and such successor Manager has (i) entered into (or assumed) a Management Agreement in form and substance approved by Lender, which approval shall not be unreasonably denied, conditioned or delayed, and (ii) has executed and delivered a Manager’s Subordination to Lender, and (2) by Lender upon thirty (30) days’ prior written notice to Borrower and the Manager (a) upon the occurrence and continuation of an Event of Default or (b) if the Manager commits any act which would permit termination under the Management Agreement (subject to any applicable notice, grace and cure periods provided in the Management Agreement). Notwithstanding the foregoing, any successor manager selected hereunder by Lender or Borrower to manage the Mortgaged Property shall be a reputable management company having substantial experience in the management of real property of a similar type, size and quality in the state in which the Mortgaged Property is located. Borrower may from time to time appoint a successor manager to manage the Mortgaged Property with Lender’s prior written consent, such consent not to be unreasonably withheld. Borrower acknowledges and agrees that any consent or approval requested of Lender under this Section may (if a Securitization has occurred) be conditioned by Lender, at Lender’s discretion, upon Borrower first obtaining a Rating Confirmation with respect to such change in management, and Lender shall not be deemed to be acting unreasonably in requiring such a Rating Confirmation. Borrower further covenants and agrees that any manager of Mortgaged Property shall at all times while any Indebtedness is outstanding maintain worker’s compensation insurance as required by Governmental Authorities.

(ii) Borrower further covenants and agrees that the Mortgaged Property shall be operated pursuant to the Management Agreement and that Borrower shall: (w) promptly perform and/or observe all of the material covenants and agreements required to be performed and observed by it under the Management Agreement and do all things reasonably necessary to preserve and to keep unimpaired its material rights thereunder; (x) promptly notify Lender of any material default under the Management Agreement of which it is aware; (y) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice and report received by it under the Management Agreement, including, but not limited to, financial statements; and (z) promptly enforce the performance and observance of the covenants and agreements required to be performed and/or observed by the Manager under the Management Agreement.

(r) Financial Reporting.

(i) Borrower shall keep and maintain or shall cause to be kept and maintained on a Fiscal Year basis in accordance with GAAP consistently applied, books, records and accounts reflecting in reasonable detail all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Mortgaged Property and ownership of the Mortgaged Property and in connection with any services, equipment or furnishings provided in connection with the operation of the Mortgaged Property, whether such income or expense may be realized by Borrower or by any other Person whatsoever. Lender shall have the right from time to time at all times during normal business hours upon reasonable prior written notice to Borrower to examine such books, records and accounts at the office of Borrower or other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. During the continuation of an Event of Default (including, without limitation, an Event of Default resulting from the failure of Borrower to deliver any of the financial information required to be delivered pursuant to this Section 5.1(r)), Borrower shall pay any reasonable costs and expenses incurred by Lender to examine Borrower’s accounting records, as Lender shall reasonably determine to be necessary or appropriate in the protection of Lender’s interest.

(ii) Borrower shall furnish to Lender annually, within ninety (90) days following the end of each Fiscal Year, a complete copy of Borrower’s and Guarantor’s financial statements, each audited by a “Big Four” accounting firm or such other Independent certified public accountant acceptable to Lender, in accordance with GAAP consistently applied, covering Borrower’s and Guarantor’s respective financial position and results of operations, for such Fiscal Year and containing a statement of revenues and expenses, a statement of assets and liabilities and a statement of Borrower’s or Guarantor’s (as applicable) equity, all of which shall be in form and substance reasonably acceptable to Lender. Lender shall have the right from time to time to review and consult with respect to the auditing procedures used in the preparation of such annual financial statements. Together with Borrower’s and Guarantors’ annual financial statements, Borrower shall furnish, and cause Guarantor to furnish, to Lender an Officer’s Certificate certifying as of the date thereof (x) that the annual financial statements present fairly in all material respects the results of operations and financial condition of Borrower or Guarantor, as applicable, all in accordance with GAAP consistently applied, and (y) whether there exists an Event of Default or Default, and if such Event of Default or Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy same.

(iii) Borrower shall furnish to Lender, within forty-five (45) days following the end of each Fiscal Year quarter, quarterly unaudited financial statements (including statements of cash flow) prepared in accordance with GAAP consistently applied, with respect to Borrower and Guarantor for the portion of the Fiscal Year then ended.

(iv) No later than forty-five (45) days following the end of each of the months of December, March, June, and September, Borrower shall prepare and deliver to Lender a statement (each a “Quarterly Statement”) in form and substance reasonably satisfactory to Lender, setting forth with respect to the Mortgaged Property,

(A) a rent roll dated as of the last day of such quarter identifying the name of each tenant and the associated premises, Security Deposit, amount due at the beginning of the month, charges in the current month, payments made during the month, amount due at the end of the month, and the occupancy level expressed as a percentage;

(B) quarterly and year-to-date operating statements, each of which shall include an itemization of budgeted and actual (not pro forma) capital expenditures during the applicable period; and

(C) a quarterly and year-to-date comparison of the budgeted income and expenses with the actual income and expenses for such quarter and year to date, together with, if requested by Lender, a detailed explanation of any variances between budgeted and actual amounts that are in excess of five percent (5%) for each line item therein.

(v) Within thirty (30) days after the end of each calendar month (and as to rent rolls requested by Lender on an interim basis, within thirty (30) days after Lender’s request therefor), Borrower shall provide to Lender and its servicer a statement (each a “Monthly Statement”) in form and substance reasonably satisfactory to Lender, setting forth with respect to the Mortgaged Property

(A) a certified rent roll for the Mortgaged Property containing the information referred to in Section 5.1(r)(iv)(A), and

(B) monthly operating financial statements for the last twelve (12) months, including a comparison on a year-to-date basis to budget and prior year, for the Mortgaged Property and Borrower.

(vi) Borrower shall furnish to Lender, within fifteen (15) Business Days after request, such further information with respect to the operation of the Mortgaged Property and the financial affairs of Borrower as may be reasonably requested by Lender, including all business plans prepared for Borrower.

(vii) Borrower shall furnish to Lender, within fifteen (15) Business Days after request, such further information regarding any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA as may be reasonably requested by Lender in writing.

(viii) At least thirty (30) days prior to the end of each of Borrower’s Fiscal Years, Borrower shall submit or cause to be submitted to Lender for its approval, such approval not to be unreasonably withheld or delayed, an Operating Budget for Gross Revenues, Property Expenses, Capital Improvement Costs, Leasing Commissions, and replacement reserve costs for the next Fiscal Year for the Mortgaged Property. Such Operating Budget may allow for a five percent (5%) line item variance. Until so approved by Lender for the subsequent Fiscal Year in accordance with the procedure set forth in Section 5.1(r)(ix) below, the Operating Budget approved by Lender for the preceding Fiscal Year shall remain in effect for purposes of Section 2.12; provided, that for so long as such prior Operating Budget remains in effect, amounts set forth in the prior Operating Budget with respect to Property Expenses shall be deemed increased on a percentage basis by an amount equal to the greater of (x) actual increases then known to Borrower and (y) the increase in the Consumer Price Index (expressed as a percentage) as measured over the calendar year that the prior Operating Budget was in effect.

(ix) Together with the financial statements, rent rolls, operating statements and other documents and information provided to Lender by or on behalf of Borrower under this Section 5.1(r), Borrower also shall deliver to Lender a certification in form and substance reasonably satisfactory to Lender, executed on behalf of Borrower by its chief executive officer or chief financial officer stating that, to such officer’s or individual’s knowledge, such financial statements, rent rolls, operating statements and other documents and information delivered on behalf of Borrower are true and complete in all material respects.

(s) Operation of Mortgaged Property. Borrower shall cause the operation of the Mortgaged Property to be conducted at all times in a manner consistent with at least the level of operation of such Mortgaged Property as of the Closing Date, including, without limitation, the following:

(i) to maintain or cause to be maintained the standard of the Mortgaged Property at all times at a level not lower than that maintained by prudent managers of similar facilities or land in the region where the Mortgaged Property is located;

(ii) to operate or cause to be operated the Mortgaged Property in a prudent manner in compliance in all material respects with applicable Legal Requirements and Insurance Requirements relating thereto and maintain or cause to be maintained all material licenses, Permits and any other agreements necessary for the continued use and operation of the Mortgaged Property; and

(iii) to maintain or cause to be maintained sufficient Inventory and Equipment of types and quantities at the Mortgaged Property to enable Borrower to operate the Mortgaged Property and to comply in all material respects with all Leases affecting the Mortgaged Property.

(t) Material Agreements. Except for (i) Leases and any Management Agreement complying with the Loan Documents, (ii) agreements evidencing financing leases and purchase money debt expressly permitted under Section 8.1(e)(iii), and (iii) extensions, renewals or replacements (on then-current market terms) of the existing operating and maintenance agreements relating to the elevators and HVAC system at the Mortgaged Property, Borrower shall not enter into or become obligated under any material agreement pertaining to the Mortgaged Property, including without limitation brokerage agreements, unless the same may be terminated without cause and without payment of a penalty or premium, on not more than thirty (30) days’ prior written notice. Borrower will (A) comply with the requirements of all present and future applicable laws, rules, regulations and orders of any governmental authority in all jurisdictions in which it is now doing business or may hereafter be doing business, (B) maintain all material licenses and permits now held or hereafter acquired by Borrower, and (C) perform, observe, comply and fulfill all of its obligations, covenants and conditions contained in any material agreement pertaining to the Mortgaged Property.

(u) ERISA. Borrower shall deliver to Lender as soon as possible, and in any event within ten days after Borrower knows or has reason to believe that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, an Officer’s Certificate setting forth details respecting such event or condition and the action, if any, that Borrower or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Borrower or an ERISA Affiliate with respect to such event or condition):

(i) any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

(ii) the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by Borrower or an ERISA Affiliate to terminate any Plan;

(iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Borrower or any ERISA Affiliate of Borrower of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(iv) the complete or partial withdrawal from a Multiemployer Plan by Borrower or any ERISA Affiliate of Borrower that results in material liability to Borrower or such ERISA Affiliate under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Borrower or any ERISA Affiliate of Borrower of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against Borrower or any ERISA Affiliate of Borrower to enforce Section 515 of ERISA, which proceeding is not dismissed within thirty (30) days;

(vi) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if Borrower or an ERISA Affiliate of Borrower fails to timely provide security to the Plan in accordance with the provisions of said Sections; and

(vii) the imposition of a lien or a security interest in connection with a Plan.

(v) Intentionally Omitted.

(w) Secondary Market Transaction. Borrower acknowledges that Lender and its successors and assigns may (i) sell the Loan to one or more investors as a whole loan, (ii) participate the Loan to one or more investors, (iii) deposit the Loan with a trust, which trust may sell certificates to investors evidencing an ownership interest in the trust assets, or (iv) otherwise sell the Loan or interests therein to investors (the transactions referred to in clauses (i) through (iv) above are hereinafter each referred to as a “Secondary Market Transaction”). Borrower shall cooperate with Lender in attempting to effect or effecting any such Secondary Market Transaction and shall cooperate in attempting to implement or implementing all requirements imposed by any Rating Agency involved in any Secondary Market Transaction, including but not limited to,

(i) providing Lender an estoppel certificate and such information, legal opinions and documents (including updated non-consolidation opinions) relating to Borrower, the Guarantor, the Mortgaged Property and any tenants of the Mortgaged Property as Lender or the Rating Agencies, may reasonably request in connection with such Secondary Market Transaction, including, without limitation, updated financial information, appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), Mortgaged Property condition reports and other due diligence investigations together with appropriate verification of such updated information and reports through letters of auditors and consultants, as of the closing date of the Secondary Market Transaction,

(ii) amending the Loan Documents and Organizational Agreement of Borrower and any SPC Party, updating and/or restating officer’s certificates, title insurance and other closing items, and providing updated representations and warranties in Loan Documents and such additional representations and warranties, as may be required by the Rating Agencies,

(iii) participating during reasonable hours upon reasonable advance written notice in bank, investors and Rating Agencies’ meetings if requested by Lender,

(iv) upon Lender’s request, amending the Loan Documents (and updating and/or restating officer’s certificates, title insurance and other closing items in connection therewith) to divide the Loan into first and a second mortgage loan, or into one or more loans secured by mortgages and by ownership interests in Borrower in whatever proportion Lender determines, or into two or more notes in such order of priority and secured by such mortgages as Lender determines, which separated loans and/or notes may have different principal amounts, interest rates, amortization schedules and other financial terms (but with aggregated financial terms which are equivalent to that of the Loan prior to such separation) and thereafter to engage in separate Secondary Market Transactions with respect to all or any part of the indebtedness and loan documentation, and

(v) reviewing the offering documents relating to any Secondary Market Transaction to ensure that all information concerning Borrower, the Guarantor, the Mortgaged Property, and the Loan is correct in all material respects, and certifying to the accuracy thereof.

Lender shall be permitted to share all such information with the investment banking firms, Rating Agencies, purchasers, transferees, assignees, participants, servicers and actual or potential investors involved with the Loan and the Loan Documents or the applicable Secondary Market Transaction (collectively, “Interested Parties”). Lender and all of the aforesaid Interested Parties who become parties to the Secondary Market Transaction shall be entitled to rely on the information supplied by, or on behalf of, Borrower. Lender may publicize the existence of the Loan in connection with its marketing for a Secondary Market Transaction or otherwise as part of its business development. Borrower shall provide such reasonable access, upon reasonable advance written notice, to the Mortgaged Property and personnel of the Manager and of Borrower’s constituent members and the business and operations of all of the foregoing as Lender or other Interested Parties may request in connection with any such Secondary Market Transaction, subject to the rights of tenants. Borrower understands that any such information may be incorporated into any offering circular, prospectus, prospectus supplement, private placement memorandum or other offering documents for any Secondary Market Transaction. Without limiting the foregoing, after having a reasonable opportunity to review the same, Borrower and Guarantor shall provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable (the documents referred to in the foregoing clauses (i) and (ii), collectively, the “Disclosure Documents”), an agreement certifying that Borrower and Guarantor have examined such Disclosure Documents specified by Lender and that each such Disclosure Document, as it relates to Borrower, Guarantor, any Affiliates, the Mortgaged Property and Manager, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading (a “Disclosure Certificate”). Borrower and Guarantor shall indemnify, defend, protect and hold harmless Lender, its Affiliates, directors, employees, agents and each Person, if any, who controls Lender or any such Affiliate within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934, from and against any losses, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) that arise out of or are based upon any untrue statement of any material fact contained in any Disclosure Certificate or other information or documents furnished by Borrower, Guarantor or their Affiliates or in any representation or warranty of any Borrower contained herein or in the other Loan Documents or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such information or necessary in order to make the statements in such information not materially misleading. In any Secondary Market Transaction, Lender may transfer its obligations under this Loan Agreement and under the other Loan Documents (or may transfer the portion thereof corresponding to the transferred portion of the Indebtedness), and thereafter Lender shall be relieved of any obligations hereunder and under the other Loan Documents arising after the date of said transfer with respect to the transferred interest. Each transferee investor shall become a “Lender” hereunder. The holders from time to time of the Loan and/or any other interest of the “Lender” under this Loan Agreement and the other Loan Documents may from time to time enter into one or more co-lender or similar agreements in their discretion. Borrower acknowledges and agrees that such agreements, as the same may from time to time be amended, modified or restated, may govern the exercise of the powers and discretionary authority of the Lender hereunder and under the other Loan Documents, but Borrower shall be entitled to rely upon any actions taken by Lender or the designated servicer(s) or agent(s) for Lender, whether or not within the scope of its power and authority under such other agreements.

Borrower shall not be obligated to pay Lender’s costs and expenses incurred in connection with any Secondary Market Transaction; Borrower shall, however, pay the costs and expenses of Borrower’s counsel in the event Borrower engages counsel in connection with any Secondary Market Transaction or in responding to Lender’s requests for cooperation hereunder.

(x) Insurance.

(i) Borrower, at its sole cost and expense, shall keep the Improvements and Equipment insured (including, but not limited to, any period of renovation, alteration and/or construction) during the term of the Loan with the coverage and in the amounts required under this Agreement for the mutual benefit of Borrower and Lender against loss or damage by fire, lightning, wind and such other perils as are customarily included in a standard “all-risk” or “special cause of loss” form and against loss or damage by other risks and hazards covered by a standard extended coverage insurance policy (including, without limitation, fire, lightning, hail, hurricane, windstorm, tidal wave, explosion, acts of terrorism, riot and civil commotion, vandalism, malicious mischief, strike, water damage, sprinkler leakage, collapse, burglary, theft, mold and microbial matter coverage arising as a result of covered perils under the standard “all risk” policy and such other coverages as may be reasonably required by Lender on the special form (formerly known as an all risk form)). Such insurance shall be in an amount (i) equal to then full replacement cost of the Improvements and Equipment (exclusive of the cost of foundations and footings), without deduction for physical depreciation, and (ii) such that the insurer would not deem Borrower a co-insurer under said policies. The policies of insurance carried in accordance with this Section 5.1(x) shall be paid not less than ten (10) days in advance of the due date thereof and shall contain the “Replacement Cost Endorsement” with a waiver of depreciation. If terrorism coverage is excluded on an “all-risk” basis, then Borrower shall obtain coverage for terrorism and similar acts in the stand alone terrorism market. Notwithstanding the foregoing, Lender shall not unreasonably withhold its consent to reductions in the stated amounts and types of coverage required to be maintained by Borrower hereunder if such levels of coverage or types of insurance, as determined by Lender in its sole discretion, (A) are not available at commercially reasonable rates and (B) are not at the time commonly maintained for properties similar to the Mortgaged Property and located in or around the region in which the Mortgaged Property is located.

(ii) Borrower, at its sole cost and expense, for the mutual benefit of Borrower and Lender, shall also obtain and maintain or cause to be obtained and maintained during the entire term of the Loan the following policies of insurance:

(A) flood insurance, if any part of the Improvements on any part of the Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of

1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994 (and any amendment or successor act thereto) in an amount at least equal to the maximum limit of coverage available with respect to the Improvements and Equipment under said Act;

(B) Comprehensive General Liability or Commercial General Liability insurance, including a broad form comprehensive general liability endorsement and coverage for broad form property damage, contractual damages, personal injuries (including death resulting therefrom) and a liquor liability endorsement if liquor is sold on the Mortgaged Property, containing minimum limits of liability of $1 million for both injury to or death of a person and for property damage per occurrence and $2 million in the aggregate for the Mortgaged Property, and such other liability insurance reasonably requested by Lender; in addition, at least $25 million excess and/or umbrella liability insurance shall be obtained and maintained for any and all claims, including all legal liability imposed upon Borrower and all court costs and attorneys’ fees incurred in connection with the ownership, operation and maintenance of the Mortgaged Property;

(C) business interruption insurance (including rental value) in an annual aggregate amount equal to the estimated gross revenues from the Leases of the Mortgaged Property (including, without limitation, the loss of all Rents and additional Rents payable by all of the lessees under the Leases (whether or not such Leases are terminable in the event of a fire or casualty)), such insurance to cover losses for a period of the longer of (x) eighteen (18) months after the date of the fire or casualty in question, or (y) the period from the time of loss until all repairs are fully completed with reasonable diligence and dispatch, plus an extended period of indemnity commencing at the time repairs are completed for a period of not less than 365 days and to be increased or decreased, as applicable, from time to time during the term of the Loan if, and when, the gross revenues from the Leases of the Mortgaged Property materially increase or decrease, as applicable (including, without limitation, increases from new Leases and renewal Leases entered into in accordance with the terms of this Agreement), to reflect all increased Rent and increased additional Rent payable by all of the lessees under such renewal Leases and all Rent and additional Rent payable by all of the lessees under such new Leases;

(D) insurance against loss or damage from (x) leakage of sprinkler systems and (y) explosion of steam boilers, air conditioning equipment, high pressure piping, machinery and equipment, pressure vessels or similar apparatus now or hereafter installed in the Improvements (without exclusion for explosions), covering all boilers or other pressure vessels, machinery and equipment located in, on, or about the Improvements; coverage is required in an amount at least equal to the full replacement cost of such equipment and the building or buildings housing same and shall extend to electrical equipment, sprinkler systems, heating and air conditioning equipment, refrigeration equipment and piping;

(E) to the extent required by an applicable Governmental Authority with jurisdiction thereover, worker’s compensation insurance coverage (covering, and in amounts not less than the statutory minimums for, all persons employed by Borrower at the Mortgaged Property and subject to worker’s compensation laws in the state where the Mortgaged Property is located and in compliance with all other requirements of applicable local, state and federal law) and “Employers Liability” insurance in amounts not less than required by statute;

(F) during any period of repair or restoration, builder’s “all risk” insurance in an amount equal to not less than the full insurable value of the Mortgaged Property against such risks (including, without limitation, fire and extended coverage and collapse of the Improvements to agreed limits) as Lender may request, in form and substance acceptable to Lender;

(G) ordinance or law coverage to compensate for the cost of demolition, increased cost of construction, and loss to any undamaged portions of the Improvements, if the current use of the Mortgaged Property or the Improvements themselves are or become “nonconforming” pursuant to the applicable zoning regulations or full rebuildability following casualty is not otherwise permitted under such zoning regulations;

(H) if reasonably required by Lender as a result of any Mortgaged Property being located in an area with a high degree of seismic activity, earthquake damage insurance in an amount and form reasonably acceptable to Lender; and

(I) such other insurance as may from time to time be reasonably required by Lender in order to protect its interests with respect to the Loan and the Mortgaged Property and to conform such requirements to then current standards for a Securitization.

(iii) All policies of insurance (the “Policies”) required pursuant to this Section 5.1(x):

(A) shall be issued by (1) an insurer approved by Lender which has a claims paying ability rating of not less than “A” (or the equivalent) by Rating Agencies satisfactory to Lender (one of which shall be Standard & Poor’s Ratings Group) and A:VIII or better as to claims paying ability by AM Best, or (2) an insurer within the CB Richard Ellis Insurance Program which has a claims paying ability rating of not less than “BBB” or “BBB(pi)”(as applicable) (or the equivalent) by Rating Agencies satisfactory to Agent (one of which shall be Standard & Poor’s Ratings Group) and A:VIII or better as to claims paying ability by AM Best; provided, however, if any of the Policies shall be delivered in accordance with this subsection 5.1(x)(iii)(A)(2), then Lender shall have the right, to be exercised at anytime during the term of the Loan, at Lender’s sole and absolute discretion, to require Borrower to replace the Policies under this subsection 5.1(x)(iii)(A)(2) with Policies that conform with subsection 5.1(x)(iii)(A)(1) above.

(B) shall name Lender as an additional insured under all liability policies and contain a standard noncontributory mortgagee clause and a Lender’s Loss Payable Endorsement, or their equivalents, naming Lender (and/or such other party as may be designated by Lender) as the party to which all payments made by such insurance company shall be paid (except general public liability and excess liability, as to which Lender shall be named as additional insured, but not as loss payee),

(C) shall be maintained throughout the term of the Loan without cost to Lender,

(D) shall contain such provisions as Lender deems reasonably necessary or desirable to protect its interest (including, without limitation, endorsements providing that neither Borrower, Lender nor any other party shall be a co-insurer under said Policies and that Lender shall receive at least thirty (30) days prior written notice of any modification, reduction or cancellation),

(E) shall contain a waiver of subrogation against Lender,

(F) shall be for a term of not less than one year,

(G) shall provide for claims to be made on an occurrence basis,

(H) shall contain an agreed value clause updated annually (if the amount of coverage under such policy is based upon the replacement cost of the Mortgaged Property),

(I) shall be issued by an insurer licensed in the state in which the Mortgaged Property is located,

(J) shall provide that Lender may, but shall not be obligated to, make premium payments to prevent any cancellation, endorsement, alteration or reissuance, and such payments shall be accepted by the insurer to prevent same, and

(K) shall be reasonably satisfactory in form and substance to Lender and reasonably approved by Lender as to amounts, form, risk coverage, deductibles, loss payees and insureds to the extent not otherwise specified in this Section 5.1(x). All property damage insurance policies (except for flood and earthquake policies) must automatically reinstate after each loss.

Copies of said Policies, certified as true and correct by Borrower, or insurance certificates thereof, shall be delivered to Lender. Not later than ten (10) days prior to the expiration date of each of the Policies, Borrower shall deliver to Lender satisfactory evidence of the renewal of each Policy. The insurance coverage required under this Section 5.1(x) may be effected under a blanket policy or policies covering the Mortgaged Property and other property and assets not constituting a part of the Collateral; provided that any such blanket policy shall provide at least the same amount and form of protection as would a separate policy insuring the Mortgaged Property individually, which amount shall not be less than the amount required pursuant to this Section 5.1(x) and which shall in any case comply in all other respects with the requirements of this Section 5.1(x). Upon demand therefor, Borrower shall reimburse Lender for all of Lender’s or its designee’s reasonable costs and expenses incurred in obtaining any or all of the Policies or otherwise causing the compliance with the terms and provisions of this Section 5.1(x), including (without limitation) obtaining updated flood hazard certificates and replacement of any so-called “forced placed” insurance coverages to the extent Borrower was required to obtain and maintain any such Policy or Policies hereunder and failed to do so. Borrower shall pay the premiums for such Policies (the “Insurance Premiums”) as the same become due and payable and shall furnish to Lender evidence of the renewal of each of the Policies with receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Lender (provided, however, that Borrower is not required to furnish such evidence of payment to Lender in the event that such Insurance Premiums have been paid by Lender). If Borrower does not furnish such evidence and receipts at least ten (10) days prior to the expiration of any expiring Policy, then Lender may procure, but shall not be obligated to procure, such insurance and pay the Insurance Premiums therefor, and Borrower agrees to reimburse Lender for the cost of such Insurance Premiums promptly on demand. Within thirty (30) days after request by Lender, Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, based on then industry-standard amounts of coverage then being obtained by prudent owners of properties similar to the Mortgaged Property in the same applicable market region as the Mortgaged Property. Borrower shall give Lender prompt written notice if Borrower (or any Affiliate) receives from any insurer any written notification or threat of any actions or proceedings regarding the non-compliance or non-conformity of the Mortgaged Property with any insurance requirements. In addition to the foregoing, Borrower shall monitor, in a commercially reasonable manner on a monthly basis, the status of, and the delivery of evidence to Borrower of, each tenant’s insurance coverage carried with respect to such tenant’s property, fixtures and equipment at the Mortgaged Property, and give Lender prompt written notice if Borrower (or, to Borrower’s knowledge, any Affiliate) receives from any insurance carrier which insures such property, any notice that such tenant’s coverage is being cancelled, terminated, has expired or is being materially modified. Borrower shall not agree or acquiesce to any such cancellation, termination, expiration or material modification of tenant insurance coverage without the prior consent of Lender (not to be unreasonably withheld or delayed). In the event of the cancellation, termination or expiration of such tenant’s insurance coverage, Borrower shall cause such tenant to promptly replace such lapsed coverage with comparable coverage, or, to the extent the same is available, purchase and “force-place” such coverage on such tenant’s behalf, at Borrower’s expense, within five (5) days following such lapse. Borrower’s covenants and obligations set forth in the previous two (2) sentences are hereinafter collectively referred to as the “Force-Place Obligation.”

(iv) If the Mortgaged Property shall be damaged or destroyed, in whole or in part, by fire or other casualty, Borrower shall give prompt notice thereof to Lender.

(A) In case of loss covered by Policies, Lender may either (a) jointly with Borrower settle and adjust any claim and agree with the insurance company or companies on the amount to be paid on the loss or (b) allow Borrower to agree with the insurance company or companies on the amount to be paid upon the loss; provided, that Borrower may settle and adjust losses without participation by Lender with respect to a single loss aggregating not in excess of an amount equal to two percent (2%) of the Loan Amount, agree with the insurance company or companies on the amount to be paid upon the loss and collect and receive any such Insurance Proceeds; provided, further, that if (x) at the time of the settlement of such claim an Event of Default has occurred and is continuing or (y) Lender and Borrower are unable to agree upon a joint settlement (other than with respect to claims which Borrower may settle and adjust in accordance with the first proviso in this Section 5.1(x)(iv)(A)) or (z) Lender disapproves of Borrower’s proposed settlement with the insurance company (other than with respect to claims which Borrower may settle and adjust in accordance with the first proviso in this Section 5.1(x)(iv)(A)), then Lender shall settle and adjust such claim without the consent of Borrower. In any such case Lender shall and is hereby authorized to collect and receipt for any such Insurance Proceeds subject to and to the extent provided for in this Agreement. The reasonable out-of-pocket expenses incurred by Lender in the adjustment and collection of Insurance Proceeds shall become part of the Indebtedness and be secured by the Mortgage and shall be reimbursed by Borrower to Lender upon demand therefor.

(B) In the event of any insured damage to or destruction of the Mortgaged Property or any part thereof (herein called an “Insured Casualty”) where (1) the aggregate amount of the loss, as reasonably determined by an Independent insurance adjuster, is less than thirty percent (30%) of the Lender’s reasonable estimate of the fair market value of the Mortgaged Property, (2) in the reasonable judgment of Lender, the Mortgaged Property can be restored, replaced and/or rebuilt (collectively, the “Restoration”) by not later than the first to occur of (a) twelve (12) months of settlement of the claim and (b) the expiration of the business interruption insurance and, in any case, not later than six (6) months prior to the Maturity Date to an economic unit not materially less valuable (including an assessment of the impact of the termination of any Leases due to such Insured Casualty) and not less useful than the same was prior to the Insured Casualty, (3) Lender reasonably determines that the rental income of the Mortgaged Property, after the Restoration thereof, will be sufficient to meet all Operating Expenses, payments for Reserves and payments of principal and interest under the Loan and satisfy a debt service coverage ratio (as reasonably determined by Lender) of 1.30:1.00, and (4) tenant leases requiring payment of annual rent equal to at least seventy-five percent (75%) of the gross revenues from the Mortgaged Property during the twelve (12) month period immediately preceding the date of such fire or other casualty remain in full force and effect during and after the Restoration of the Property (subject to the rent abatement provisions thereof applicable as a result of the casualty, so long as such abatement will end, and full rental payments shall resume, upon completion of the Restoration in a manner such that the applicable tenant premises are habitable and available for occupancy by the applicable tenants for the conduct of their respective businesses therefrom), or if Lender otherwise elects to allow a Borrower to restore the Mortgaged Property, then, if no Event of Default shall have occurred and be continuing, the Insurance Proceeds (after reimbursement of any reasonable out-of-pocket expenses incurred by Lender in connection with the collection of any applicable Insurance Proceeds) shall be made available to reimburse Borrower for the cost of restoring, repairing, replacing or rebuilding the Mortgaged Property or part thereof subject to the Insured Casualty, as provided for below. Borrower hereby covenants and agrees to commence and diligently to prosecute such Restoration of the affected Mortgaged Property. Borrower shall pay all out-of-pocket costs (and if required by Lender, Borrower shall deposit the total thereof with Lender in advance) of such Restoration in excess of the Insurance Proceeds made available pursuant to the terms hereof.

(C) Except as provided above, the Insurance Proceeds collected upon any Insured Casualty shall, at the option of Lender in its sole discretion, be applied to the payment of the Indebtedness (without payment of any Prepayment Consideration in connection therewith, provided no Event of Default is then continuing) or applied to the cost of Restoration of the affected Mortgaged Property or part thereof subject to the Insured Casualty, in the manner set forth below.

(D) In the event that Insurance Proceeds (after reimbursement of any reasonable expenses incurred by Lender in connection with the collection of any applicable Insurance Proceeds), if any, shall be made available to Borrower for the Restoration of any portion of the affected Mortgaged Property, Borrower covenants to complete such Restoration of the affected Mortgaged Property to be of at least comparable value as prior to such damage or destruction, all to be effected in accordance with Legal Requirements and plans and specifications approved in advance by Lender, such approval not to be unreasonably withheld or delayed.

(E) In the event Borrower is entitled to reimbursement out of Insurance Proceeds, such proceeds shall be held by Lender in the Loss Proceeds Account and disbursed from time to time as the Restoration progresses upon Lender being furnished with (1) evidence reasonably satisfactory to it (which evidence may include inspection(s) of the work performed) that the Restoration covered by the disbursement has been completed in accordance with plans and specifications approved by Lender, (2) evidence reasonably satisfactory to it of the estimated cost of completion of the Restoration, (3) funds, or, at Lender’s option, assurances reasonably satisfactory to Lender that such funds are available and sufficient in addition to the Insurance Proceeds to complete the proposed Restoration, and (4) such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds and other evidences of cost, payment and performance of the foregoing Restoration as Lender may reasonably require and approve. Lender may, in any event, require that all plans and specifications for such Restoration be submitted to and reasonably approved by Lender prior to commencement of work. Lender may retain a construction consultant to inspect such work and review Borrower’s request for payments and Borrower shall, on demand by Lender, reimburse Lender for the reasonable fees and disbursements of such consultant. No payment made prior to the final completion of the Restoration shall exceed ninety percent (90%) of the hard construction costs value of the work performed from time to time (except for restoration work on a trade by trade basis or on an hourly basis for professional services in which event, payment may be made in full upon the completion of such work). No funds other than Insurance Proceeds shall be disbursed prior to disbursement of such proceeds; and, at all times, the undisbursed balance of such Insurance Proceeds remaining in the Loss Proceeds Account, together with funds deposited therein to pay the costs of the Restoration by or on behalf of Borrower, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the Restoration free and clear of all liens or claims for lien, except for Permitted Encumbrances. Any surplus which may remain out of Insurance Proceeds held by Lender after payment of such costs of restoration, repair, replacement or rebuilding shall, at the option of Lender in its sole discretion, be paid to Borrower so long as no Event of Default has occurred and is continuing.

(F) Notwithstanding the foregoing, if: (1) an Insured Casualty occurs as to which Borrower is required pursuant to the terms of this Section 5.1(x) to pay the Insurance Proceeds to the Lenders for application to the Indebtedness; and (2) the amount of such Insurance Proceeds is less than 125% of the Indebtedness as to which such Insured Casualty occurred (such deficiency being the “Insurance Gap”), then Borrower and Guarantor shall be fully liable to the Lender (for application to the remaining Indebtedness and Crossed Indebtedness) in an amount equal to such Insurance Gap.

(v) Borrower shall not carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any insurance required under this Agreement that would be considered “co-insurance” or adversely affect the ability to collect under a policy of insurance required hereunder.

(y) Condemnation.

(i) Borrower shall promptly give Lender written notice of the actual or threatened commencement of any proceeding for a Taking and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender is hereby irrevocably appointed as Borrower’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any Condemnation Proceeds for said Taking. With respect to any compromise or settlement in connection with such proceeding, Lender shall jointly with Borrower compromise and reach settlement unless at the time of such Taking an Event of Default has occurred and is continuing and the Indebtedness has been accelerated, in which event Lender shall compromise and reach settlement without the consent of Borrower. Notwithstanding the foregoing provisions of this Section 5.1(y), Borrower is authorized to negotiate, compromise and settle, without participation by Lender, Condemnation Proceeds of up to $100,000 in connection with any Taking. Notwithstanding any Taking, Borrower shall continue to pay the Indebtedness at the time and in the manner provided for in this Agreement and the other Loan Documents and the Indebtedness shall not be reduced except in accordance herewith.

(ii) Borrower shall cause the Condemnation Proceeds to be paid directly to Lender. Lender may, in its sole discretion, apply any such Condemnation Proceeds to the reduction or discharge of the Indebtedness (whether or not then due and payable) (without payment of any Prepayment Consideration in connection therewith, provided no Event of Default is then continuing).

(iii) With respect to a Taking in part, which shall mean any Taking which does not render the affected Mortgaged Property physically or economically unsuitable in the reasonable judgment of Lender for the use to which it was devoted prior to the Taking, Borrower shall cause the Condemnation Proceeds to be paid to Lender as described above, and if Lender does not elect to apply the same to the Indebtedness as provided in Section 5.1(y)(ii) above, Lender shall deposit such Condemnation Proceeds in the Loss Proceeds Account and the same shall be made available for application to the cost of Restoration of the affected Mortgaged Property and disbursed from time to time as the Restoration progresses upon Lender being furnished with (1) evidence reasonably satisfactory to it (which evidence may include inspection(s) of the work performed) that the Restoration covered by the disbursement has been completed in accordance with plans and specifications approved by Lender, (2) evidence reasonably satisfactory to it of the estimated cost of completion of the Restoration, (3) funds, or, at Lender’s option, assurances satisfactory to Lender that such funds are available and sufficient in addition to the Condemnation Proceeds to complete the proposed Restoration, and (4) such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds and other evidences of cost, payment and performance of the foregoing repair, restoration, replacement or rebuilding as Lender may reasonably require and approve.

(iv) Provided that Condemnation Proceeds shall be made available to Borrower for Restoration of the affected Mortgaged Property, Borrower hereby covenants to complete the Restoration of the affected Mortgaged Property to be of at least comparable value and, to the extent commercially practicable, of substantially the same character as prior to the Taking, all to be effected in accordance with applicable law and plans and specifications reasonably approved in advance by Lender. Borrower shall pay all costs (and if required by Lender, Borrower shall deposit the total thereof with Lender in advance) of such Restoration in excess of the Condemnation Proceeds made available pursuant to the terms hereof. Lender may, in any event, require that all plans and specifications for such Restoration be submitted to and reasonably approved by Lender prior to commencement of work. Lender may retain a construction consultant to inspect such work and review any request by Borrower for payments and Borrower shall, on demand by Lender, reimburse Lender for the reasonable fees and disbursements of such consultant. No payment made prior to the final completion of the Restoration shall exceed ninety percent (90%) of the hard construction costs value of the construction work performed from time to time (except for restoration work on a trade by trade basis or on an hourly basis for professional services in which event, payment may be made in full upon the completion of such work); funds other than Condemnation Proceeds shall be disbursed prior to disbursement of such proceeds; and at all times, the undisbursed balance of such proceeds remaining in the hands of Lender, together with funds deposited for that purpose or irrevocably committed to the repayment of Lender by or on behalf of Borrower for that purpose, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the restoration, repair, replacement or rebuilding, free and clear of all liens or claims for lien. Any surplus which may remain out of Condemnation Proceeds held by Lender after payment of such costs of restoration, repair, replacement or rebuilding shall, at the option of Lender in its sole discretion, be applied to the payment of the Indebtedness or be paid to Borrower so long as no Event of Default has occurred and is continuing.

(v) If the affected Mortgaged Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of any such Condemnation Proceeds to which it is entitled hereunder, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to have reserved in any foreclosure decree a right to receive said award or payment, or a portion thereof sufficient to pay the Indebtedness. In no case shall any such application reduce or postpone any payments otherwise required pursuant to this Agreement, other than the final payment on the Note.

(z) Leases and Rents.

(i) Borrower absolutely and unconditionally assigns to Lender, Borrower’s right, title and interest in all current and future Leases and Rents as collateral for the Loan, it being intended by Borrower that this assignment constitutes a present, absolute assignment and not an assignment for additional security only. Such assignment to Lender shall not be construed to bind Lender to the performance of any of the covenants, conditions or provisions contained in any such Lease or otherwise impose any obligation upon Lender. Borrower shall execute and deliver to Lender such additional instruments, in form and substance reasonably satisfactory to Lender, as may hereafter be reasonably requested in writing by Lender to further evidence and confirm such assignment. Nevertheless, subject to the terms of this Section 5.1(z), Lender grants to Borrower a license to lease, maintain, operate and manage the Mortgaged Property and to collect, use and apply the Rents in accordance with the terms hereof and otherwise act as the landlord under the Leases. Any portion of the Rents held by Borrower shall be held in trust for the benefit of Lender for use in the payment of the Indebtedness. Upon the occurrence of an Event of Default and during the continuance thereof, the license granted to Borrower herein shall automatically be revoked, and Lender shall immediately be entitled to possession of all Rents, whether or not Lender enters upon or takes control of the Mortgaged Property. Lender is hereby granted and assigned by Borrower the right, at its option, upon revocation of the license granted herein, to enter upon the Mortgaged Property in person, by agent or by court-appointed receiver to collect the Rents. Any Rents collected after the revocation of the license shall be applied toward payment of the Indebtedness as set forth in Section 2.8 hereof.

(ii) All Leases entered into by Borrower shall provide for rental rates comparable to (or more favorable to Borrower than) then-existing local market rates and terms and conditions commercially reasonable and consistent with (or more favorable to Borrower than) then-prevailing local market terms and conditions for similar type properties. With respect to any Lease for more than 15% of the rentable square footage of the Mortgaged Property, Borrower shall not enter into such Lease without the prior written consent of Lender. Borrower shall furnish Lender with (1) detailed term sheets in advance in the case of any Leases, modifications, amendments or renewals for which Lender’s consent is required and (2) in the case of any other Leases, executed copies of such Leases upon written request. All renewals or amendments or modifications of Leases that do not satisfy the requirements of the first sentence of this Section 5.1(z)(ii) shall be subject to the prior approval of Lender. All Leases shall be written on the standard lease form previously approved by Lender which form shall not be materially changed without Lender’s prior written consent which consent shall not be unreasonably withheld. All Leases executed after the date hereof shall provide that they are subordinate to the Mortgage, and that the lessee agrees to attorn to Lender upon Lender’s non-disturbance of such tenant so long as such tenant is not in default under its Lease. Borrower,

(A) shall observe and perform all of the material obligations imposed upon the lessor under the Leases and shall not do or permit to be done anything to materially impair the value of the Leases as security for the Indebtedness;

(B) shall promptly send copies to Lender of all written notices of default which Borrower shall send or receive thereunder;

(C) shall enforce all of the material terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed and shall effect a termination or diminution of the obligations of tenants under leases, only in a manner that a prudent owner of a similar property to the Mortgaged Property would enforce such terms covenants and conditions or effect such termination or diminution in the ordinary course of business;

(D) shall not collect any of the Rents more than one (1) month in advance;

(E) shall not execute any other assignment of lessor’s interest in Leases or Rents; and

(F) shall not convey or transfer or suffer or permit a conveyance or transfer of the Mortgaged Property or of any interest therein so as to effect a merger of the estates and rights of, or a termination or diminution of the obligations of, lessees thereunder.

Borrower shall submit any Lease, modification, amendment or renewal for which Lender’s consent is required (together with all applicable information and documents, if any, relating thereto as Lender may reasonably require in connection with its determination) to Lender in writing sent by recognized overnight delivery service or by registered or certified mail (and simultaneously shall contact the Lender by telephone and by electronic mail) in accordance with the terms of this Agreement (the “First Notice”), requesting Lender’s approval of such Lease, modification, amendment or renewal. Lender shall use reasonable efforts to deliver to Borrower its written approval or disapproval of the proposed Lease, modification, amendment or renewal within ten (10) Business Days after Lender shall have received the First Notice. Unless Lender shall have approved the Lease, modification, amendment or renewal contained in the First Notice, Lender’s approval shall be deemed to be withheld. If Borrower does not receive Lender’s response by the end of such ten (10) Business Days period, Borrower may resubmit its written request to Lender (the “Second Notice”). The Second Notice shall make reference to the First Notice and shall bear the following legend in capital letters: “LENDER’S FAILURE TO RESPOND TO THIS REQUEST FOR APPROVAL WITHIN FIVE (5) BUSINESS DAYS FOLLOWING RECEIPT SHALL BE DEEMED TO CONSTITUTE LENDER’S CONSENT TO THE [LEASE] [MODIFICATION] [AMENDMENT] [RENEWAL] DESCRIBED HEREIN.” If Lender does not approve or disapprove the proposed Lease, modification, amendment or renewal within five (5) Business Days after Lender shall have received Borrower’s Second Notice, Lender shall be deemed to have approved the proposed Lease, modification, amendment or renewal.

(iii) Borrower shall within five Business Days of receipt deposit cash Security Deposits of lessees which are turned over to or for the benefit of Borrower or otherwise collected by or on behalf of Borrower, into the Security Deposit Account and shall not commingle such funds with any other funds of Borrower, and shall deliver all instruments evidencing non-cash Security Deposits and all related documents to Lender. Any bond or other instrument which Borrower is permitted to hold in lieu of cash Security Deposits under any applicable Legal Requirements shall be maintained in full force and effect unless replaced by cash deposits as hereinabove described, shall, if permitted pursuant to Legal Requirements, name Lender as payee or mortgagee thereunder (or at Lender’s option, be fully assignable to Lender) and shall, in all respects, comply with any applicable Legal Requirements and otherwise be reasonably satisfactory to Lender; provided, however, that so long as no Event of Default exists and Borrower delivers such bond or other instrument to Lender to hold under this Agreement, Lender may elect not to require Borrower to cause the Lender to be named as payee thereunder, in which event if an Event of Default occurs, Borrower shall take all actions as are necessary in order to cause Lender or to be named as payee thereunder and take such other actions as Lender may reasonably require with respect thereto, and Borrower hereby constitutes and appoints Lender, during the continuance of an Event of Default, its true and lawful attorney-in-fact with full power of substitution to take in the name of Borrower any and all actions necessary to take such actions, including causing Lender to be named as payee thereunder. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower shall, upon request, provide Lender with evidence reasonably satisfactory to Lender of Borrower’s compliance with the foregoing. Upon the occurrence and during the continuance of any Event of Default, to the extent permitted by applicable Legal Requirements, Borrower shall, upon Lender’s request, turn over to Lender any Security Deposits (and any interest theretofore earned thereon) not yet deposited into the Security Deposit Account or delivered to Lender with respect to all or any portion of the Mortgaged Property, to be held by Lender subject to the terms of the Leases.

(aa) Maintenance of Mortgaged Property. Borrower shall cause the Mortgaged Property to be maintained in a good and safe condition and repair, subject to wear and tear and damage caused by casualty or condemnation. The Improvements and the Equipment shall not be removed, demolished or altered (except for (1) normal replacement of the Equipment, (2) Improvements contemplated in an approved Operating Budget or pursuant to Leases in effect from time to time, or (3) removals, demolition or alterations that do not cost more than $100,000) without the consent of Lender which consent shall not be unreasonably withheld or delayed. Except with respect to an Insured Casualty which shall be governed by the terms and conditions provided herein, Borrower shall, or shall cause any tenants obligated under their respective Leases to, promptly repair, replace or rebuild any part of the Mortgaged Property that becomes damaged, worn or dilapidated. Borrower shall complete and pay for any structure at any time in the process of construction or repair on the Land. Borrower shall not initiate, join in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting or defining the uses which may be made of any Mortgaged Property or any part thereof without the written consent of Lender. If under applicable zoning provisions the use of all or any portion of the Mortgaged Property is or shall become a nonconforming use, Borrower will not cause or permit such nonconforming use to be discontinued or abandoned if such discontinuance of abandonment would cause such nonconforming use to no longer be permitted without the express written consent of Lender, which consent shall not be unreasonably withheld or delayed. Borrower shall not (i) change the use of any of the Land or Improvements in any material respect, (ii) permit or suffer to occur any waste on or to any Mortgaged Property or to any portion thereof or (iii) take any steps whatsoever to convert any Mortgaged Property, or any portion thereof, to a condominium or cooperative form of management.

(bb) Taxes on Security. Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Note or the Lien created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Lender. If there shall be enacted any law (1) deducting the Loan from the value of the Collateral for the purpose of taxation, (2) affecting Lender’s Lien on the Collateral or (3) changing existing laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by realty, or changing the manner of collecting any such taxes, Borrower shall promptly pay to Lender, on demand, all taxes, costs and charges for which Lender is or may be liable as a result thereof; provided, however, if such payment would be prohibited by law or would render the Loan usurious, then instead of collecting such payment, Lender may declare all amounts owing under the Loan Documents to be immediately due and payable.

ARTICLE VI.

NEGATIVE COVENANTS

Section 6.1. Negative Covenants. Borrower covenants and agrees that, until payment in full of the Indebtedness, it will not do, directly or indirectly, any of the following unless Lender consents thereto in writing:

(a) Liens on the Mortgaged Property. Incur, create, assume, become or be liable in any manner with respect to, or permit to exist, except as permitted by Section 5.1(b) above, any Lien with respect to any Mortgaged Property or any portion thereof, except: (i) Liens in favor of Lender and (ii) the Permitted Encumbrances.

(b) Ownership. Except as expressly permitted by or pursuant to this Agreement or the other Loan Documents, own any property of any kind other than the Mortgaged Property.

(c) Other Borrowings. Incur, create, assume, become or be liable in any manner with respect to Other Borrowings, other than the Crossed Loans.

(d) Dissolution; Merger or Consolidation. Dissolve, terminate, liquidate, merge with or consolidate into another Person.

(e) Change In Business. Make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

(f) Debt Cancellation. Cancel or otherwise forgive or release any material claim or debt owed to Borrower by any Person, except for adequate consideration or in the ordinary course of Borrower’s business.

(g) Affiliate Transactions. (i) Enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower or with any director, officer or employee of any Affiliate of Borrower, except transactions in the ordinary course of business of Borrower and upon terms which are no less favorable to Borrower than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of Borrower, or (ii) make any payment or permit any payment to be made to any Affiliate of Borrower (other than the Independent Director’s fees for acting such capacity) when or as to any time when any Event of Default shall exist, provided, however, that Borrower shall be able to make distributions to its owner(s) as reasonably necessary for Digital Realty Trust to meet the REIT Distribution Requirement in any taxable year, but in no event shall such distributions, in the aggregate, exceed Borrower’s taxable income, as determined under Section 703(a) of the Code, for such taxable year.

(h) Creation of Easements. Except as expressly permitted by or pursuant to the Mortgage or this Agreement, create, or permit any Mortgaged Property or any part thereof to become subject to, any easement, license or restrictive covenant, other than a Permitted Encumbrance, provided, that the consent of Lender shall not be unreasonably withheld or delayed to the extent that any such easement, license or restrictive covenant is reasonably necessary for the continued use, enjoyment, access to or operation of the applicable Mortgaged Property.

(i) Misapplication of Funds. Distribute any Rents or Moneys received from Accounts in violation of the provisions of Section 2.12, or fail to deposit into the Security Deposit Account or deliver to Lender and pledge to Lender any Security Deposit, or misappropriate any Security Deposit or portion thereof.

(j) Certain Restrictions. Enter into any agreement that expressly restricts the ability of Borrower to enter into amendments, modifications or waivers of any of the Loan Documents.

(k) Assignment of Licenses and Permits. Assign or transfer any of its interest in any Permits pertaining to any Mortgaged Property, or assign, transfer or remove or permit any other Person to assign any records pertaining to any Mortgaged Property.

(l) Place of Organization. Change its jurisdiction of organization, creation or formation, as applicable, without giving Lender at least fifteen (15) days’ prior written notice thereof and promptly providing Lender such information as Lender may reasonably request in connection therewith.

(m) Leases. Enter into, amend or cancel (or permit the same to occur) Leases, except as permitted by or pursuant to or would not result in a violation of this Agreement.

(n) Management Agreement. Except in accordance with this Agreement, (i) terminate or cancel the Management Agreement, (ii) consent to either the reduction of the term of or the assignment of the Management Agreement, (iii) increase or consent to the increase of the amount of any charges under the Management Agreement, or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect.

(o) Plans and Welfare Plans. Knowingly engage in or permit any transaction in connection with which Borrower or any subsidiary could be subject to either a material civil penalty or material tax assessed pursuant to Section 502(i) or 502(1) of ERISA or Section 4975 of the Code, permit any Welfare Plan to provide retiree or post-employment medical, disability or life insurance benefits with respect to any current or former employee of Borrower other than (i) coverage mandated by applicable law, (ii) death or disability benefits that have been fully provided for by paid up insurance or otherwise or (iii) severance benefits (unless such coverage is provided after notification of and with the reasonable approval of Lender), permit the assets of Borrower to become “plan assets”, whether by operation of law or under regulations promulgated under ERISA or adopt, amend (except as may be required by applicable law) or materially increase the amount of any benefit or amount payable under, or permit any subsidiary to adopt, amend (except as may be required by applicable law) or materially increase the amount of any benefit or amount payable under, any Plan, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits expense to Borrower or any subsidiary.

(p) Transfer of Ownership Interests. Permit any Transfer to occur, other than a Permitted Transfer. Notwithstanding the foregoing, in the event that Borrower desires to transfer all of the Mortgaged Property to another party (the “Transferee Borrower”) and have the Transferee Borrower assume all of the Borrower’s obligations under the Loan Documents, and have replacement guarantors and indemnitors assume all of the obligations of Guarantor under the Loan Documents from and after such transfer (collectively, a “Transfer and Assumption”), the Borrower may make a written application to Lender for Lender’s consent to the Transfer and Assumption, subject to the conditions set forth below in this Section; provided that no more than one Transfer and Assumption shall be permitted during the term of the Loan. Together with such written application, Borrower shall pay to Lender the reasonable review fee then required by Lender. Borrower also shall pay on demand all of the reasonable costs and expenses incurred by Lender, including reasonable attorneys’ fees and expenses, and including the fees and expenses of Rating Agencies and other outside entities, in connection with considering any proposed Transfer and Assumption, whether or not the same is permitted or occurs. Lender may grant or withhold its consent to a Transfer and Assumption in its reasonable discretion. Completion of any Transfer and Assumption shall be subject, in addition to such other conditions as Lender reasonably may determine to impose, to satisfaction of the following conditions:

(i) No Default or Event of Default shall have occurred and be continuing at the time of the proposed Transfer and Assumption;

(ii) Borrower shall have submitted to Lender true, correct and complete copies of information and documents reasonably requested by Lender concerning the Mortgaged Property, the Transferee Borrower and any replacement guarantors and indemnitors;

(iii) Evidence satisfactory to Lender shall have been provided showing that the Transferee Borrower and such of its Affiliates as shall be designated by Lender comply with Article VIII, as those provisions may be modified by Lender taking into account the ownership structure of Transferee Borrower and its Affiliates;

(iv) If a Securitization has occurred, Borrower shall have obtained (and delivered to Lender) a Rating Confirmation with respect to the Transfer and Assumption and all related transactions;

(v) The identity, experience, and financial condition of the Transferee Borrower and the replacement guarantors and indemnitors shall be acceptable to Lender in its sole and absolute discretion;

(vi) Borrower shall deliver to Lender at the closing of the Transfer and Assumption an assumption fee in the amount of one percent (1%) of the then unpaid principal balance of the Loan;

(vii) Borrower, Transferee Borrower, the original and replacement guarantors and indemnitors shall execute and deliver such documents as Lender may require, in form and substance satisfactory to Lender, to evidence the Transfer and Assumption, including replacement guaranties and indemnities and Loan Document modifications;

(viii) Counsel to the Transferee Borrower and replacement guarantors and indemnitors shall deliver to Lender opinions in form and substance satisfactory to Lender as to substantially the same matters for which opinions were required in connection with the origination of the Loan (and as to such additional matters as the Lender and (if a Securitization has occurred) Rating Agencies may require), including, without limitation, a bankruptcy non-consolidation opinion;

(ix) Borrower shall cause to be delivered to Lender an endorsement to Lender’s policy of title insurance in form and substance acceptable to Lender, in Lender’s reasonable discretion, relating to, among other things, the change in the identity of the vestee and execution and delivery of the Transfer and Assumption documents and the continuing priority of the Mortgage and the continuing effect of the title insurance and all endorsements thereto (in each case subject to Permitted Encumbrances);

(x) under no circumstance shall any Transfer and Assumption be permitted hereunder unless after giving effect to such Transfer and Assumption the Transferee Borrower and each Crossed Borrower (or each “Borrower Transferee” as defined in each Crossed Loan Agreement, pursuant to a “Transfer and Assumption”, as defined in each Crossed Loan Agreement, occurring simultaneously with the Transfer and Assumption hereunder) is under 100% common ownership (direct and indirect) and control; and

(xi) Borrower or Borrower Transferee shall deliver to Lender a payment in the amount of all reasonable costs and expenses incurred by Lender in connection with the Transfer and Assumption, including but not limited to, Lender’s reasonable attorneys’ fees and expenses, all recording fees, Rating Agency fees and expenses, and all fees payable to the title company in connection with the Transfer and Assumption.

(q) Equipment and Inventory. Except pursuant to the Management Agreement, permit any Equipment owned by Borrower or any of its Affiliates to be removed at any time from any Mortgaged Property unless the removed item is consumed or sold in the usual and customary course of business, removed temporarily for maintenance and repair or, if removed permanently, replaced by an article of equivalent suitability and not materially less value, owned by Borrower free and clear of any Lien (other than Permitted Encumbrances).

(r) Management Fees. Pay Borrower or any Affiliate of Borrower any management fees with respect to the Mortgaged Property except for management fees paid to Manager under the Management Agreement.

(s) Prohibited Persons. With respect to Borrower, Guarantor and any of their respective officers, directors, partners, members or majority-owned Affiliates: (i) conduct any business, or engage in any transaction or dealing, with any known Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a known Prohibited Person; or (ii) knowingly and intentionally engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224.

ARTICLE VII.

EVENT OF DEFAULT

Section 7.1. Event of Default. The occurrence of one or more of the following events shall be an “Event of Default” hereunder:

(a) if on any Payment Date Borrower fails to pay any Monthly Debt Service Payment due and payable on such Payment Date, or if Borrower fails to make any scheduled deposits into the Reserve Accounts when due and payable in accordance with the provisions hereof;

(b) if Borrower fails to pay the outstanding Indebtedness on the Maturity Date;

(c) if Borrower fails to pay or deposit any other amount payable or required to be deposited pursuant to this Agreement or any other Loan Document when due and payable in accordance with the provisions hereof or thereof, as the case may be, and such failure continues for ten (10) Business Days after Lender delivers written notice thereof to Borrower;

(d) if any representation or warranty made herein or in any other Loan Document, or in any report, certificate, financial statement or other Instrument, agreement or document furnished by Borrower or Guarantor in connection with this Agreement, the Note or any other Loan Document executed and delivered by Borrower or Guarantor shall be false or misleading in any material respect as of the date such representation or warranty was made (or if such representation or warranty relates to an earlier date, then as of such earlier date);

(e) if Borrower, any SPC Party or the Guarantor makes a general assignment for the benefit of creditors;

(f) if a receiver, liquidator or trustee shall be appointed for Borrower, any SPC Party or the Guarantor or if Borrower, any SPC Party or the Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, any SPC Party or the Guarantor, or if any proceeding for the dissolution or liquidation of Borrower or the Guarantor shall be instituted; provided, however, that if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, any SPC Party or the Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days, or if Borrower, any SPC Party or the Guarantor shall generally not be paying its debts as they become due;

(g) if Borrower attempts to delegate its obligations or assign its rights under this Agreement, any of the other Loan Documents or any interest herein or therein, or if any Transfer occurs, other than in accordance with or as permitted under this Agreement;

(h) if any breach or failure to perform any of the covenants in Article VI hereof shall occur, which breach or failure to perform, in the case of Section 6.1(o) or (q) only, shall remain uncured for a period of thirty (30) days after the occurrence of such breach or failure to perform, or if any material breach or failure to perform any of the covenants in Article VIII hereof shall occur;

(i) if an Event of Default as defined or described in the Note or any other Loan Document occurs, whether as to Borrower or the Mortgaged Property or any portion thereof;

(j) if Borrower fails (i) to maintain any insurance required to be maintained pursuant to Section 5.1(x) hereof; or (ii) to satisfy the Force-Place Obligation;

(k) if any Crossed Loan Default shall occur under any of the Crossed Loan Documents; and

(l) if Borrower shall fail to perform any of the terms, covenants or conditions of this Agreement, the Note, the Mortgage or the other Loan Documents, other than as specifically otherwise referred to above in this definition of “Event of Default,” for ten (10) Business Days after notice to Borrower from Lender or its successors or assigns, in the case of any Default which can be cured by the payment of a sum of money (other than Events of Default pursuant to Sections 7.1(a) and 7.1(b) above, as to which the grace period, if any, set forth therein is applicable), or for thirty (30) days after notice from Lender or its successors or assigns, in the case of any other Default (unless a longer notice period is otherwise provided herein or in such other Loan Document); provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and such Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for an additional sixty (60) days;

then, upon the occurrence of any such Event of Default and at any time thereafter, Lender or its successors or assigns, may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents, or under the Crossed Loan Documents, or at law or in equity, take such action, without further notice or demand, as Lender or its successors or assigns, deems advisable to protect and enforce its rights against Borrower and in and to all or any portion of the Collateral and in and to the Crossed Properties, and may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and/or the Collateral (including, without limitation, all rights or remedies available at law or in equity), and any and all rights or remedies provided in the Crossed Loan Documents against the Crossed Borrowers and/or the Crossed Properties. In addition to and without limiting the foregoing, upon the occurrence of any Event of Default described in any of Sections 7.1(e), (f), or (g), the unpaid principal amount of and accrued interest and fees on the Loan and all other Indebtedness shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by Borrower. Upon and at any time after the occurrence of any other Event of Default, at the option of Lender, which may be exercised without notice or demand to anyone, all or any portion of the Loan and other Indebtedness shall immediately become due and payable.

Section 7.2. Remedies.

(a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed by or with respect to Borrower, or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any portion of the Indebtedness shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any portion of the Collateral, and under any of the Crossed Loan Documents with respect to all or any portion of the Crossed Properties. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents or in the Crossed Loan Documents.

(b) In the event of the foreclosure or other action by Lender to enforce Lender’s remedies in connection with all or any portion of the Collateral, Lender shall apply all Net Proceeds received to repay the Indebtedness and Crossed Indebtedness in accordance with Section 2.8, the Indebtedness or Crossed Indebtedness (as selected by Lender in its sole discretion) shall be reduced to the extent of such Net Proceeds and the remaining portion of the Indebtedness and Crossed Indebtedness shall remain outstanding and secured by the Loan Documents, it being understood and agreed by Borrower that Borrower is liable for the repayment of all the Indebtedness; provided, however, that the Loan shall be deemed to have been repaid only to the extent of the Net Proceeds actually received by Lender with respect to the Collateral and applied in reduction of the Indebtedness evidenced by the Note in accordance with the provisions of this Agreement (rather than application to the Crossed Indebtedness or other obligations other than the Loan), after payment by Borrower of all Transaction Costs and costs of enforcement.

(c) Upon and during the continuation of an Event of Default, Lender shall have the right, but not the obligation, with respect to any and all bankruptcy proceedings that are now or hereafter commenced in connection with the Mortgaged Property, to (i) vote to accept or reject any plans of reorganization, (ii) vote in any election of a trustee, (iii) elect the treatment of secured claims as specified in Section 1111(b) of the Bankruptcy Code, and (iv) make any other decisions requested of holders of claims or interests that Borrower would have had the right to do in such bankruptcy proceedings in the absence of an Event of Default.

Section 7.3. Remedies Cumulative. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents executed by or with respect to Borrower, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of any Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon. Notwithstanding any other provision of this Agreement, Lender reserves the right to seek a deficiency judgment or preserve a deficiency claim, in connection with the foreclosure of any Mortgage on the Mortgaged Property, to the extent necessary to foreclose on other parts of the Collateral.

Section 7.4. Intentionally Omitted.

Section 7.5. Curative Advances. If any Event of Default occurs and is not cured by Borrower after notice from Lender, then Lender may expend such sums as either shall reasonably deem appropriate to cure or attempt to cure such Event of Default. Borrower shall immediately repay all such sums so advanced, which sums shall immediately become part of the Indebtedness, bear interest at the Default Rate from the date advanced until the date repaid, and be secured by all Collateral.

ARTICLE VIII.

SINGLE-PURPOSE, BANKRUPTCY-REMOTE REPRESENTATIONS,

WARRANTIES AND COVENANTS

Section 8.1. Applicable to Borrower and any SPC Party. Borrower hereby acknowledges that, as a condition of Lender’s agreements and performance of its obligations hereunder, Lender is relying on the status of Borrower and any SPC Party as a legal entity separate and apart from any Affiliate or other entity and has required that Borrower and any SPC Party maintain such status, and Lender hereby acknowledges such reliance and requirement. Accordingly, Borrower hereby represents, warrants and covenants as of the Closing Date, at all times prior to the Closing Date and until such time as the Loan is paid in full, that absent express advance written waiver from Lender, which may be withheld in Lender’s sole discretion, Borrower and each SPC Party (if applicable):

(a) was and will be organized solely for purpose of owning and operating the Mortgaged Property, or in the case of any SPC Party, owning the general partnership interest (if Borrower is a limited partnership) or sole member interest (if Borrower is a Delaware limited liability company) in Borrower;

(b) has not owned, does not own and will not own any assets other than the Mortgaged Property (including incidental personal property necessary for the operation thereof and proceeds therefrom) or, in the case of any SPC Party, its general partnership interest (if Borrower is a limited partnership) sole member interest (if Borrower is a Delaware limited liability company) in Borrower;

(c) was not engaged, is not engaged and will not engage in any business, directly or indirectly, other than the ownership, management and operation of the Mortgaged Property;

(d) has not entered into and will not enter into any contract or agreement with any partner, member, shareholder, trustee, beneficiary, principal, joint venturer or Affiliate of Borrower or any SPC Party except in the ordinary course of its business pursuant to written agreements upon terms and conditions that are no less favorable than those that would be available on an arm’s-length basis with third parties other than such Affiliate;

(e) has not (except for the Prior Loans, from which the Mortgaged Property, Borrower and the SPC Party have been fully released, and for which neither the Borrower nor any SPC Party shall have any continuing liability, actual or contingent, upon the closing of the Loan, and in connection with which no recourse whatsoever against any portion of the Mortgaged Property shall be available under any circumstances) incurred and will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (in each case in the case of Borrower only): (i) the Loan and the Crossed Loans, (ii) trade payables not evidenced by a promissory note incurred in the ordinary course of business with trade creditors in connection with owning, operating and maintaining the Mortgaged Property, and customarily paid by Borrower within 60 days of incurrence and in fact not more than 60 days outstanding (other than those being disputed or contested in good faith by the Borrower in the same manner and with the same deposits as Lien Claims set forth in Section 5.1(b)(ii) of this Agreement), and (iii) equipment financing leases and purchase money debt for equipment, in each case incurred in the ordinary course of business in connection with the financing or purchase of equipment used on the Mortgaged Property, the payments upon which are made currently and in any event prior to delinquency, provided, (A) that the aggregate capitalized amount of all such permitted financing leases plus the aggregate amount of all such permitted purchase money debt shall not at any time be in excess of one percent (1%) of the Loan Amount or require payments aggregating in excess of $100,000 in any one calendar year, and (b) the aggregate outstanding amount of (1) all trade payables described in clause (ii) above, plus (2) the aggregate capitalized amount of all permitted financing leases plus the aggregate amount of all permitted purchase money debt described in clause (iii) above, shall not at any time be in excess of two percent (2%) of the Loan Amount.

(f) (i) has not made and will not make any loan or advance to any Person (including any of its Affiliates), (ii) has not pledged and will not pledge its assets for the benefit of any other Person (other than to Lender for the indirect benefit of the Crossed Borrowers to secure the Crossed Loans), (iii) has not sought or obtained and will not seek or obtain credit, and has not incurred and will not incur any obligation to any third party, based upon the assets of any other Person, and (iv) has not induced and will not induce any third party to rely on the creditworthiness of any other Person in extending benefits to Borrower;

(g) has remained and as of the Closing Date reasonably expects to remain, solvent, and has maintained, and as of the Closing Date reasonably expects to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(h) has not acquired and will not acquire obligations or securities of any Person;

(i) has not failed and will not fail to correct any known misunderstanding or misrepresentation regarding its separate identity;

(j) has done or caused to be done and will do all things necessary to preserve its existence;

(k) has continuously maintained and shall continuously maintain its existence and good standing and has been and will be qualified to do business in all states necessary to carry on its business, including the state in which the Mortgaged Property is located;

(l) has conducted and operated and will conduct and operate its business solely in its own name, with all oral and written communications from Borrower or SPC Party, as applicable, including, without limitation, correspondence, invoices, purchase orders, billing statements, applications and business forms, made solely in the name of Borrower or SPC Party, as applicable;

(m) has accurately maintained and will continue to accurately maintain books, records, bank accounts, accounting records, financial statements and other entity documents separate from those of its partners, members, shareholders, trustees, beneficiaries, principals, Affiliates, and any other Person, with such accounting records and financial statements having been prepared and kept in accordance with reasonable accounting practices applied on a consistent basis, and such financial statements of Borrower (and any SPC Party, if applicable) have been and shall be prepared in a manner that indicates (through appropriate footnotes if necessary) the existence of Borrower (and any SPC Party, if applicable) and its assets and liabilities separate and apart from any other Person; moreover, Borrower (and any SPC Party, if applicable) has indicated and shall indicate in its financial statements that the assets of Borrower are not available to satisfy the claims of creditors of any Affiliate of Borrower (or any SPC Party, if applicable) and that the assets of any Affiliate of Borrower (or any SPC Party, if applicable) have not been and are not available to satisfy the claims of creditors of Borrower (or any SPC Party, if applicable) and, except with appropriate designation as set forth above, Borrower has not authorized and shall not authorize its assets or liabilities to be listed on the financial statement of any other Person;

(n) has been and will be, and at all times has held and will hold itself out to the public as, a legal entity separate and distinct from any other Person (including any of its partners, members, shareholders, trustees, beneficiaries, principals and Affiliates, and any Affiliates of any of the same), and not as a department or division of any Person;

(o) has filed and will file such tax returns with respect to itself as may be required under applicable law and has prepared and will prepare separate tax returns and financial statements, or if part of a consolidated group, has been shown and will be shown as a separate member of such group;

(p) has paid and shall pay its own liabilities, indebtedness, and obligations of any kind, as the same shall become due, from its own separate assets, rather than from those of other Persons, and Borrower has not consented and shall not consent to any Person operating the Mortgaged Property to incur expenses as agent or on behalf of Borrower, unless such Person agreed or agrees, prior to incurring such expense, to clearly indicate that such expenses were or are the sole responsibility of, and any payment will come from, Borrower;

(q) has not entered into and will not enter into any transaction of merger or consolidation, or acquire by purchase or otherwise all or substantially all of the business or assets of, or any stock or beneficial ownership of, any Person;

(r) has not commingled and will not commingle or permit to be commingled its funds or other assets with those of any other Person; and has held and will hold title to all of its real and personal property in its own name and not in the name of any other Person;

(s) has maintained and will maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(t) has not, does not and will not hold itself out to be responsible for the debts or obligations of any other Person (other than the Crossed Loans) and, except for the Loan Documents to which other Persons are party, shall not consent to any other Person holding itself out as being responsible for the debts or obligations of Borrower (other than the Crossed Borrowers pursuant to the Crossed Loan Documents);

(u) has not (except for the Prior Loans, from which the Mortgaged Property, Borrower and the SPC Party have been fully released, and for which neither the Borrower nor any SPC Party shall have any continuing liability, actual or contingent, upon the closing of the Loan, and in connection with which no recourse whatsoever against any portion of the Mortgaged Property shall be available under any circumstances) assumed, guaranteed or otherwise become liable on, and will not assume, guarantee or otherwise become liable on, or in connection with any obligation of any other Person (other than the Crossed Borrowers under the Crossed Loans) and, except for the Loan Documents to which other Persons are party, has not (except for the Prior Loans, from which the Mortgaged Property, Borrower and the SPC Party have been fully released, and for which neither the Borrower nor any SPC Party shall have any continuing liability, actual or contingent, upon the closing of the Loan, and in connection with which no recourse whatsoever against any portion of the Mortgaged Property shall be available under any circumstances) consented and shall not consent to any other Person guaranteeing, assuming or otherwise becoming liable for any obligation of Borrower (other than the Crossed Borrowers pursuant to the Crossed Loan Documents);

(v) except for funds deposited into the Local Collection Account, the Collection Account or the Reserve Accounts in accordance with the Loan Documents, has not and shall not hold title to its assets other than in its name;

(w) has complied, complies and shall at all times hereafter comply with all of the assumptions, statements, certifications, representations, warranties and covenants regarding or made by it contained in or appended to the nonconsolidation opinion delivered pursuant hereto;

(x) has paid and will pay its own liabilities and expenses, out of its own funds and has not consented and shall not consent to any other Person paying Borrower’s (or any SPC Party’s, if applicable) obligations except to the extent that timely reimbursement is made for the same;

(y) has held and will hold regular meetings, as appropriate to conduct its business and has observed at all times and will observe all limited liability company (if a limited liability company) or limited partnership (if a limited partnership) or corporate (if a corporation) formalities and record keeping;

(z) has allocated and will allocate to Borrower (and any SPC Party, if applicable) reasonably and on the basis of fair market value determined on an arm’s-length basis all general overhead and administrative expenses, including all costs associated with common employees and shared office space, any such allocation has been and shall be specifically and reasonably documented and substantiated, any such allocation of expenses to Borrower (or any SPC Party, if applicable) has been and shall be paid solely by Borrower (or such SPC Party, if applicable) from Borrower’s (or such SPC Party’s, if applicable) own funds, and Borrower (and any SPC Party, if applicable) has used and shall at all times use separate stationary, letterhead, invoices and checks;

(aa) has not identified and will not identify its members or partners, Independent Director (as defined below) or any other member or partner of any Affiliate of Borrower, or any other Person, as a division or part of it;

(bb) has paid and will pay the salaries of its own employees and has maintained and will maintain a sufficient number of employees in light of its contemplated business operations;

(cc) has maintained, currently maintains, and will continue to maintain, its own cash, cash positions and bank accounts separate from any other Person;

(dd) (i) has not (A) liquidated or dissolved, in whole or in part; (B) consolidated, merged or entered into any form of consolidation with or into any other Person, nor conveyed, transferred or leased its assets substantially as an entirety to any Person nor permitted any Person to consolidate, merge or enter into any form of consolidation with or into itself, nor conveyed, transferred or leased its assets substantially as an entirety to any Person; (C) engaged in any business other than the ownership and operation of the Mortgaged Property (or, with respect to any SPC Party, ownership of the general partnership interest (if Borrower is a limited partnership) or sole member interest (if Borrower is a Delaware limited liability company) in Borrower); or (D) amended any provisions of its organizational documents containing provisions similar to those contained in this Article VIII; and (ii) shall not (A) to the extent permitted by law, liquidate or dissolve, in whole or in part; (B) consolidate, merge or enter into any form of consolidation with or into any other Person, nor convey, transfer or lease its assets substantially as an entirety to any Person nor permit any Person to consolidate, merge or enter into any form of consolidation with or into itself, nor convey, transfer or lease its assets substantially as an entirety to any Person; (C) engage in any business other than the ownership and operation of the Mortgaged Property (or, with respect to any SPC Party, ownership of the general partnership interest in Borrower); or (D) amend any provisions of its organizational documents containing provisions similar to those contained in this Article VIII;

(ee) If Borrower is a limited partnership or a non-Delaware limited liability company:

(A) each general partner or managing member (each, an “SPC Party”) shall be either a corporation or a Delaware single member limited liability company, in either case, whose sole asset is its interest in Borrower and each such SPC Party will at all times comply, and will cause Borrower to comply, with each of the representations, warranties, and covenants contained in this Article VIII as if such representation, warranty or covenant was made directly by such SPC Party. The SPC Party’s Organizational Documents shall incorporate the provisions of this Article VIII and require that the directors, managers or members, as applicable, of such SPC Party consider the interests of the creditors of such SPC Party in connection with any Material Action (as defined below). As used herein, “Material Action” shall mean to institute proceedings to have Borrower or SPC Party adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against Borrower or SPC Party or file a petition seeking or consent to, reorganization or relief with respect to Borrower or SPC Party under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Borrower or SPC Party or a substantial part of Borrower’s or SPC Party’s property, or make any assignment for the benefit of creditors of Borrower or SPC Party, or admit in writing Borrower’s or SPC Party’s inability to pay its debts generally as they become due, or any similar action, or take action in furtherance of any of the foregoing actions.

(B) If the SPC Party is a corporation, Borrower shall at all times cause there to be at least one (1) duly appointed member of the board of directors of the SPC Party who is an Independent Director.

(C) If the SPC Party is a limited liability company, Borrower shall at all times cause there to be at least one (1) duly appointed independent manager of the SPC Party who is also a non-economic member of SPC Party, who is an Independent Director.

(D) The Borrower’s Organizational Documents shall provide that the affirmative vote and written consent of the SPC Party, acting with the affirmative vote of the Independent Director (which shall be required in order for the SPC Party to take such action under the terms of Borrower’s Organizational Documents and the SPC Party’s Organizational Documents) will be required in order for Borrower to take any Material Action.

(E) The SPC Party’s Organizational Documents shall provide that the affirmative vote and written consent of the SPC Party, acting with the affirmative vote of the Independent Director (which shall be required in order for the SPC Party to take such action under the terms of the SPC Party’s Organizational Documents) will be required in order for the SPC Party to take any Material Action.

(F) The SPC Party shall not: (i) if the SPC Party is a corporation, cause or permit the board of directors of the SPC Party to take any action which, under the terms of any certificate of incorporation, by-laws or any voting trust agreement with respect to any common stock, requires the vote of the board of directors of the SPC Party unless at the time of such action there shall be at least one (1) member of such board of directors who is an Independent Director; and (ii) if the SPC Party is a limited liability company, cause or permit the members or managers of the SPC Party to take any action which, under the terms of any certificate of formation, operating agreement or other organizational document requires the vote of the members or managers of the SPC Party unless at the time of such action there shall be at least one (1) independent manager and non-economic member of such SPC Party who is an Independent Director.

(ff) If Borrower is a Delaware single member limited liability company:

(A) Borrower shall be a limited liability company formed under the laws of the State of Delaware with one (1) member (the “Borrower Single Member”), and Borrower’s Organizational Documents shall be in form and substance reasonably satisfactory to Lender.

(B) Borrower’s Organizational Documents shall contain each of the representations, covenants and warranties set forth in this Article VIII and require Borrower to at all times cause there to be at least one (1) duly appointed independent manager of Borrower who is also a non-economic member of Borrower and an Independent Director whose affirmative vote will be required in order for Borrower to take any Material Action. Borrower’s Organizational Documents shall further require that upon the occurrence of any event that causes the Borrower Single Member to cease to be a member in Borrower, the Independent Director shall, without action of any person and simultaneously with the Borrower Single Member ceasing to be a member of Borrower, automatically be admitted to Borrower as a member and shall continue Borrower without dissolution.

(C) Borrower shall cause reputable Delaware counsel reasonably acceptable to Lender (the “Delaware Law Firm”) to deliver to Lender an opinion letter reasonably satisfactory to Lender whereby the Delaware Law Firm opines (which opinion may be subject to standard assumptions, qualifications, limitations and exceptions reasonably acceptable to Lender), among other requirements of Lender, that: (1) the unanimous consent of Borrower Single Member and the Independent Director is required in order for Borrower to file a voluntary bankruptcy petition; (2) the provision in Borrower’s Organizational Documents that requires unanimous consent as a condition to filing a voluntary bankruptcy petition is enforceable against Borrower Single Member; (3) the bankruptcy of Borrower Single Member will not cause Borrower to be dissolved; (4) no creditor of Borrower Single Member shall have the right to obtain possession of, or otherwise exercise legal or equitable remedies with respect to, Borrower’s property; and (5) Delaware law, not federal law, governs the determination of what persons or entities have the authority to file a voluntary bankruptcy petition on behalf of Borrower.

(D) Borrower shall not cause or permit the board of directors, members or managers of Borrower to take any action which, under the terms of Borrower’s Organizational Documents, requires the vote of the board of directors, members or managers of Borrower unless at the time of such action there shall be at least one (1) member of such board of directors, members or managers who is an Independent Director.

(gg) If the SPC Party is a Delaware single member limited liability company:

(A) SPC Party shall be a limited liability company formed under the laws of the State of Delaware with one (1) member (the “SPC Single Member”), and SPC Party’s Organizational Documents shall be in form and substance reasonably satisfactory to Lender.

(B) SPC Party’s Organizational Documents shall contain each of the representations, covenants and warranties set forth in this Article VIII and require SPC Party to at all times cause there to be at least one (1) duly appointed independent manager of SPC Party who is also a non-economic member of SPC Party and an Independent Director whose affirmative vote will be required in order for SPC Party to take any Material Action. SPC Party’s Organizational Documents shall further require that upon the occurrence of any event that causes the SPC Single Member to cease to be a member in SPC Party, the Independent Director shall, without action of any person and simultaneously with the SPC Single Member ceasing to be a member of SPC Party, automatically be admitted to SPC Party as a member and shall continue SPC Party without dissolution.

(C) Borrower shall cause the Delaware Law Firm to deliver to Lender an opinion letter reasonably satisfactory to Lender whereby the Delaware Law Firm opines (which opinion may be subject to standard assumptions, qualifications, limitations and exceptions reasonably acceptable to Lender), among other requirements of Lender, that: (1) the unanimous consent of SPC Single Member and the Independent Director is required in order for SPC Party to file a voluntary bankruptcy petition; (2) the provision in SPC Party’s Organizational Documents that requires unanimous consent as a condition to filing a voluntary bankruptcy petition is enforceable against SPC Single Member; (3) the bankruptcy of SPC Single Member will not cause SPC Party to be dissolved; (4) no creditor of SPC Single Member shall have the right to obtain possession of, or otherwise exercise legal or equitable remedies with respect to, SPC Party’s property; and (5) Delaware law, not federal law, governs the determination of what persons or entities have the authority to file a voluntary bankruptcy petition on behalf of Borrower.

(hh) Borrower shall not cause or permit the board of directors, members or managers of Borrower to take any action which, under the terms of Borrower’s Organizational Documents, requires the vote of the board of directors, members or managers of Borrower unless at the time of such action there shall be at least one (1) member of such board of directors, members or managers who is an Independent Director.

(ii) has complied and will comply with the separateness provisions of the Borrower’s Organizational Documents since such Borrower’s Organizational Documents were executed and delivered, and with the laws of the state of its formation relating to limited liability companies or limited partnerships, as applicable, and each SPC Party, if applicable, has complied and will comply with the separateness provisions of the SPC Party’s Organizational Documents since such SPC Party’s Organizational Documents were executed and delivered, and with the laws of the state of its formation relating to corporations;

(jj) the Borrower’s Organizational Documents and, if applicable, the SPC Party’s Organizational Documents provide and shall at all times continue to provide that Borrower (and the SPC Party, if applicable) shall not cause, permit, or empower any Person to consolidate or merge Borrower or the SPC Party into any other entity; and

(kk) has not funded and will not fund any other Person’s operations and has not paid and will not pay any other Person’s expenses.

Notwithstanding any other provision of the Borrower’s Organizational Documents, any SPC Party’s Organizational Documents or any provision of law that otherwise so empowers the Borrower, any SPC Party or any other Person, neither the Borrower, any SPC Party nor any other Person shall be authorized or empowered, nor shall they permit the Borrower, without the prior unanimous written consent of the Borrower and any SPC Party (including, in each case, all Independent Directors), to take any Material Action, provided, however, that neither the Borrower nor any SPC Party may vote on, or authorize the taking of, any Material Action, unless there is at least one (1) Independent Director then serving in such capacity.

Borrower hereby further represents, warrants and certifies to and for the benefit and reliance of Lender that: (i) upon closing of the Loan, the Mortgaged Property, Borrower and the SPC Party each shall have been fully released from the Prior Loans, neither the Borrower nor any SPC Party shall have any continuing liability, actual or contingent, for the Prior Loans, and no recourse whatsoever against any portion of the Mortgaged Property shall be available to satisfy the Prior Loans under any circumstances; (ii) Borrower has provided Lender with true, correct and complete copies of (A) Borrower’s current (and since the date of its inception) financial statements, (B) Borrower’s current (and since the date of its inception) Borrower’s Organizational Documents, and (C) the Prior Loan Documents; (iii) Borrower has prior to the Closing Date (and at all times since the date of its inception) conducted its affairs as a special purpose bankruptcy remote entity in substantial accordance with (A) the provisions of this Section 8.1, (B) the provisions of Borrower’s Organizational Documents (as in effect now and as in effect at all times since the date of its inception), and (C) the Prior Loan Documents; and (iv) the Borrower’s certifications and statements set forth in the certificate attached hereto as Schedule 8.1(a) are true and correct.

ARTICLE IX.

MISCELLANEOUS

Section 9.1. Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the execution and delivery of this Agreement, the making the Loan hereunder and the execution and delivery by Borrower to Lender of the Loan Documents, and shall continue in full force and effect so long as any portion of the Indebtedness is outstanding and unpaid. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All covenants, promises and agreements in this Agreement contained, by or on behalf of Borrower, shall inure to the benefit of the respective successors and assigns of Lender. Nothing in this Agreement or in any other Loan Document, express or implied, shall give to any Person other than the parties and the holder of the Note and the other Loan Documents, and their legal representatives, successors and assigns, any benefit or any legal or equitable right, remedy or claim hereunder.

Section 9.2. Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 9.3. Governing Law.

This Agreement was negotiated in New York and made by Lender and accepted by Borrower in the State of New York, and the proceeds of the Note delivered pursuant hereto were disbursed from New York, which State the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby, and in all respects (including, without limitation, matters of construction, validity, performance, and maximum permissible rates of interest), this Agreement and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed in such State and any applicable law of the United States of America.

(a) Borrower hereby consents to the jurisdiction of any federal court or state court in New York, New York or within the county and state in which any Mortgaged Property is located and irrevocably agrees that, subject to Lender’s election, any legal suit, action or proceeding against Lender or Borrower arising out of or relating to this Agreement or the other Loan Documents may be instituted and litigated in such courts. Borrower hereby (i) irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, and (ii) irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding. Borrower does hereby designate and appoint CT Company Systems, having an office at 111 Eighth Avenue, New York, New York 10011, as its authorized agent to accept and acknowledge on its behalf service of any and all process which may be served in any such suit, action or proceeding in any federal or state court in New York, New York, and agrees that service of process upon said agent at said address (or at such other office in New York, New York as may be designated by Borrower from time to time in accordance with the terms hereof) with a copy to Borrower and written notice of said service of Borrower mailed or delivered to Borrower in the manner provided herein shall be deemed in every respect effective service of process upon Borrower, in any such suit, action or proceeding in the State of New York. Borrower (i) shall give prompt notice to Lender of any change in address of its authorized agent hereunder, (ii) may at any time and from time to time designate a substitute authorized agent with an office in New York, New York (which office shall be designated as the address for service of process), and (iii) shall promptly designate such a substitute if its authorized agent ceases to have an office in New York, New York or is dissolved without leaving a successor.

Section 9.4. Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or any other Loan Document, or consent or waiver referred to in any Loan Document or consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 9.5. Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 9.6. Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if delivered or sent by: (a) hand delivery, (b) certified or registered United States mail, postage prepaid, (c) nationally recognized overnight delivery service, (d) by facsimile transmission, addressed if to Lender or to Borrower at its applicable address set forth on Schedule 5 hereto, or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 8.6, or (e) other than with respect to an amendment or modification, an electronic medium. A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or three Business Days after mailing; in the case of overnight delivery and facsimile transmission, on the Business Day after the same was sent; or in the case of electronic medium, when confirmed by e-mail. A party receiving a notice which does not comply with the technical requirements for notice under this Section 9.6 may elect to waive any deficiencies and treat the notice as having been properly given. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

Section 9.7. TRIAL BY JURY. BORROWER, TO THE FULLEST EXTENT THAT IT MAY LAWFULLY DO SO, WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY TORT ACTION, BROUGHT BY ANY PARTY HERETO WITH RESPECT TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS.

Section 9.8. Headings. The Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 9.9. Assignment.

(a) Borrower may not sell, assign or transfer any interest in the Loan Documents, or any portion of the foregoing (including, without limitation, Borrower’s rights, title, interests, remedies, powers and duties hereunder and thereunder) without Lender’s prior written consent. Lender shall have the right to assign or participate this Agreement and/or its interest in any of the other Loan Documents and the obligations hereunder to any Person. In the event of an assignment by Lender, (a) the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would have if it were an original “Lender” hereunder; (b) the assignee shall be deemed for all purposes to be a “Lender” hereunder; and (c) upon any such substitution of Lender, a replacement or addition “Lender signature page” shall be executed by the new Lender and attached to this Agreement and thereupon become a part of this Agreement. After the effectiveness of any assignment, the new Lender shall provide notice to Borrower of the identity, address and other pertinent information pertaining to the new Lender. Borrower shall maintain a copy of each assignment and notice delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the principal amount of the assigned loans owing to each Lender from time to time. The entries on the Register shall be conclusive, in the absence of manifest error, and the Borrower and the Lenders shall treat each person whose name is recorded in the Register as the owner of the assigned loans recorded therein for all purposes of this Agreement. Any assignment or transfer of all or a part of a loan evidenced by a note shall be registered on the Register only upon surrender for registration of assignment or transfer of the note evidencing such loan, accompanied by a duly executed assignment and notice, and thereupon one or more new notes shall be issued to the designated assignee. Notwithstanding anything in this Agreement to the contrary, after an assignment by Lender, the “Lender” (prior to such assignment) shall continue to have the benefits of any rights or indemnifications and shall continue to have the obligations contained herein which Lender had during the period such party was a “Lender” hereunder.

(b) Lender may from time to time elect to enter into a servicing agreement with a servicer, pursuant to which the servicer shall be appointed to service and administer the Loan and the Account Collateral in accordance with the terms hereof and to exercise any and all other rights of Lender with respect to the Loan as set forth in such servicing agreement. Lender shall promptly notify Borrower if Lender shall elect to appoint or change the servicer, and all notices and other communications from Borrower to Lender shall be delivered to the servicer with a copy concurrently delivered to the Lender, and any notice, direction or other communication from the servicer to Borrower shall have the same force and effect as a notice, direction or communication from Lender. The servicer shall be entitled to be reimbursed for any cost, expense or liability which is incurred by the servicer pursuant to such servicing and administrative duties and which would otherwise be reimbursable to Lender under this Agreement or any other Loan Document in the same manner and to the same extent as if Lender incurred such cost, expense or liability in the first place. The parties hereto acknowledge and agree that the servicer shall be a third party beneficiary to this Agreement and the other Loan Documents.

Section 9.10. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 9.11. Preferences. Lender shall have no obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the obligations of Borrower pursuant to this Agreement, the Note or any other Loan Document. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder, provided that such application or reapplication is performed by Lender in accordance with the terms of this Agreement or any other applicable Loan Document. To the extent Borrower makes a payment or payments to Lender for Borrower’s benefit, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 9.12. Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or another Loan Document specifically and expressly provides for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents does not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 9.13. Failure to Consent. If Borrower shall seek the approval by or consent of Lender hereunder or under the Note, or any of the other Loan Documents, and Lender shall fail or refuse to give such consent or approval, then Borrower shall not be entitled to any damages for any withholding or delay of such approval or consent by Lender, it being intended that Borrower’s sole remedy shall be to bring an action for an injunction or specific performance.

Section 9.14. Schedules Incorporated. The information set forth on the cover, heading and recitals hereof, and the Schedules attached hereto, are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 9.15. Offsets, Counterclaims and Defenses. Any assignee of any of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to this Agreement and the other Loan Documents which Borrower may otherwise have against any assignor or this Agreement and the other Loan Documents. No such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon this Agreement or upon any other Loan Document. Any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 9.16. No Joint Venture or Partnership. Borrower and Lender intend that the relationship created hereunder be solely that of borrower and lender. Nothing herein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower (or any Affiliate of Borrower) and Lender nor to grant Lender any interest in the Collateral other than that of secured party, mortgagee or lender.

Section 9.17. Waiver of Marshalling of Assets Defense. To the fullest extent Borrower may legally do so, Borrower waives all rights to a marshalling of the assets of Borrower, and others with interests in Borrower, and of the Collateral, or to a sale in inverse order of alienation in the event of foreclosure of the interests hereby created, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of any Collateral for the collection of the Indebtedness without any prior or different resort for collection, or the right of Lender to the payment of the Indebtedness out of the Net Proceeds of the Collateral in preference to every other claimant whatsoever.

Section 9.18. Waiver of Counterclaim. To the extent permitted by applicable law, Borrower hereby waives the right to assert a counterclaim, other than compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 9.19. Conflict; Construction of Documents. In the event of any conflict between the provisions of this Agreement and the provisions of any of the other Loan Documents, the provisions of this Agreement shall prevail. The parties hereto acknowledge that they were represented by counsel in connection with the negotiation and drafting of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted same.

Section 9.20. Brokers and Financial Advisors. Borrower and the Lender hereby represent that they have dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower and Lender hereby agree to indemnify and hold the other harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of the indemnifying party in connection with the transactions contemplated herein. The provisions of this Section 9.20 shall survive the expiration and termination of this Agreement and the repayment of the Indebtedness.

Section 9.21. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 9.22. Estoppel Certificates. Borrower and Lender hereby agree at any time and from time to time upon not less than fifteen (15) days prior written notice by Borrower or Lender to execute, acknowledge and deliver to the party specified in such notice, a statement, in writing, certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications hereto), and stating whether or not, to the knowledge of such certifying party, any Default or Event of Default has occurred and is then continuing, and, if so, specifying each such Default or Event of Default; provided, however, that it shall be a condition precedent to Lender’s obligation to deliver the statement pursuant to this Section 9.22, that Lender shall have received, together with Borrower’s request for such statement, an Officer’s Certificate stating that, to the knowledge of Borrower, no Default or Event of Default exists as of the date of such certificate (or specifying such Default or Event of Default).

Section 9.23. Payment of Expenses. Borrower shall pay all Transaction Costs, which shall include, without limitation, (a) reasonable out-of-pocket costs and expenses of Lender in connection with (i) the negotiation, preparation, execution and delivery of the Loan Documents and the documents and instruments referred to therein; (ii) the creation, perfection or protection of Lender’s Liens in the Collateral (including, without limitation, fees and expenses for title and lien searches or amended or replacement Mortgage, UCC financing statements or Collateral Security Instruments, title insurance premiums and filing and recording fees, third party due diligence expenses for the Mortgaged Property plus travel expenses, accounting firm fees, costs of the Appraisals, Environmental Reports (and an environmental consultant), and the Property Condition Assessments and earthquake “maximum probable loss” report and costs and fees incurred in connection with arranging, setting up, servicing and maintaining the Account Collateral); (iii) response to any requests by Borrower (or its Affiliates) for Lender consent or approval of any matter relating to the Loan, the Loan Documents or the Mortgaged Property; (iv) the negotiation, preparation, execution and delivery of any amendment, waiver, restructuring or consent relating to any of the Loan Documents, and (v) the preservation of rights under and enforcement of the Loan Documents and the documents and instruments referred to therein, including any communications or discussions relating to any action that Borrower shall from time to time request Lender to take, as well as any restructuring or rescheduling of the Indebtedness, (b) the reasonable fees, expenses and other charges of counsel to Lender in connection with all of the foregoing, and (c) Lender’s reasonable out-of-pocket travel expenses in connection with site visits to the Mortgaged Property.

Section 9.24. Non-Recourse. Anything contained herein, in the Note or in any other Loan Document to the contrary notwithstanding, but subject in all respects to the provisions set forth below, Lender shall not enforce the liability and obligation of the Borrower to perform and observe any of its obligations that may be contained in the Note, this Agreement, the Mortgage or any other Loan Document by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Mortgaged Property, the Rents and other Receivables, or any other Collateral pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Mortgaged Property, in the

Rents and other Receivables and in any other Collateral. NOTWITHSTANDING ANYTHING TO THE CONTRARY ABOVE OR ELSEWHERE IN THIS AGREEMENT, THE MORTGAGE OR ANY OF THE LOAN DOCUMENTS, however,

(a) the provisions of this Section 9.24 and the other provisions of the Loan Documents shall not: (i) constitute a waiver of any right which Lender may have under Sections 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Indebtedness or to require that all Collateral and all Crossed Properties shall continue to secure all of the Indebtedness owing to Lender in accordance with the Loan Documents; (ii) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (iii) impair the right of Lender to name Borrower (or any Crossed Borrowers) as a party defendant in any action or suit for foreclosure and sale under the Mortgage or other Loan Documents (or Crossed Loan Documents); (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the Assignment of Rents and Leases (or any Assignment of Rents and Leases (as defined in the Crossed Loan Agreements)); (vi) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Mortgage, any other Mortgages (as defined in the Crossed Loan Agreements), the other Loan Documents and the Crossed Loan Documents, or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Mortgaged Property, any other Collateral or any Crossed Properties; (vii) have any applicability whatsoever to or limit the liability of the Borrower, Guarantor or other parties under the Guaranty of Non-Recourse Obligations, the Environmental Indemnity Agreement or any other guaranty or indemnity made in connection with the Loan, the Crossed Loans or any of the rights and remedies of Lender thereunder; or (viii) constitute a waiver, release or discharge of any Indebtedness or obligation evidenced by the Note or this Agreement or secured by the Loan Documents or evidenced or secured by the Crossed Loan Documents, and the same shall continue until paid or discharged in full, and

(b) the provisions of this Section 9.24 and the other provisions of the Loan Documents shall not

(A) prevent recourse to the assets of Borrower or any Crossed Borrower, the Mortgaged Property, any Crossed Property or any other instrument or document which is pledged by Borrower or Crossed Borrower to Lender pursuant to the Loan Documents or Crossed Loan Documents, including all Collateral;

(B) have any applicability whatsoever to or limit the liability of the parties under the Guaranty of Non-Recourse Obligations, the Environmental Indemnity Agreement (or any “Environmental Indemnity Agreement” as defined and referred to or included among any Crossed Loan Documents) or any Crossed Guaranty;

(C) constitute a waiver, release or discharge of any Indebtedness or obligation evidenced by the Note or secured by the Loan Documents (or evidenced and/or secured by any Crossed Loan Documents), and the same shall continue until paid or discharged in full; or

(D) prevent recourse to Borrower, any Crossed Borrowers and Guarantor, jointly and severally, and their respective assets for repayment of the Indebtedness, and Lender’s agreement not to pursue personal liability of Borrower as set forth above SHALL BECOME NULL AND VOID and shall be of no further force or effect, and the Indebtedness shall be fully recourse not only to Borrower but also to any Crossed Borrowers and Guarantor, in the event:

(1)	Borrower shall file or commence any voluntary bankruptcy, insolvency or similar proceeding, including any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, or Borrower shall make a general assignment for the benefit of creditors or institute receivership proceedings or similar proceedings with respect to the Mortgaged Property, Borrower or Borrower’s assets, or (A) any such proceedings or petition shall be filed or commenced against Borrower by Guarantor, or its Affiliates or agents acting under the control or direction of Guarantor, or (B) if Guarantor or its Affiliates or agents acting under the control or direction of Guarantor (or if Guarantor or its Affiliates or agents acting under the control or direction of Guarantor cause Borrower to, by exercise of their rights as equity owners or officers or directors of Borrower or otherwise) aid, solicit or otherwise cooperate or collude to bring about the filing or commencement of any such proceedings or petition;

(2)	any Transfer or removal of material Equipment occurs in violation of the terms of the Loan Documents; or

(3)	any material breach of the provisions of Article VIII of this Agreement occurs; or

(E) prevent recourse to Borrower, any Crossed Borrower and Guarantor, jointly and severally, and their respective assets, and Borrower, any Crossed Borrowers and Guarantor shall be fully and personally liable, for (x) any obligation to pay Lender any Insurance Gap and (y) any loss, costs, liability, damage or expense (including, without limitation, attorneys’ fees and disbursements) suffered or incurred by Lender or any Indemnified Party, in each case, to the extent related to or arising from any of the following acts committed by or on behalf of Borrower, any Crossed Borrowers, Guarantor or any of their respective Affiliates:

(1)	any fraud on the part of Borrower, Guarantor or their respective Affiliates in connection with the Loan;

(2)	any willful misrepresentation contained in any Loan Documents or report furnished pursuant to any Loan Document;

(3)	any misappropriation or misapplication of funds (including Loss Proceeds or Rents) in contravention of the Loan Documents;

(4)	additional financing obtained by Borrower (whether secured or unsecured) in violation of the terms of the Loan Documents;

(5)	actual material physical waste to the Mortgaged Property or material damage to the Mortgaged Property resulting from gross negligence or willful misconduct;

(6)	any breach of any representation, warranty or covenant in this Agreement or the Environmental Indemnity Agreement, concerning Environmental Laws and Hazardous Substances;

(7)	any Security Deposits received by Borrower or Manager from tenants not being properly applied, returned to tenants when due or delivered to Lender, a receiver or a purchaser of the Mortgaged Property in the event of a foreclosure sale upon such Person taking possession of the Mortgaged Property;

(8)	all costs and expenses, including reasonable attorneys’ fees and expenses, incurred in enforcing any obligation or liability or in collecting any amount due under this Section 9.24(D) or this Section 9.24(E), the Environmental Indemnity and the Guaranty of Non-Recourse Obligations, which, as to Borrower, is a recourse obligation of Borrower as described in this Section 9.24(D) or this Section 9.24(E), the Environmental Indemnity and the Guaranty of Non-Recourse Obligations, or, as to Guarantor, is a recourse obligation of Guarantor under the Guaranty of Non-Recourse Obligations or the Environmental Indemnity;

(9)	the failure to pay Impositions assessed against the Mortgaged Property to the extent there were sufficient funds available to pay and Lender allows Borrower to apply the same, or the failure to pay and discharge any mechanic’s or materialman’s Liens against the Mortgaged Property to the extent there was sufficient funds available to pay and discharge and Lender allows Borrower to apply the same, except, in the case of each of the foregoing, to the extent the same were or are being contested in accordance with the terms of the Loan Documents;

(10)	any Rents or Proceeds received or collected by Borrower, any Affiliate of Borrower or Manager and not deposited into the Local Collection Account or the Collection Account in accordance with Section 2.12 or otherwise endorsed, delivered or turned over to Lender; or

(11)	If the Indebtedness is not paid in full by the Maturity Date or is accelerated or if any monetary Event of Default has occurred, and Borrower or any Affiliate contests or in any way interferes with, directly or indirectly (collectively, a “Contest”), any foreclosure action or sale commenced by Lender or with any other enforcement of Lender’s rights, powers or remedies under any of the Loan Documents or under any document evidencing, securing or otherwise relating to any of the Collateral (whether by making any motion, bringing any counterclaim, claiming any defense, seeking any injunction or other restraint, commencing any action seeking to consolidate any such foreclosure or other enforcement with any other action, or otherwise) (except this clause (11) shall not prohibit a good faith defense on the basis that no Event of Default exists, and such a good faith defense shall not give rise to recourse liability under this clause (11)).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

CITIGROUP GLOBAL MARKETS REALTY CORP.,
a New York corporation

By:	/s/ DONALD DREWITZ
Name:	Donald Drewitz
Title:	Authorized Agent

BORROWER:

Global Webb, L.P.,
a Texas limited partnership

By:	Global Webb, LLC,
a Delaware limited liability company,
its General Partner

By:	Digital Realty Trust, L.P.,
a Maryland limited partnership,
its Member and Manager

By:	Digital Realty Trust, Inc.,
a Maryland corporation its General Partner

By:	/s/ MICHAEL F. FOUST
Print Name:	Michael F. Foust
Title:	Chief Executive Officer